Filed pursuant to Rule 424(b)(3)
SEC File No. 333-140098

A Delaware Limited Liability Company

June 7, 2007

The Securities being offered by Liberty Renewable Fuels LLC are Class A Limited Liability Company Membership Units

Minimum Offering to Break Escrow: $50,000,000

Offering Price: $5,000 per unit

Minimum Purchase Requirement: 4 units ($20,000)

Additional Increments: 1 unit ($5,000)

This is the initial public offering of Class A limited liability company membership units in Liberty Renewable Fuels LLC, a development-stage Delaware limited liability company. A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions. We anticipate incurring approximately $795,700 in fees and expenses associated with the offering. We do not currently anticipate paying any selling, organizational or management fees, compensation or commissions. If we raise the minimum offering amount, approximately 98.4% of the offering proceeds will be available for investment in us. If we raise the maximum offering amount , approximately 99.2% of the offering proceeds will be available for investment in us.

The offering will end no later than June 7, 2008. If we sell the maximum number of units prior to June 7, 2008, the offering will end on the date that the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to June 7, 2008. If we decide to abandon the project for any reason, we will terminate the offering and return your investment plus the excess, if any, of nominal interest over the escrow fees. In the event that we reject your subscription, we will return your investment with nominal interest. No interest will be paid to investors on funds held in escrow which are released to us.

Investments will be held in escrow until the earliest of (1) our receipt of $50,000,000 or more in gross offering proceeds for fully-paid units and written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost; (2) June 7, 2008; or (3) our termination of the offering. Funds held in escrow will be promptly returned to investors if we do not receive written debt financing commitments sufficient to release funds from escrow by June 7, 2008.

These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the “ RISK FACTORS” beginning on page 14. You should consider these risk factors before investing in us.

•	We are a start-up business venture with no operating history;

•	Our management has very little experience in the ethanol industry and are unable to provide prior performance data;

•	We will be highly leveraged;

•	We will be highly dependent on contractors and consultants;

•	We will be highly dependent upon commodity prices;

•	We may never be able to pay any distributions to our investors;

•	Our Board of Mangers has no obligation to distribute profits, if any, to our members;

•	All or a substantial portion of any cash distributions may be a return of capital, meaning it is a return of the investor’s initial investment, and not a return on that investment;

•	Investors have limited voting rights and will rely heavily on our Board of Managers and officers;

•

Our managers and officers are only required to dedicate between 4 and 15 hours per week to the completion of our project and may experience conflicts of interest in allocating their time and services between us and their other business responsibilities; and

•	There are material tax risks associated with the offering.

•	Your investment in us will be an investment in illiquid securities;

•	We have placed significant restrictions on the transferability of our units; and

•	Our managers and officers intend to sell our units without the use of an underwriter or placement agent.

	Number of Units	Price to Investors	Proceeds to Company Before Deducting Offering Expenses
Total Minimum Offering to Break Escrow	10,000	$50,000,000	$50,000,000
Total Maximum Offering	20,000	$100,000,000	$100,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

NOTICE TO TENNESSEE INVESTORS

AN APPLICATION TO REGISTER THESE SECURITIES HAS BEEN FILED WITH THE TENNESSEE COMMISSIONER OF COMMERCE AND INSURANCE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION BECOMES EFFECTIVE.

NOTICE TO FLORIDA INVESTORS

Liberty Renewable Fuels, LLC does not do business with the government of Cuba or with any person or affiliate located in Cuba. This information is accurate as of the date the registration statement of which this prospectus is a part became effective with the Securities and Exchange Commission or with the Florida Division of Securities, whichever is later.

SUITABILITY STANDARDS

Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. In addition, you cannot invest in this offering unless you meet the suitability tests required by the laws of the state of your residence.

Even if you represent that you meet the suitability standards set forth above, the Board of Managers reserves the right to reject any subscription for any reason, including if the Board of Managers determines that the units are not a suitable investment for you.

Each subscriber must make written representations that he/she/it:

•	Is purchasing such units for the purpose of investment and not for resale;

•

Has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•

Will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.

INDUSTRY AND MARKET INFORMATION AND FORECASTS

We obtained the industry, market and competitive position data and forecasts used throughout this prospectus from our own research, internal surveys and surveys or studies conducted by third parties, independent industry or general publications and other publicly available information. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association, or RFA, the national trade association for the United States ethanol industry. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable. Further, because the RFA is a trade organization for the ethanol industry, it may present information in a manner that is more favorable to the ethanol industry than would be presented by an independent source.

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PROSPECTUS SUMMARY

This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, financial statements, and attached exhibits before you decide whether to invest.

Liberty Renewable Fuels

We are a Delaware limited liability company organized in June 2006 to develop, construct, own and operate an ethanol plant to be located in central Michigan. We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the proposed ethanol plant. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 3508 E. M-21, Corunna, Michigan 48817. Our mailing address is P.O. Box 335, Owosso, Michigan 48867. Our telephone number is (989) 743-1042. Our website address is www.libertyrf.com.

If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 110-million gallon per year dry mill corn-processing ethanol plant. Distillers grains and carbon dioxide are the principal co-products of the ethanol manufacturing process.

Construction of the project is expected to take 12-14 months from the date of the pouring of concrete. We believe that the primary risks that might delay our anticipated completion date are that:

•	We may not be able to raise the significant amount of equity and debt we need to complete our ethanol plant in the timeframe that we anticipate or at all; and

•

Our contractors and consultants on whom we are highly dependent may not meet the construction schedule that we have agreed to due to labor constraints, constraints in obtaining required materials, weather delays, acts of God and other causes beyond their control. In addition, they may have interests that conflict with ours that could cause them to deploy their resources on other projects and thereby delay the construction of our plant.

The primary consequences of any delay in the completion of our plant are that:

•	The cost of construction will increase as a result of increased debt carrying costs and increases in the cost of raw materials; and

•	The time that we can begin generating revenue from the sale of ethanol and distillers grains will be delayed.

The consequence to our investors of any delay is that their potential return on their investment would be materially and adversely affected. In the worst case, such delays could cause the failure of the project and our investors could lose their entire investment in us. Our anticipated completion date is scheduled for the third quarter of 2008. Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. We currently have no plans to capture and market the carbon dioxide; however, at some point in the future we may decide it is feasible to do so.

Risk Factors

An investment in our units will involve significant risks. See “Risk Factors” beginning on page 14 for important risks you should consider before purchasing units in this offering. These risks include, but are not limited to, risks that can be summarized as follows:

•	We are a start-up business venture with no operating history and are unable to provide prior performance data;

•	Our management has very little experience in the ethanol industry, which may make it difficult for us to complete and operate our proposed plant and market any ethanol we produce.

•

We will use a significant amount of debt to complete our ethanol plant and we may not have obtained all of that debt at the time your investment is released to use from escrow. The amount of debt we incur and our agreements with our lenders may hinder our ability to operate our business;

•

We are and will remain highly dependent on contractors and consultants to assist us in planning, developing, constructing and operating our plant, obtaining corn, natural gas and other inputs for our plant and marketing our ethanol and distillers grains. If it becomes necessary to replace any of our contractors or consultants, it would likely cause additional cost and delay in completing our plant;

•

Our profits will be highly dependent upon commodity prices which can vary as a result of numerous factors beyond our control such as changes in supply brought on by increased demand, changes in the weather that reduce supply and international markets demand for such commodities;

•

We may never be able to pay any distributions to our investors, which will be subject to any reserves we pay or establish, operating expenses, debt payments, capital improvements, replacements and contingencies and as a consequence you would not receive a return on your investment;

•	Our Board of Managers has no obligation to distribute profits, if any, to our members. Therefore, even if we generate income you may never receive distributions of cash;

•	All or a substantial portion of any cash distributions may be a return of capital, meaning it is a return of the investor’s initial investment, and not a return on that investment;

•	Investors have limited voting rights and will rely heavily on our Board of Managers and officers;

•	Our executive officers are only required to dedicate up to 15 hours per week to the completion of our project;

•	Our managers and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities;

•	There are material tax risks associated with the offering, including the risk that the IRS may determine that we are not a partnership for tax purposes; and

•	Your investment in us will be an investment in illiquid securities and you must be prepared to hold your membership units indefinitely.

The foregoing summaries of the risks which will be encountered in any investment in our units are summaries only. Your attention is directed to the section of this prospectus entitled “Risk Factors” beginning on page 14 for an expanded discussion of the foregoing and other risks relevant to this offering, your investment, our company and our proposed business.

Prospective investors must rely upon their own analysis of the terms of this offering, the terms of our units and company agreement and our proposed business, including the risks involved, in making a decision to invest in our units. An investment in our units is suitable only for investors who can assume the financial risks of an investment in us for an indefinite period of time and who can afford to lose their entire investment. We make no representations or warranties of any kind with respect to the likelihood of the success of our business, the value of our units, any financial returns that we may generate or any tax benefits or consequences that may result from an investment in us.

The Project

We are building our plant in North Star Township, near Ithaca, Michigan, in Gratiot County which is located in central Michigan. We have purchased 435 acres, which includes the real estate necessary for the construction of the proposed ethanol facility, and the property has been zoned by the City of Ithaca as a Planned Industrial Park.

The plant site is intended to be able to receive grain by truck or rail. We plan on building 4 million bushels of storage on site and installing a 6,000 bushels per hour grain dryer to receive and dry wet corn on the site from farmers at harvest time, both of which have been included in our air permit. In addition, the plant site is designed to be able to ship ethanol by truck or rail. We plan on producing wet and dry distillers grains for shipment by truck and to also be able to ship dry distillers grains by rail. The railroad design is planned to allow us to load and unload 33 rail cars at a time without decoupling and will have enough rail storage on site for three 65-car unit trains at one time.

Recent Events

Since June 2006, we have completed a number of actions towards the construction and completion of the proposed plant. These actions include:

•	Raising $16,368,250 in investments from private offerings;

•	Purchasing land necessary for the construction of the plant;

•	Completing the design of the site plan and buildings located at the plant site;

•	Engaging a construction company and a planning and management services company;

•	Securing grain supply arrangements;

•	Securing necessary permits; and

•	Entering into a non-binding term sheet with Farm Credit Services of Grand Forks which outlines the terms of potential debt financing.

On April 18, 2007 we entered into an agreement with ICM, Inc., whom we refer to as ICM, setting forth the terms upon which ICM will provide certain services related to the design, construction and start-up of our ethanol plant. At that time, we paid ICM an additional payment of $750,000. We have previously paid ICM $250,000 upon signing our original letter of intent with them on August 22, 2006. On January 13, 2007, we also paid ICM the first $2,000,000 installment payment, which is refundable to the extent not spent by ICM in preparing for construction of the ethanol plant. We paid ICM the second installment of $2,000,000 on March 13, 2007, which is also refundable to the extent not spent by ICM in preparing for construction of the ethanol plant. Under the agreement with ICM, ICM has the binding obligation to begin construction of our ethanol plant no later than the third calendar quarter of 2007 provided that we satisfy certain requirements including, among other things, completion of sufficient debt and equity financings and possession of all required permits and authorizations.

In January 2007, we began excavation on the site we have purchased to build the ethanol plant. The site is a permitted use under the current zoning of the Planned Industrial Park. There is a four-year property tax abatement on the property and we intend to submit an application to the State of Michigan requesting a new Renewable Energy Renaissance Zone designation for the plant which would extend the tax abatements for a total of fifteen years.

We have also entered into an agreement with Wilcox LLC, whom we refer to as Wilcox, setting forth the terms upon which we have engaged Wilcox to provide certain planning and construction management services related to the coordination, engineering, design and construction of the plant site including earthwork, road construction, utility installation, sewage disposal system, administration building, maintenance building and coordination of facilities for grain receiving, grain storage and distiller grains shipment.

Our grain purchasing strategy, which is designed to help secure our needed quantities of corn and also to have access to available storage facilities, has resulted in the execution of multi-year grain agreements for corn origination with the Cooperative Elevator Co. and Brown Milling Inc. Cooperative Elevator is a 1,200 member-owned agricultural cooperative which owns a storage capacity of 15 million bushels at facilities it operates in Pigeon, Elkton, Ruth and Akron in the “thumb” region of Michigan. Cooperative Elevator is located and has historically originated its corn outside of the 14-county study area identified in the Feasibility Study prepared by PRX Geographic and Holbrook Consulting Services, LLC, which we refer to as the Feasibility Study. Pursuant to the agreement with Cooperative Elevator, we will have the right to purchase all corn which Cooperative Elevator can acquire commencing in 2008. Our agreement with Brown Milling, which operates grain elevators in Shepherd, Rosebush and Delwin and has over 2 million bushels of storage capacity, provides Liberty with a right of first refusal to purchase all corn that Brown Milling originates.

In addition, we have executed a non-binding letter of intent to purchase Auburn Bean & Grain Company, a Michigan grain processing company which has a combined storage of 13 million bushels of grain at facilities located in Oakley, Hemlock, Saginaw and Auburn, Michigan, in addition to agronomy facilities.

The City of Ithaca has approved the site plan and issued a special use permit for construction of our ethanol plant. We have also secured approval of the soil erosion permits and storm water management plan necessary to begin earthwork.

On March 8, 2007, the Michigan Department of Environmental Quality approved our application for a minor source construction permit for air emissions (PTI No. 241-06). The air permit includes a 6,000 bushel per hour grain dryer and limits the production of ethanol on the site to 121 million gallons per year.

Our Financing Plan

To date, we have raised $16,368,250 in equity investments from private offerings. We estimate that the project will cost approximately $233,285,000. We expect that the design and construction of the plant will cost approximately $185,600,000, with $27,685,000 for bank costs and our potential acquisition of Auburn Bean & Grain and additional operating capital of approximately $20,000,000. This is a preliminary estimate primarily based upon the Feasibility Study and discussions with ICM and Wilcox. We expect our estimate to change as we continue to develop the project. These changes could be significant. If our total project cost increases, we intend to increase the amount of debt financing we incur to offset the increased cost. We may also seek additional equity investments, if necessary.

We expect to capitalize our project using a combination of equity and debt to supplement the $16,368,250 of gross proceeds we have received from our previous private placements. We anticipate raising between $50,000,000 and $100,000,000 of equity capital from this offering to fund our design, development, construction, organizational and offering expenses. Depending on the amount of equity raised in this offering and the amount of any governmental grants, bond financing and/or other incentives we may be awarded, in order to fully capitalize the project, we will need to obtain debt financing ranging from approximately $116,916,750 to $166,916,750 in order to supplement our prior capital proceeds of $16,368,250 and the proceeds of this offering. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity proceeds in this offering and the $16,368,250 we raised as seed capital from the estimated total project cost.

While we have entered into a non-binding term sheet with Farm Credit Services of Grand Forks which outlines the terms of potential debt financing, we have no contracts or commitments with any bank, lender or financial institution for debt financing nor do we have any commitments for any of the equity financing being sought in this offering. The non-binding term sheet with Farm Credit Services of Grand Forks contemplates traditional senior debt of approximately $54.85 million and the issuance of tax exempt bonds, with letters of credit supporting the bonds, of approximately $63.75 million for a combined total of approximately $118.6 million. The loans would be split into three loans, one for project costs, one for the planned utility substation and one for working capital and startup costs. We would be required to pay an origination fee for the loan of between 1.35% and 1.55%. Quarterly payments of interest will be due prior to completion of construction of the ethanol plant with the outstanding principle on the loan being due over the succeeding 10 years. The bonds would have a 10 year amortization. Interest on the loan would be payable at a rate of LIBOR plus 350 basis points through completion of construction of the ethanol plant. After completion of construction, we will have the option to convert one half of the project cost portion of the loan to a fixed rate loan at 350 basis points over the bank’s cost of funds and the utility substation portion could be converted to a fixed rate loan at 350 basis points over the bank’s cost of funds. The bonds will be priced off of the BMA Muni Swap Index, which currently has a pricing of approximately 3.6%.

We cannot assure you that we will be able to obtain the necessary debt or equity financing, other financing or grants sufficient to capitalize the project. The level of debt and equity we require may be reduced by any bond financing, tax increment financing, grants and other incentives awarded to us. We may also seek subordinated debt financing for the construction and initial operating expenses of the project. Funds held in escrow will be promptly returned to investors, plus the excess, if any, of nominal interest over the escrow fees, if we do not receive written debt financing commitments sufficient to release funds from escrow by June 7, 2008.

Our financing plan will require a significant amount of debt. Before we release funds from escrow, we must have received a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender and

us. Therefore, even if we sell the aggregate minimum number of units prior to June 7, 2008 and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we will believe that we will have four alternatives:

•

Begin construction of the plant as planned using all or a part of the equity funds raised while we seek another debt financing source and/or additional equity financing. If we are unsuccessful in raising the required debt and/or additional equity financing, we would be unable to complete construction of the plant and would likely have to liquidate Liberty. In that event, you could potentially lose your entire investment in us;

•

Hold the equity funds raised up to June 7, 2009 in an interest-bearing account while we seek another debt financing source and/or additional equity financing. If we are unsuccessful in raising the required debt and/or additional equity financing, we would liquidate Liberty and distribute our remaining assets to our members, including the investors in this offering. In that event, you could potentially lose some or all of your investment in us; or

•

Redesign the plant to be smaller such that the equity and debt financing that we can raise will be sufficient to construct the plant. In that event, the returns on investment to our investors, if any, would likely be materially and adversely impacted;

•

Terminate our project and liquidate our business. In that case, we would have to pay our creditors prior to distributing funds to our members, including the investors in this offering. Any distributions of funds following the payment of our creditors would include nominal accrued interest and be reduced by the currently indeterminate expenses paid to our creditors related to operating our business or partially constructing the plant.

The Offering

The following is a brief summary of this offering:

Minimum number of units offered	10,000 Class A units

Maximum number of units offered	20,000 Class A units

Purchase price per unit	$5,000

Minimum purchase amount	4 units ($20,000), subject to our right, in our sole and absolute discretion, to accept subscriptions for lesser amounts, which discretion we anticipate using for strategic purposes.

Additional purchases	1 unit increments ($5,000)

Maximum purchase amount

You may purchase any number of additional units subject to the 20% ownership limitation contained in our company agreement. See “DESCRIPTION OF MEMBERSHIP UNITS—Maximum Ownership Percentage” for more information relating to this limitation. There are currently 4,635 units outstanding. If we sell the minimum number of units offered, the maximum number of units you may own upon completion of the offering is 2,927 units. If we sell the maximum number of units offered, the maximum number of units you may own upon completion of the offering is 4,927 units.

Use of Proceeds

The purpose of this offering is to raise equity capital to help fund the construction and start-up costs of a 110-million gallon per year dry mill corn-processing ethanol plant to be located in central Michigan.

Offering start date	June 7, 2007

Offering termination date

The offering will terminate no earlier than June 7, 2007 and no later than June 7, 2008. If we sell the maximum number of units prior to June 7, 2008, the offering will end on or about the date that we sell the maximum number of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units and we may end the offering any time after we sell the minimum number of units and prior to June 7, 2008. In addition, if we abandon the project for any reason after the initial closing and prior to June 7, 2008, we will terminate the offering and return offering proceeds to investors, less expenses incurred in the offering.

Units issued and outstanding if min. sold	14,635 Class A units

Units issued and outstanding if max. sold	24,635 Class A units

Compensation and fees to management	None

We plan to register the offering only with some or all of the States of Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Dakota, Ohio, Pennsylvania, South Dakota, Tennessee and Wisconsin state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdiction other than the states in which we register this offering. This limitation may result in the offering being unsuccessful. See “RISK FACTORS—Risks Related to the Offering.” The managers and officers identified beginning on page 83 of this prospectus intend to offer the securities on our behalf directly to investors without the use of an underwriter or placement agent, although we may engage one in the future. We will not pay commissions or any other compensation to our managers and officers for these sales.

Financial Information

We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and our financial statements and the notes thereto for our detailed financial information.

Suitability Standards

Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet the suitability tests required by the laws of the state of your residence.

Subscription Procedures

Before purchasing any units, you must complete the subscription agreement included as Exhibit C to this prospectus. The subscription agreement requires you to draft a check payable to “Fifth Third Bank, Escrow Agent for Liberty Renewable Fuels LLC” in the amount of not less than 20% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account and a commitment from you to pay the remaining 80% within 15 days of receiving notice that the other conditions to the release of the escrow have been satisfied. The subscription agreement also contains representations to us that, among other things, you have received our prospectus and any supplements, your agreement to be bound by our company agreement and your acknowledgement that the units are subject to significant transfer restrictions.

Once we receive subscriptions for at least the minimum amount of the offering and written loan agreements providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, are equal to at least our then estimated total project cost, we will mail written notice to our investors that full payment of the outstanding balance of the purchase price for their units is due within 15 days. You will be liable for the balance due but not paid with your submission of a subscription agreement and if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. Unpaid amounts due will accrue interest at a rate of 12% per year from the date payment is due. We will also retain the initial 20% payment made by the subscriber.

We may, in our sole discretion, reject or accept all or any part of your subscription agreement. If we reject your subscription, your investment will be returned with nominal interest.

If you are deemed the beneficial owner of 5% or more of our issued and outstanding units, you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units, you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Escrow Procedures

Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Fifth Third Bank. Funds from the escrow account will not be released until (1) we have received proceeds for fully-paid unit sales that equal or exceed $50,000,000; (2) we have received written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost; (3) we elect, in writing, to terminate the escrow agreement; and (4) Fifth Third Bank provides an affidavit to the states in which the units have been registered stating that the requirements to release funds have been satisfied.

We may terminate the offering prior to closing the offering in which event we will promptly return your investment, plus the excess, if any, of nominal interest, over the escrow fees, as soon as practicable after the termination of the offering. In addition, if we reject your subscription for any reason, we will promptly return your investment, with nominal interest.

Governance Documents

Your rights as a member of the Company will be governed by our certificate of formation and company agreement. We have attached to this prospectus a copy of each document. These are the legal documents that will govern your membership in the Company and the management of our internal affairs.

Terms of Membership

The units that you purchase in this offering will represent two distinct rights in our company. Membership entitles a holder of units to vote on matters submitted for consideration by our members and to enjoy certain other non-financial rights such as the right to review certain information concerning our business and records. All holders of units, whether or not they are members, are entitled to the financial or economic rights associated with the units.

If we accept your subscription and you agree to become a party to our company agreement, you will become a member of Liberty Renewable Fuels LLC. Our company agreement governs us, our Board of Managers, our members and any other holders of our units. Our members will be entitled to vote on a limited number of matters such as electing future managers, amending our company agreement, dissolving the Company and any matters that our Board of Managers deems appropriate to be voted on by the members.

As a unit holder, you will have a capital account to which your contributions will be credited. Your capital account will be increased by the share of our profits and other items of income or gain which are allocated to you and be decreased by your share of our losses, other items of expense or loss and any distributions that are made to you.

We have two classes of membership units: Class A and Class B. The only difference between the two classes of membership units is that Class B membership units do not have the right to vote on any matter as allowed by Delaware law. We are only selling Class A membership units in this offering and all membership units currently outstanding are Class A membership units. Our officers, other than David Skjaerlund, our President, will each be granted ten Class A units, members of our Steering Committee will each be granted six Class A units and members of our Financial and Audit Committee will each be granted two Class A units. Mr. Skjaerlund will receive a number of Class A units and Class B units which represent 3% of the total Class A and Class B units outstanding at the commencement of ethanol production. Our managers and directors will be entitled to receive the same distributions, if any, and allocations of profits and losses for their units as all other unit holders are entitled to receive.

Sources and Uses of Proceeds

The following is a summary of the sources and uses of the proceeds of this offering. Please see “SOURCES AND USES OF PROCEEDS.”

Estimated Sources of Funds

Sources of Funds	If 10,000 Units Sold	Percent of Total	If 20,000 Units Sold	Percent of Total
Unit Proceeds—founders offering	$2,792,250	$1.20%	$2,792,250	1.20%
Unit Proceeds—seed offering	$13,576,000	5.82%	$13,576,000	5.82%
Unit Proceeds—this offering	$50,000,000	21.43%	$100,000,000	42.87%
Term Debt Financing, Bonds, Grants and Incentives	$166,916,750	71.55%	$116,916,750	50.12%

Total Sources of Funds	$233,285,000	100.00%	$233,285,000	100.00%

Estimated Uses of Proceeds from this Offering

	Minimum Offering		Maximum Offering
	Dollar Amount	Percent	Dollar Amount	Percent
Gross offering proceeds ($5,000 per Unit)	$50,000,000	100.00%	$100,000,000	100.00%
Estimated Public Offering Expenses(1)	(795,700)	1.60%	(795,700)	0.80%
Underwriting Discounts and Compensation Paid to Affiliates	0	0%	0	0%
Organizational Expenses	0	0%	0	0%

Amount Available from Offering	$49,204,300	98.40%	$99,204,300	99.20%

(1) Estimated Offering Expenses are as follows:
Securities and Exchange Commission registration fee	$10,700	0.02%	$10,700	0.01%
Legal fees and expenses	200,000	0.40%	200,000	0.20%
Consulting fees	200,000	0.40%	200,000	0.20%
Accounting fees	65,000	0.14%	65,000	0.07%
Blue Sky filing fees	22,000	0.04%	22,000	0.02%
Printing expenses	50,000	0.10%	50,000	0.05%
Advertising	248,000	0.50%	248,000	0.25%

Total	$795,700	1.60%	$795,700	0.80%

Estimated Uses of Proceeds from all Sources

	Amount	Percent of Total
Ethanol refinery design and construction	$134,000,000	57.4
Administration, Maintenance and other buildings	1,140,000	0.5
Equipment	530,000	0.2
Communication and Security System	275,000	0.1
Earthwork, site grading, storm sewers	5,722,484	2.5
Road Construction	1,500,000	0.7
Utilities on site	1,254,716	0.5
Utility substations (Consumers Energy prepayment)(1)	4,600,000	2.0
Rail	4,500,000	2.0

Estimated Uses of Proceeds from all Sources

	Amount	Percent of Total
Land(2)	2,996,840	1.3
Wilcox design and construction management	3,700,000	1.6
Grain and DDG handling complex(3)	17,500,000	7.6
Auburn Bean and Grain Acquisition(4)	17,925,000	7.8
Organizational & Startup Costs	3,170,000	1.4
Miscellaneous & Contingencies	3,900,000	1.7
Public Offering Expenses	795,700	0.3
Bank Financing Fees	4,023,000	1.8
Construction Period Interest	5,752,000	2.5
Working Capital(5)	20,000,000	8.6

Total	$233,284,740	100.0%

(1)	Utility substations is a $4,600,000 prepayment to Consumers Energy that will be paid back over no more than 5 years by annual reimbursements based upon our energy utilization.
(2)	Includes 435 acres zoned planned industrial park already purchased.
(3)	Includes 4 million bushels of storage and a 6000 bushels per hour grain dryer.
(4)	Auburn Bean & Grain has 13 million bushels of storage in addition to agronomy facilities.
(5)	Working capital expenses include, without limitation, accounts payable, the cost of raw materials, storage and transportation expenses, and other short-term obligations.

Summary of Company Agreement

Company Contact Information	Liberty Renewable Fuels LLC 3508 E. M-21 Corunna, Michigan 48817 Attention: David Skjaerlund, President (989) 743-1042

Termination Date	Perpetual

Maximum Ownership Percentage	20% of the outstanding units following the start of production at our plant

Voting Limit	5% of the outstanding units eligible to vote

Restrictions on Transfer	Members may not transfer their units without first giving us the opportunity to purchase them except for transfers (a) to (i) the transferor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, or (ii) without consideration to or in trust for descendants of a member; or (b) at any time following the date on which substantial operations at our plant commence, to (i) any person approved by our Board of Managers, in writing, or (ii) any affiliate or related party of such transferor.

Allocation of Profits and Losses	Except for special allocations required by the Internal Revenue Code and applicable Treasury Regulations, our profits and losses for any fiscal year will be allocated among our members in proportion to the units each holds.

Distributions

Distributions are payable at the discretion of our Board of Managers, subject to the provisions of the Delaware Limited Liability Company Act, our company agreement and the requirements of our creditors. We have never declared or paid any distributions on our units.

Distributions, if any, will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. We will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors and we may never pay distributions in the future.

Voting Limitations	One vote for each Class A unit on any matter for which such member is entitled to vote under our company agreement or the Delaware Limited Liability Company Act. Under no circumstances shall any member, and/or any affiliate of a member, ever be entitled to vote more than five percent (5%) of our outstanding units. In determining whether a member has over five percent (5%) of our outstanding units, units held by any affiliate of a member are deemed to be owned and held by such member.

Maximum Ownership Percentage	Twenty percent (20%) of our issued and outstanding units at any time at and after the time we begin ethanol production at our plant. In determining whether a member has over twenty percent (20%) of our issued and outstanding units, units held by an affiliate of a member are deemed to be owned and held by such member.

Donations for Charitable Purposes	Prior to the distribution of cash to our members and subject to the terms and conditions of any applicable loan covenants and restrictions or early debt retirement, our Board of Managers, in their sole discretion, shall endeavor to provide donations for charitable, religious, educational, scientific, literary, or public safety purposes, with a priority given to supporting youth leadership programs, college scholarships, county farmland preservation programs and global relief efforts.

Federal Income Tax Consequences of Owning Our Units

Our legal counsel, Jackson Walker L.L.P., has indicated that matters of law and legal conclusions contained in the Section entitled “Federal Income Tax Consequences of Owning Our Units” is such counsel’s opinion and, therefore, it constitutes the opinion of our counsel that based upon the factual statements in that section we will be treated as a partnership for federal income tax purposes. As a consequence, we will not pay any federal income taxes as a company. Instead, we will allocate our taxable net income to our unit holders. Our unit holders will be required to include the income allocated to them in their own taxable income. Because the allocated taxable income is not the same as distributions made by our Company, you may be required to pay taxes on your share of our income without receiving any distributions from us. Our unit holders may be able to deduct losses incurred by us and allocated to them. However, the ability to deduct losses is subject to a number of limitations such as those contained in tax provisions relating to basis, passive losses and at-risk investments.

Important Notices To Investors

This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.

Investing in our units involves significant risk. Please see “Risk Factors” beginning on page 14 to read about important risks you should consider before purchasing our units. No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors in our securities.

These securities have not been registered under the securities laws of any state other than the states of Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Dakota, Ohio, Pennsylvania, South Dakota, Tennessee, and Wisconsin and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states. We will not pay commissions or any other compensation to our managers and officers for sales of units in this offering. Except as discussed under “EXECUTIVE COMPENSATION,” no manager will receive any compensation of fees in connection with this offering or the operation of Liberty.

During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide clarification of information contained in this prospectus to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (989) 743-1042, or at our business address: Liberty Renewable Fuels LLC, 3508 E. M-21, Corunna, Michigan 48817. Also, you may contact any of the following managers directly at our main phone number above:

NAME	POSITION
David Skjaerlund	Manager, President & Chief Executive Officer
Tom Pumford	Manager, Chief Financial Officer and Secretary
Wilson Lauer	Manager & Vice President
Dennis Muchmore	Manager & Vice President
Bob Kennedy	Manager & Vice President
Matt Dutcher	Manager & Vice President

RISK FACTORS

The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to Liberty Renewable Fuels as a Development-Stage Company

We are a start-up business venture with no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.

We were recently formed and have no history of operations. Our ability to succeed may be hampered by the unforeseen expenses, difficulties, complications and delays frequently encountered with the formation and commencement of operations of a new business. We cannot assure you that we can manage start-up effectively and properly staff operations. Any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.

Our management has very little to no experience in the ethanol industry and our managers have never managed an energy production plant and do not dedicate their efforts to our project on a full time basis, which may affect our ability to build and operate the ethanol plant.

We are presently, and are likely for some time to continue to be, dependent upon our initial managers. Most of these individuals have little or no experience in running an ethanol plant, even though they have experience in corn merchandising and origination, petroleum distribution, bank financing and accounting, livestock feed marketing and sales, real estate development, and general business development and operation. ICM will be providing training and ongoing support to our employees running the ethanol plant to insure successful startup and continual operation of the plant. In addition, we are planning to hire marketing agents with experience in marketing ethanol and distillers grains that also have access to existing markets and customers. In addition, certain managers on our board are presently engaged in business and other activities which impose substantial demands on their time and attention. You should read the information under “MANAGERS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS—Business Experience of Managers and Officers” for a summary of our managers’ and officers’ business experience and activities. We have a full-time President, Dr. Skjaerlund, and a full-time Chief Financial Officer and Secretary, Thomas Pumford; however we anticipate that our other executive officers will dedicate approximately 15 hours per week and that our managers will dedicate between 4 hours and 15 hours per week to our project depending upon which committees they serve. The fact that our executive officers and managers will not dedicate their efforts to our project on a full time basis may affect our ability to build and develop our ethanol plant. For more information, you should read the information under “RISK FACTORS—Risks Related to Conflicts of Interest.” You should not purchase units unless you are willing to entrust all aspects of our management to our Board of Managers.

We will be highly dependent upon contractors and consultants such as ICM and Wilcox for expertise in beginning operations in the ethanol industry and any loss of either of these relationships could cause us delay and added expense, placing us at a competitive disadvantage.

We will be dependent on our relationships with ICM, Wilcox and their respective employees. Any loss of either of these relationships, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.

There are several agreements and relationships that remain to be negotiated, executed and implemented which will have a critical impact on our operations, expenses and profitability.

We have several agreements, documents and relationships that remain to be negotiated, executed and implemented before we can develop and construct our plant and commence operations. Examples include agreements with debt financing sources, agreements to supply us with access to transportation facilities and utilities, agreements to supply us with corn and natural gas, contracts to sell our production and agreements with numerous consultants. Our expectations regarding the likely terms of these agreements and relationships, as discussed in this prospectus, could vary greatly from the terms of any agreement or relationship that may eventually be executed or established. If we are unable to enter into these agreements or relationships on satisfactory terms, or if revisions or amendments to existing terms become necessary, our plant and commencement of operations could be delayed, our expenses could be increased, our profitability and the likelihood of distributions to our unit holders could be adversely affected and you could lose the entire value of your investment.

We will be highly dependent on commodity prices and we may not be able to adapt to changing market conditions or endure any decline in the ethanol industry.

We expect our revenues to be derived solely from the production and sale of ethanol and distillers grains and, therefore we will be highly dependent on market prices for these commodities as well as prices for corn and natural gas. Ethanol prices have recently been much higher than their 10-year average. Historically, ethanol prices have been seasonal, increasing in the late summer and fall as gasoline blenders and marketers increase inventory in anticipation of mandatory blending in the winter months, and decreasing in the spring and summer when mandatory blending ceases. However, ethanol prices began increasing during the latter part of 2005 and continued to increase through August 2006, despite a significant increase in the supply of ethanol resulting from many additional producers in the industry. After August 2006, ethanol prices decreased along with the fall in gasoline prices and have recently began increasing again along with rising gas prices. Increased demand, from crude oil and gas markets and public acceptance, has contributed to a strengthening of ethanol prices over historical levels.

Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and he general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production.

For more information on the risks related to commodity prices for corn and natural gas, please see “RISK FACTORS—Risks Related to Ethanol Production.”

We do not have any other lines of business or other sources of revenue to rely upon if we are unable to produce and sell ethanol and distillers grains, or if the markets for those products decline. Our plant will not have the ability to produce any other products, other than carbon dioxide. Our lack of diversification means that we may not be able to adapt to changing market conditions or to withstand any significant decline in the ethanol industry and could cause you to lose all or some of your investment if we are unable to generate revenues from the production and sale of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.

Your investment may decline in value due to decisions made by our initial Board of Managers and until the plant is built, your only recourse to replace these managers will be through amendment to our company agreement.

Our company agreement provides that the initial Board of Managers will serve until the first annual or special meeting of the members following commencement of substantial operations of the ethanol plant. If our project suffers delays due to financing or construction, our initial Board of Managers could serve for an extended period of time. In that event, your only recourse to replace these managers would be through an amendment to our company agreement which could be difficult to accomplish.

We may not be able to hire employees capable of effectively operating the ethanol plant, which may hinder our ability to operate profitably.

We currently have one employee and six consultants. If we are not able to hire employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.

Risks Related to the Offering

The offering price for our units has been arbitrarily determined and may bear very little or no relationship to the current value of the units or the value which the units might have in the future.

The offering price for the units in this offering has been arbitrarily determined by us based on our estimate of our capital requirements and is not based on perceived market value, book value or other measurable criteria of value. The units may have a current value significantly less than the offering price and we make no representations, express or implied, as to the value of the units offered hereby. We cannot assure you that the units will ever obtain a value equal to or greater than the offering price or that the units will be able to be sold at either the offering price or any other price in the future.

The units sold in this offering will be diluted in value and will be subject to further dilution in value.

Prior to this offering, we have issued a total of 4,635 units. Those units will dilute the value of the units to be sold in this offering. All current unit holders will realize an immediate increase of at least $1,164.32 per unit in the pro forma net tangible book value of their units if the minimum number of units is sold in this offering at a price of $5,000 per unit, and an increase of at least $1,415.68 if the maximum number of units is sold at a price of $5,000 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $619.23, or 12.38%, per unit in the net tangible book value of their units if the minimum number of units is sold at a price of $5,000 per unit, and a decrease of at least $367.87, or 7.36%, per unit if the maximum numbers of units is sold at a price of $5,000 per unit. Consequently, you will incur an immediate dilution of your investment in us upon completion of this offering. Share-based payments to officers and managers are not included in the calculations above.

We may, in the future, issue additional units to meet capital needs and for other purposes. Units or warrants to purchase units could be issued in order to obtain debt financing or as compensation to managers, officers, employees or consultants. We may also adopt a unit incentive plan or otherwise grant units or options in order to attract and retain key personnel to operate our plant. The sale or issuance of additional units or rights to purchase additional units could cause additional dilution to your equity interest in the Company, reduce the amount of any distributions you might receive on your units and reduce the value of your units. For more information see “DILUTION.”

Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with interest, net of expenses.

We may not be able to sell the minimum amount of units required to complete this offering. If we do not receive $50,000,000 or more in gross offering proceeds for fully-paid units and written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the

$16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost by June 7, 2008, we cannot close the offering and must promptly return investors’ money plus the excess, if any, of nominal interest over the escrow fees. This means that from the date of an investor’s investment, the investor would earn a rate of return on the money deposited with us in escrow less offering expenses. We do not expect the termination date to be later than June 7, 2008.

Our managers and officers intend to sell our units without the use of an underwriter or placement agent. We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.

We intend to make this offering on a “best efforts” basis, which means that we do not currently intend to use an underwriter or placement agent, although we may engage one in the future. We have no firm commitment from any prospective buyer to purchase our units and we cannot assure you that the offering will be successful. We plan to register the offering only with some or all of the States of Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Dakota, Ohio, Pennsylvania, South Dakota, Tennessee and Wisconsin. We plan to hold informational meetings, advertise in local media and mail information to area residents in the states in which we register this offering. Our managers have significant responsibilities in their primary occupations in addition to trying to raise capital. You should read the information under “MANAGERS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS—Business Experience of Managers and Officers” for a summary of the business activities of our managers and officers. These individuals have no broker-dealer experience and most of our managers have limited or no experience with public offerings of securities. There can be no assurance that our managers will be successful in securing investors for the offering.

Proceeds of this offering are subject to delayed payment due at the execution of written loan commitments for debt sufficient to finance the development of the ethanol plant and investors unable to pay the 80% balance on their investment may have to forfeit their 20% cash deposit.

In order to purchase units in this offering and become a member in Liberty Renewable Fuels, each investor agreeing to purchase units prior to the initial closing must, among other requirements, submit immediately available funds in the amount of 20% of the total amount due for the number of units for which subscription is sought, with payment of the remaining 80% of the total amount due within 15 days following our execution of written loan commitments which provide debt financing which, combined with the offering proceeds subscribed for and the $16,368,250 we raised in previous private placement offerings, would equal at least our then estimated total project cost. The success of our offering will depend on the investors’ ability to pay the outstanding balances due with respect to the purchase of their units. We may not be able to collect on subscriptions from investors and are subject to the risk that subscribers may default on their payment obligations under their subscription agreements. We will take a security interest in the units which are subject to delayed payment of 80% of the subscription price to secure the purchase money due at the execution of the loan agreements. We intend to retain the initial payment and to seek damages from any investor who defaults on his or her subscription obligations. This means that if you are unable to pay the 80% balance of your investment within 15 days of our notice, you may have to forfeit your 20% cash deposit. Nonetheless, the success of the offering depends upon the payment of these amounts by the obligors.

At the initial closing of this offering, we may have insufficient capital to complete construction of our plant.

We will be able to initially close the offering and release funds from escrow if:

•	We have received $50,000,000 or more in gross offering proceeds for fully-paid units;

•

We have received written debt financing commitments providing for debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would equal at least our then estimated total project cost by June 7, 2008; and

•

We have delivered an affidavit by the escrow agent to each state securities department in which we have registered our securities for sale stating that the escrow agreement requirements have been satisfied.

Accordingly, at the time of the initial closing of this offering, we could have insufficient capital to complete the construction of the ethanol plant or insufficient ongoing operating capital.

The conditions to the release of offering proceeds from escrow do not provide complete protection from risks which may be encountered before we can build and commence operations of our plant.

Offering proceeds may be released from escrow when we have received the $50,000,000 or more in gross offering proceeds for fully-paid units and written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would equal at least our then estimated total project cost. Even if we satisfy the conditions to release subscriptions from escrow, there are many other contingencies that could prevent us from completing our plant and operating our business successfully. Many of those contingencies are discussed in the other paragraphs of this “RISK FACTORS” section of this prospectus, including under “Risks Related to Our Financing Plan” and “Risks Related to Regulation and Governmental Action.” The conditions to the release of subscriptions from escrow do not provide protection from those risks.

Even if we obtain commitment letters for the debt financing required to release subscriptions from escrow, we will still be required to satisfy all of the conditions of the commitment. Those conditions will likely include, among others, execution of a definitive loan agreement satisfactory to the lender and us, assurance that the total cost of the project will be within a specified amount, execution of engineering and construction contracts acceptable to the lender, issuance of all regulatory permits, receipt of binders or commitments for title and other insurance coverage, receipt of subscriptions for a specified amount of equity investments and other business, financial and closing covenants and conditions. If we are unable to satisfy the loan commitment conditions after breaking escrow, we may be forced to locate an alternative lending source, seek additional equity capital to complete our project or terminate our plans, liquidate our assets and return any remaining subscription funds to investors.

Investors will not be allowed to withdraw their investment, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.

Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer by us. We do not anticipate making a rescission offer. This means that from the date of your investment through June 7, 2008, your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Liberty Renewable Fuels, your investment will be denominated in our units. There are significant transfer restrictions on our units and your units will be an illiquid security. You will not have a right to withdraw from Liberty Renewable Fuels and demand a cash payment from us.

Our initial public offering will be subject to merit review by various state securities commissions

In connection with our proposed initial public offering, we intend to offer our membership interests in a number of states, including Michigan. Some of these states will conduct a “merit review” of the initial public offering in order to determine whether the initial public offering is “fair” to investors. These state securities commissions will review a number of items in determining the fairness of the initial public offering including the price to be paid by public investors, the ownership and commitment of management, the amount of any commissions paid to any brokers we utilize in selling membership interests as well as a number of subjective factors. While we are unable to predict all of the types of subjective factors that a commission may employ in evaluating the offering, we are aware that in the past at least one commission has evaluated the experience of another issuer in the business area of the issuer, the type, amount and terms of issuance of securities to the issuer’s promoters, and the existence of transactions between the issuer and its insiders. Not all of these “merit reviews” may be completed at the time we begin matching offers and sales pursuant to this prospectus. In the event that a state securities commission determines that our proposed initial public offering is “unfair,” we will not be able to sell securities in that state.

GreenStone or any other lender with whom an investor finances his purchase of our units could become a significant unit holder of the Company.

GreenStone Farm Credit Services has advised us that it intends to offer prospective investors in Liberty who are also members of GreenStone the opportunity to finance their purchase of units with the proceeds of a loan from GreenStone, secured by a full-recourse promissory note secured by the purchased units. We are not representing either GreenStone or any prospective investor in negotiating the terms of any such loan and we are not endorsing the use of any such loan by any prospective investor. We are not extending credit to any prospective purchaser of units, other than the ability to withhold a portion of the subscription price until the initial closing of this offering, nor are we guaranteeing or assuming any obligation with respect to any loans that may be made by GreenStone to prospective purchasers of units. All such loans, including, without limitation, all of their terms and conditions, are the responsibility of and are subject to negotiation between GreenStone and the prospective borrower/investor.

GreenStone is not representing us and is not acting as a broker, dealer, underwriter, placement agent or promoter with respect to the offer or sale of any of our units. Such offers and sales will only be made by us through the use of this prospectus. All terms and conditions of the sale of units by us have been determined solely by us.

As a result of GreenStone’s offer of financing for the purchase of our units in this offering, a portion of the units we sell may be purchased with the proceeds of a loan from GreenStone, secured by full-recourse promissory notes secured by the purchased units. In addition, other lenders may offer similar financing. If the holders of a significant number of units default on their loans from GreenStone or another lender, ownership of those units could be transferred to GreenStone or another lender, and GreenStone or the other lender could become a significant unit holder in Liberty.

Under the company agreement, a lender could be transferred up to 20% of the issued and outstanding units. Upon any such transfer, the lender may be admitted as a member of Liberty if approved by our Board of Managers. If a lender is admitted as a member, it would have voting rights on its units, up to a maximum of 5% of the issued and outstanding units. If a lender is not admitted as a member, it would retain economic rights in its units. In either case, the lender could become a significant unit holder with interests that are not compatible with our interests or other unit holders. For example, the lender may seek to sell to a third party or otherwise liquidate any units it acquires to recover on its loans, and may not be willing to hold those units until the completion of our anticipated construction and operation of the ethanol plant. We may have little control over to whom such units are sold or at what price.

If you finance the purchase of your Units, you could lose your ownership of the Units if you default on your loan.

We believe that any lender who makes loans to investors for the purchase price of our units will have the right to foreclose on the purchased units if a borrower/purchaser defaults on its loan. There is no guarantee that we will make any distributions let alone distributions sufficient for you to make the required loan payments if you finance your purchase of units. Regardless of whether we make any distributions, you will be required to make payments on any loan financing the purchase of your units. If you default on your loan, your lender may foreclose on and take ownership of your units and you would have no economic or voting rights or any other rights relating to the units in such event.

You could be liable for damages if any transfer of Units to a lender violates the company agreement restrictions on transfer.

Our company agreement requires that any pledge of, or other encumbrance on, the units by you must require the lender and any other secured party to be bound by the company agreement if it becomes a holder of units. Our company agreement also requires that any transfer of units by you be made in accordance with federal and state securities regulations and not cause us to be terminated or be treated as a publicly traded partnership under the Internal Revenue Code. If any transfer of units to a lender upon a default by you violates our company agreement, the lender may not be able to foreclose on your units and you could be liable for any damages resulting to us and our other members.

Risks Related to Our Financing Plan

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and Liberty Renewable Fuels.

Our financing plan requires a significant amount of debt financing. While we have entered into a non-binding term sheet with Farm Credit Services of Grand Forks which outlines the terms of potential debt financing, we do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we have received $50,000,000 or more in gross offering proceeds for fully-paid units and written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus the excess, if any, of nominal interest over the escrow agency fees. Including the $16,368,250 we raised in our previous private placement offerings and depending on the amount of equity raised in this offering, we expect to require approximately $116,916,750 to $166,916,750 (less any bond or tax increment financing, grants and other incentives we are awarded) in senior or subordinated long-term debt from one or more commercial banks or other lenders, incentives and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown. Even though we must receive a debt financing commitment as a condition of releasing the proceeds of this offering from escrow, the agreements to obtain debt financing may not be fully negotiated at the time that the funds are released to us. Therefore, we cannot assure you that such a commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Our cost projections may prove to be incorrect and we may require significantly more funding than anticipated in order to bring the ethanol plant into production.

Our cost projections are based upon our Feasibility Study and subsequent negotiations with ICM and Wilcox and have not been reviewed or audited by an accounting or auditing firm and may prove to be inaccurate. Any such inaccuracies may mean that we will require more, potentially significantly more, funding in order to complete construction of our ethanol plant and bring it into production. Even if we raise the anticipated debt and equity financing, we may not be able to raise any additional required financing, whether through debt or equity. Our failure to raise any additional required financing could result in the failure of the project and the loss of your entire investment.

We will be highly leveraged and future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.

We anticipate that we may incur up to sixty percent (60%) of our required capital in the form of debt. This level of debt necessary to implement our business plan will result in substantial debt service requirements. As a result, a substantial amount of our cash flow from operations will be required to service our indebtedness which will reduce the funds that would otherwise be available for operations, capital expenditures and distributions to holders of units. The level of our indebtedness and debt service requirements could have important consequences which could hinder our ability to operate, including our ability to:

•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.

In the event that we are unable to pay our debt service obligations, our creditors could force us to, among other things, reduce or eliminate distributions to unit holders (even for tax purposes) or reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.

If we decide to spend equity proceeds and begin preparation for plant construction before we have fulfilled all of the loan commitment conditions or signed binding loan agreements, we may be unable to close the loan and you may lose all of your investment.

If we sell the minimum number of units, we may decide to begin spending the equity proceeds to begin preparation for plant construction or for other project-related expenses. If, after we begin spending equity proceeds from this offering, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.

Risks Related to Construction of the Ethanol Plant

We will depend on ICM and Wilcox for certain services in connection with the design, development and construction of the plant and the failure of ICM and Wilcox to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.

We will be highly dependent upon ICM and Wilcox to design, develop and build our plant. We have executed agreements with Wilcox and ICM. See “PROSPECTUS SUMMARY—Recent Events.”

If ICM terminates its relationship with us after initiating construction, we cannot assure you that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business. ICM and its affiliates may have a conflict of interest with us because ICM and its employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require ICM to devote their full time and attention to our activities. As a result, ICM may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.

We anticipate that ICM will construct the plant for the contract price set forth in the design-build agreement, based on the plans and specifications in the design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $185,600,000, with $27,685,000 for bank costs and our potential acquisition of Auburn Bean & Grain and additional operating capital of approximately $20,000,000 for a total project completion cost of approximately $233,285,000. This price includes construction period interest. The estimated total cost of the project is based on current estimates, and we cannot assure you that the final cost of the plant will not be higher. We cannot give any assurance that there will not be design changes or cost overruns associated with the construction of the plant. Therefore, the cost of our plant could be significantly higher than the $233,285,000 construction price we anticipate.

In addition, increases in the price of steel, cement and other construction materials, as well increases in the cost of labor, could affect the final cost of construction of the ethanol plant. Further, shortages of steel, cement and other construction materials, as well as labor shortages, could affect the final completion date of the project. Advances and changes in technology may require changes to our current plans in order to remain competitive. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

Construction of the ethanol plant requires access to resources such as water, rail lines, natural gas and corn, our inability to secure any of which could materially and adversely effect our profitability and could prevent the construction of the ethanol plant.

We have acquired a location outside Ithaca, Michigan for development of our ethanol plant. That location, as any location likely would, will require us to acquire a number of resources, including rights to sufficient water to run the plant and establish access to natural gas supplies, rail lines and roads. The plant location has access to rail lines, we have drilled test wells to test the quantity and quality of the groundwater, there are natural gas lines on site and electrical power lines within one quarter mile of the plant location. Despite these facts, it is possible that we will not be able to obtain access to some or all of the required resources on commercially reasonable terms or at all. Our inability to obtain any of the required resources on commercially reasonable terms would have a material and adverse effect on our profitability and might prevent the ethanol plant from being constructed. In such a case, you might lose some or all of your investment.

Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.

We currently expect our plant to be operating by the third quarter of 2008; however, construction projects often involve delays in obtaining permits, delays due to weather conditions, or other events. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy changes towards ethanol or this project, could cause construction delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.

ICM may have current or future commitments to design and build other ethanol manufacturing facilities ahead of our plant and those commitments could delay construction of our plant and our ability to generate revenues.

We do not know how many ethanol plants ICM has currently contracted to design and build. Based upon publicly available information sources, we estimate that more than 20 ethanol plants in the United States are being built with ICM’s proprietary technology. This number is only our estimate and it is very likely that the actual number varies from our estimate, possibly significantly. The actual number of ethanol plants being designed and built by ICM, is considered proprietary business information of ICM and is not available to us. It is possible that ICM has outstanding commitments to other facilities that may cause the construction of our plant to be delayed. It is also possible that ICM will continue to contract with new facilities for plant construction and with operating facilities for expansion construction. These current and future building commitments may reduce the resources of ICM to such an extent that construction of our plant is significantly delayed. If this occurs, our ability to generate revenue will also be delayed and the value of your investment will be reduced.

Defects in plant construction could result in devaluation of your units if our plant does not produce ethanol and its by-products as anticipated.

We cannot assure you that defects in materials and/or workmanship in the plant will not occur. Under the terms of the design-build agreement with ICM, ICM warrants that the material and equipment furnished to build the plant will be new, of good quality, and free from improper workmanship and defective materials at the time of delivery. Though the design-build agreement requires ICM to correct all defects in material or workmanship for a period of two years after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.

The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.

Our Board of Managers has identified a primary plant site near Ithaca, Michigan which has been in agricultural production for decades. Our Board of Managers reserves the right to choose an alternative location of the plant site, in its sole discretion. There can be no assurance that we will not encounter hazardous environmental conditions that may delay the construction of the plant. We do not anticipate ICM to be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, ICM may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.

Risks Related to Ethanol Production

Changes in the prices of corn and natural gas can be volatile and these changes will significantly impact our financial performance and the value of your investment.

Our results of operations and financial condition will be significantly affected by the cost and supply of corn and natural gas. Changes in the price and supply of corn and natural gas are subject to and determined by market forces over which we have no control. Generally, higher corn and natural gas prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn and natural gas costs to our customers. We cannot assure you that we will be able to pass through such higher prices. If we experience a sustained period of high corn and/or natural gas prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

Ethanol production at our ethanol plant will require significant amounts of corn. In addition, other new ethanol plants may be developed in the state of Michigan. If these plants are successfully developed and constructed, we expect to compete with them for corn origination. Competition for corn origination may increase our cost of corn and harm our financial performance and the value of your investment.

We intend to use natural gas as the primary power source for our ethanol plant. Natural gas costs represent approximately 20-30% of our total cost of production. Natural gas prices are volatile and may lead to higher operating costs, which would lower the value of your investment. In late August and early September 2005, Hurricane Katrina and Hurricane Rita caused dramatic damage to areas of Louisiana and Texas, which are the location of two of the largest natural gas hubs in the United States. The damage became apparent and natural gas prices substantially increased. At this time it is unknown how this damage will affect intermediate and long-term prices of natural gas. Future hurricanes or other events could create additional uncertainty and volatility. We expect natural gas prices to remain high or increase given the unpredictable market situation.

Declines in the prices of ethanol and its by-products will have a significant negative impact on our financial performance and the value of your investment.

Our revenues will be greatly affected by the price at which we can sell our ethanol and its by-products, i.e., distillers grains. These prices can be and have been volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any decrease in gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.

The price of ethanol has recently been much higher than its 10-year average. We do not expect these prices to be sustainable as supply from new and existing ethanol plants increases to meet increased demand. The total production of ethanol is at an all time high and continues to rapidly expand at this time. Increased production of ethanol may lead to lower prices. Any decrease in the price at which we can sell our ethanol will negatively impact our future revenues and could cause the value of your investment to decline.

We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices and other adverse effects. For example, the increased ethanol production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. In addition, distillers grains compete with other protein based animal feed products. The price of distillers grains may decrease when the price of competing feed products decreases. The price of competing animal feed products is based in part on the price of the commodity from which it is derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Any decrease in the prices at which we can sell our distillers grains will negatively affect our revenues and could cause the value of your investment to decline.

We have no current plans to sell the raw carbon dioxide we produce to a third party processor resulting in the loss of a potential source of revenue.

At this time, we have no agreement to sell the raw carbon dioxide we produce. We cannot provide any assurances that we will sell our raw carbon dioxide at any time in the future. If we do not enter into an agreement to sell our raw carbon dioxide, we will have to emit it into the air. This will result in the loss of a potential source of revenue.

Our ability to successfully operate is dependent on the availability of energy at anticipated prices.

Adequate energy is critical to plant operations. We have not yet entered into any definitive agreements to obtain energy resources and we may have to pay more than we expect to access efficient energy resources. As a result, our ability to make a profit may decline.

The expansion of domestic ethanol production in combination with state bans on MTBE and/or state renewable fuels standards may place strains on rail and terminal infrastructure such that our ethanol cannot be marketed and shipped to the blending terminals that would otherwise provide us the best cost advantages.

If the volume of ethanol shipments continues to increase and blenders switch from MTBE to ethanol, there may be weaknesses in infrastructure such that our ethanol cannot reach its target markets. Many terminals may need to make infrastructure changes to blend ethanol instead of MTBE. If the blending terminals do not have sufficient capacity or the necessary infrastructure to make this switch, there may be an oversupply of ethanol on the market, which could depress ethanol prices and negatively impact our financial performance. In addition, rail infrastructure may be inadequate to meet the expanding volume of ethanol shipments, which could prevent us from shipping our ethanol to our target markets.

We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

We expect to hire or contract with a third-party marketing firm to market all of the ethanol and distillers grains we plan to produce. As a result, we expect to be dependent on the ethanol broker and distillers grains broker we engage. We cannot assure you that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.

Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than those of our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.

Risks Related to Ethanol Industry

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.

The supply of domestically produced ethanol is at an all-time high. According to the RFA, in 2006, 110 ethanol plants located in 21 states produced a record 4.86 billion gallons of ethanol; a 24.4% increase from 2005 and nearly 3 times the ethanol produced in 2000. As of April 2007, the RFA reported that there were 115 ethanol plants with a combined annual production capacity of more than 5.75 billion gallons and an additional 86 ethanol plants under construction or expanding expected to result in an increase of combined annual capacity of more than 6.3 billion gallons. Excess capacity in the ethanol industry would have an adverse impact on our results of operations, cash flows and general financial condition. Excess capacity may also result or intensify from increases in production capacity coupled with insufficient demand. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. If excess capacity in the ethanol industry occurs, the market price of ethanol may decline to a level that may adversely affect our ability to generate profits and, consequently, our financial condition.

We operate in a competitive industry and compete with larger, better financed entities which could impact our ability to operate profitably.

There is significant competition among ethanol producers with numerous producer and privately owned ethanol plants planned and operating throughout the Midwest and elsewhere in the United States. The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, or ADM, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are each capable of producing more ethanol than we expect to produce. In 2005, ADM announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. If the demand for ethanol does not grow at the same pace as increases in supply, we expect that lower prices for ethanol will result which may adversely affect our ability to generate profits and our financial condition.

Our ethanol plant is also expected to compete with producers of other gasoline additives made from raw materials other than corn having similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether (MTBE). MTBE is a petrochemical derived from methanol which generally costs less to produce than ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based. However, MTBE has caused groundwater contamination and many states have enacted MTBE bans. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. These companies also have significant resources to begin production of ethanol should they choose to do so.

Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.

Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.

Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum, especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. It may not be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.

The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.

Competition from ethanol imported from Caribbean basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.

A portion of the ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.

Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. The RFA estimates that Brazil produced approximately 4.49 billion gallons of ethanol in 2006. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Risks Related to Regulation and Governmental Action

Compliance with new and existing environmental laws and regulations could significantly increase our construction and start-up costs, and force us to delay or halt construction or operation.

To construct the plant, we will need to obtain and comply with a number of permitting requirements. As a condition of granting necessary permits, regulators could make additional demands that increase our costs of construction and operations, in which case we could be forced to obtain additional debt or equity capital. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. Environmental issues, such as contamination and compliance with applicable environmental standards, could arise at any time during the construction and operation of the plant. If this occurs, it would require us to spend significant resources to remedy the issues and may delay or prevent construction or operation of the plant. This would significantly increase the cost of the plant. We cannot assure you that we will be able to obtain and comply with all necessary permits to construct and operate the plant.

Our business is subject to extensive and potentially costly environmental regulations that could change and significantly increase our operating costs.

We are subject to environmental regulations of the United States Environmental Protection Agency, or EPA, and the State of Michigan. These regulations could result in significant compliance costs and may change in the future. For example, although carbon dioxide emissions are not currently regulated, some authorities support restrictions on carbon dioxide emissions that, if adopted, could have a significant impact on our operating costs. We expect to emit a significant amount of carbon dioxide into the air. Also, the State of Michigan or the EPA may seek to implement additional regulations or implement stricter interpretations of existing regulations. Recently, the EPA cautioned ethanol producers that it is prepared to sue companies whose plants do not comply with applicable laws and regulations. In a recent test of certain ethanol plants, the EPA expressed concerns over the discovery of certain “volatile organic compounds,” some of which may be carcinogenic. While the plant will use technology that includes thermal oxidation designed to limit the amount of emissions, there still may be risks that the environmental laws and regulations may change with respect to “volatile organic compounds.” Changes in environmental laws or regulations or stricter interpretation of existing regulations may require significant additional capital expenditures or increase our operating costs and may cause the loss of some or all of your investment.

In addition, the plant could be subject to environmental nuisance or related claims by employees, property owners or residents near the plant arising from air or water discharges. These individuals and entities may object to the air emissions from our plant. Also, ethanol production has been known to produce an unpleasant odor to which surrounding residents and property owners could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

The use and demand for ethanol is dependent on various environmental regulations and governmental programs that could change and cause the demand or governmental support for ethanol to decline.

There are various federal and state laws, regulations and programs that have led to increased use of ethanol in fuel. These laws, regulations and programs are constantly changing. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could adversely affect the use of ethanol. Certain states oppose the use of ethanol because they must ship ethanol in from other corn producing states, which could significantly increase gasoline prices in the state. Material changes in environmental regulations regarding the use of MTBE or the required oxygen content of automobile emissions or the enforcement of such regulations could decrease the need to use ethanol. For example, in April 1999, California requested a waiver from the Environmental Protection Agency from the oxygenated fuel requirement of the Clean Air Act Amendments of 1990. Although the Environmental Protection Agency initially denied this request, the Ninth Circuit Court of Appeals recently vacated the denial on the grounds that the Environmental Protection Agency did not consider the effects of such a waiver on both the ozone and particulate matter pollution. The court remanded the matter to the Environmental Protection Agency for further review. Georgia and New York have also submitted requests for waivers. In addition, future legislation may reduce or eliminate the reformulated gasoline requirements under the Clean Air Act amendments. If the oxygenated fuel requirements were eliminated or if any state were to receive a waiver, the use and demand for ethanol may decline significantly. Future changes in the law may further postpone or waive requirements to use ethanol.

Other laws, regulations and programs provide economic incentives to ethanol producers and users. For example, Congress recently adopted a Renewable Fuels Standard directing the Environmental Protection Agency to adopt rules requiring refineries, blenders, distributors and importers to introduce or sell volumes of ethanol and biodiesel into commerce in accordance with an annual renewable fuels schedule. The passage of pending federal or state energy legislation or any other revocation or amendment of any one or more of these laws, regulations or programs could have a significant adverse effect on the ethanol industry and our business. We cannot assure you that any of these laws, regulations or programs will continue in the future or that these laws, regulations or programs will benefit us or benefit us more than our ethanol-producing competitors. Some of these laws, regulations and programs will expire under their terms unless extended, such as the federal partial excise tax exemption for gasoline blenders who use ethanol in their gasoline, which is scheduled to expire in December 2010. Government support of the ethanol industry could change, and Congress and state legislatures could remove economic incentives that enable ethanol to compete with other fuel additives. The elimination or reduction of government subsidies and tax incentives could cause the cost of ethanol-blended fuel to increase. The increased price could cause consumers to avoid ethanol-blended fuel and cause the demand for ethanol to decline.

A change in government policies favorable to ethanol may cause demand for ethanol to decline.

Growth in demand for ethanol may be driven primarily by federal and state government policies, such as state laws banning MTBE and the national Renewable Fuels Standard. The continuation of these policies is uncertain, and demand for ethanol may decline if these policies change or are discontinued. A decline in the demand for ethanol is likely to cause lower ethanol prices which in turn will negatively affect our results of operations, financial condition and cash flows.

Loss of or ineligibility for favorable tax benefits for ethanol production could hinder our ability to operate at a profit and reduce the value of your investment in us.

The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS began at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.

Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005, the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we intend to build a plant with the capacity to annually produce 110-million gallons of ethanol, we do not expect to qualify for this tax credit which could hinder our ability to compete with other plants who will receive the tax credit.

A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.

We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.

Before we can begin construction of our plant, we must obtain numerous regulatory approvals and permits. While we anticipate receiving these approvals and permits, we cannot assure you that these requirements can be satisfied in a timely manner or at all. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.

Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and you may lose some or all of your investment.

Risks Related to the Units

Investors have limited voting rights and will rely heavily on our Board of Managers and officers.

Under the terms of our company agreement, members have one vote for every membership unit that they own on all matters upon which the members vote. However, under no circumstances shall any member, and/or any related party or affiliate of a member, ever be entitled to vote more than five percent (5%) of our outstanding units entitled to vote on a matter even if such member is the registered owner of more than five percent (5%) of such outstanding units. As a result, our Board of Managers and officers will have a significant amount of control over the management of Liberty.

Your investment in us will be an investment in illiquid securities as no public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.

There is currently no established public trading market for our units and we do not anticipate an active trading market will develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.

We have placed significant restrictions on the transferability of our units, limiting an investor’s ability to withdraw from Liberty Renewable Fuels.

The units are subject to substantial transfer restrictions pursuant to our company agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time.

To help ensure that a secondary market does not develop, our amended and restated company agreement prohibits transfers without the approval of our Board of Managers. The Board of Managers will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

•	Transfers by gift to the member’s spouse or descendants;

•	Transfer upon the death of a member;

•	Transfers between family members; and

•	Transfers that comply with the “qualifying matching services” requirements.

We may never be able to pay cash distributions to our investors which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our Board of Managers, subject to the provisions of the Delaware Limited Liability Company Act, our company agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. Our Board of Managers may elect to retain future profits to establish reserves, pay operating expenses, make debt payments or pay for capital improvements, replacements and contingencies. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.

Our Board of Managers has no obligation to distribute profits, if any, to our members.

Our company agreement gives our Board of Manages complete discretion with respect to the distribution of profits generated from our business. It is possible that our Board of Managers may determine that it is in the best interest of us and our members to retain all profits for future use in our business. This means that it is possible that you may never receive a return on your investment even if we are profitable.

All or a substantial portion of any cash distributions may be a return of capital, meaning it is a return of the investor’s initial investment, and not a return on that investment.

We may never pay any distributions of cash to our members and any distributions we do make may constitute a return of your initial investment rather than the payment of income on your investment. Therefore, you may never receive a return on your investment in the Company.

The units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.

The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy or liquidation all units will be paid ratably based upon the capital accounts of each unit holder, and we cannot assure you that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.

The presence of members holding 30% or more of the voting interests is required to take action at a meeting of our members.

In order to take action at a meeting, a quorum of members holding at least 30% of the voting interests must be represented in person, by proxy or by mail ballot. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting and entitled to vote on the matter. The requirement of a 30% quorum protects Liberty Renewable Fuels from actions being taken when less than 30% of the voting interests have not considered the matter being voted upon. However, this also means that the unit holders of a minority of outstanding units could pass a vote and take an action which would then bind all unit holders. Conversely, the requirement of a 30% quorum also means that members will not be able to take actions which may be in the best interests of Liberty Renewable Fuels if we cannot secure the presence in person, by proxy, or by mail ballot of members holding 30% or more of the voting interests.

After the plant is substantially operational, our company agreement provides for staggered terms for our managers.

The terms of our initial managers expire at the first annual meeting following substantial completion of the ethanol plant. At that time, our members will elect managers for staggered three-year terms. Because our managers will serve on the board for staggered terms, it will be difficult for our members to completely replace our Board of Managers. Your only recourse to replace a majority of the managers at one time would be through an amendment to our company agreement which could be difficult to accomplish.

Our company agreement provides that upon our execution of loan agreements for our required debt financing each member who owns at least 1,000 units has a special power to appoint one manager.

Commencing on a date within thirty (30) days following our entering into written debt financing commitments which, combined with the subscribed for offering proceeds and the $16,368,250 we raised in previous private placement offerings, would equal at least our then estimated total project cost, each member who holds 1,000 or more units, all of which were purchased by such member prior to the consummation of ethanol production at the ethanol plant, is entitled to appoint one manager, so long as they hold at least 1,000 units. Units held by certain parties related to a member shall be included in the determination of whether the member holds the requisite number of units. Because certain managers may be appointed by specific members under this special power, it may be impossible to our members to replace all or even a majority of our Board of Managers.

Risks Related to Tax Issues

EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN LIBERTY RENEWABLE FUELS MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

IRS classification of Liberty Renewable Fuels as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.

We are a Delaware limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine an audit that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. A material risk of IRS classification of us as an entity taxable as a corporation may exist even though we are relying on an opinion of counsel as to our partnership status as such opinion is not binding on the IRS. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our unit holders. If we contest an IRS determination that we should be taxed as a corporation, such contest may impose representation expense on you. Each of these consequences will deprive our investors of some of the tax benefits associated with this offering.

The IRS may classify your investment as passive activity income, resulting in your inability to deduct losses associated with your investment.

If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.

Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated share of our taxable income with personal funds.

Upon a sale or other disposition of units, the tax liabilities on such a disposition may exceed the cash received and such excess tax liabilities will be out-of-pocket expenses.

Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale. Such excess would result in an out-of-pocket liability for an investor. The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the partner’s combined interests. Possible adverse tax consequences could result from the application of this ruling upon a disposition of some but not all of a member’s units. Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us.

An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing an audit of your tax return and additional tax liability to our members.

The IRS may audit our income tax returns and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

Risks Related to Conflicts of Interest

Our managers and officers are only required to dedicate between 4 and 15 hours per week to the completion of our project and may experience conflicts of interest in allocating their time and services between us and their other business responsibilities.

Since our project is currently managed by the Board of Managers rather than a professional management group, the devotion of the managers’ time to the project is critical. However, our managers and officers have other management responsibilities and business interests apart from our project. Therefore, our managers and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. However, we anticipate that our executive officers will dedicate approximately 15 hours per week to our project and that our managers will dedicate between four hours and 20 hours per week to our project depending upon which committees they serve. In addition, conflicts of interest may arise if the managers and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

Our managers, officers and members may enter into agreements or other arrangements with us from time to time which may cause conflicts of interests if they put their financial interests ahead of ours.

Our company agreement permits us to enter into agreements and other arrangements with our managers, officers, members and their affiliates; provided, however, that such arrangements are on terms no more favorable to the managers, officers or members than generally afforded to non-affiliate parties in a similar transaction. As of the date of this memorandum, the managers have not received any cash compensation for services as managers (i.e., managers’ or meeting fees) but will be eligible for grants of units for service as officers and services on the Steering Committee and Finance Committee. We have entered into grain sourcing arrangements with Auburn Bran & Grain Company, Brown Milling Inc. and Cooperative Elevator Company. For more information on those agreements, please read “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS.” Several of our managers also have an interest in either Auburn Bean & Grain and Brown Million and Cooperative Elevator holds a substantial number of our units. Due to these managers and members interest in Auburn Bean & Grain, Brown Million and Cooperative Elevator, they may have interests that conflict with the interests of our other members and managers.

We may have conflicting financial interests with ICM, which could cause ICM to put its financial interests ahead of ours.

ICM, and its affiliates, may have conflicts of interest because ICM and its employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require ICM to devote its full time or attention to our activities. As a result, ICM may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

Affiliated investors may purchase additional units and influence decisions in their favor.

We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.

Before making any decision to invest in us, you should read this entire prospectus, including all of its exhibits, and consult with your own investment, legal, tax and other professional advisors.

FORWARD LOOKING STATEMENTS

Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “SOURCES AND USES OF PROCEEDS” and “DESCRIPTION OF OUR BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:

•	The availability and adequacy of our cash flow to meet our requirements, including payment of loans;

•	Economic, competitive, demographic, business and other conditions in our local and regional markets;

•	Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	Actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	Competition in the ethanol industry;

•	The loss of any license or permit;

•	The loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	Changes in our business strategy, capital improvements or development plans;

•	The availability of additional capital to support capital improvements and development; and

•	Other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.

You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.

DETERMINATION OF OFFERING PRICE

There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other measurable criteria of value. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

DILUTION

As of March 31, 2007, we had a net tangible book value of $14,908,262, or $3,216.45 per unit. The net tangible book value per unit represents tangible assets less liabilities divided by the number of units outstanding. The units sold by us in our two private offerings prior to this offering were sold at a purchase price of $2,250 per unit and $4,000 per unit, respectively, and expenditures of funds raised in those offerings result in a net tangible book value less than the offering proceeds in those offerings. The offering price of $5,000 per unit in this offering exceeds the net tangible book value of our outstanding units. Consequently, our current members will realize an immediate increase of $1,164.32 in the per unit net tangible book value held prior to this offering if the minimum number of units is sold and an increase of $1,415.68 in their per unit net tangible book value held prior to this offering if the maximum number of units is sold. Purchasers of units in this offering will realize an immediate dilution of $619.23, or 12.38%, per unit in their net tangible book value of their units if the minimum number of units is sold and a dilution of $367.87, or 7.36%, per unit in the net tangible book value of their units if the maximum number of units is sold.

	Minimum	Maximum
Offering Price per unit	$5,000.00	$5,000.00
Net tangible book value per unit at March 31, 2007	$3,216.45	$3,216.45
Increase in net tangible book value per unit attributable to the sale of 10,000 units (Minimum) or 20,000 units (Maximum)	$1,164.32	$1,415.68
Net tangible book value per unit post investment	$4,380.77	$4,632.13
Dilution per unit to new investors in this offering	$619.23	$367.87

We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor’s units.

The tables below set forth as of the date of this prospectus, on an “as-if-converted” basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of units Purchased
	Minimum Offering		Maximum Offering
Existing unit holders	4,635	31.67%	4,635	18.81%
New investors	10,000	68.33%	20,000	81.19%

Total	14,635	100.00%	24,635	100.00%

Total Consideration Paid for units

	Minimum Offering			Maximum Offering
	Amount paid	Percent of Total	Average price per unit	Amount paid	Percent of Total	Average price per unit
Existing unit holders	$16,368,250	24.66%	$3,531.45	$16,368,250	14.07%	$3,531.45
New investors	50,000,000	75.34%	$5,000.00	100,000,000	85.93%	$5,000.00

Total	$66,368,250	100.00%	$4,534.90	$116,368,250	100.00%	$4,723.70

CAPITALIZATION

We have issued a total of 1,241 units to our founders at a purchase price of $2,250 per unit, for total unit proceeds of $2,792,250. In addition, we have issued a total of 3,394 units to our seed capital investors at a purchase price of $4,000 per unit, for total unit proceeds of $13,576,000. If the minimum offering of $50,000,000 is completed, we will have total membership proceeds of $66,368,250 at the end of this offering, less offering expenses, and would need approximately $166,916,750 in debt financing to reach the capitalization of $233,285,000 that we believe will be required for the construction and commencement of operations of the plant. If the maximum offering of $100,000,000 is completed, we will have total membership proceeds of $116,368,250 at the end of this offering, less offering expenses, and would need approximately $116,916,750 in debt financing to reach the capitalization of $233,285,000 that we believe will be required for the construction and commencement of operations of the plant.

The following table sets forth our capitalization at March 31, 2007 and our expected capitalization following this offering.

	Actual	Pro Forma(1)
	(unaudited)	Minimum	Maximum
Long-term debt(2)	$0	$166,916,750	$116,916,750
Unit holders’ equity(3)	16,226,557	65,430,857	115,430,857
Paid in Capital	662,809	662,809	662,809
Accumulated deficit	1,981,104	1,981,104	1,981,104
Total unit holders’ equity (deficit)	14,908,262	64,112,562	114,112,562
Total Capitalization	14,908,262	231,029,312	231,029,312

(1)	As adjusted to reflect receipt of gross proceeds from this offering after deducting estimated offering expenses of $795,700 related to this offering and prior to securing a debt financing commitment.
(2)	In order to fully capitalize the project, we will need to obtain debt financing ranging from approximately 116,916,750 to 166,916,750 less any grants we are awarded and any bond or tax increment financing we can obtain. Our estimated long-term debt requirements are based upon our project consultants’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for ethanol plants of similar size.

(3)	Includes founders’ equity of $2,792,250 contributed in exchange for 1,241 units at $2,250 per unit and seed capital equity of $13,576,000 contributed in exchange for 3,394 units at $4,000 per unit.

Our previous private placements were made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses of approximately $141,693, through March 31, 2007, were applied to our working capital and other development and organizational purposes.

DISTRIBUTION POLICY

We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 12-14 months from the date of groundbreaking of the project and the pouring of concrete.

We believe that the primary risks that might delay our anticipated completion date are that:

•	We may not be able to raise the significant amount of equity and debt we need to complete our ethanol plant in the timeframe that we anticipate or at all;

•

Our contractors and consultants on whom we are highly dependent may not meet the construction schedule that we have agreed to due to labor constraints, constraints in obtaining required materials, weather delays, acts of God and other causes beyond their control. In addition, they may have interests that conflict with ours that could cause them to deploy their resources on other projects and thereby delay the construction of our plant.

The primary consequences of any delay in the completion of our plant are that:

•	The cost of construction will increase as a result of increased debt carrying costs and increases in the cost of raw materials;

•	The time that we can begin generating revenue from the sale of ethanol and distillers grains will be delayed.

The consequence to our investors of any delay is that their potential return on their investment would be materially and adversely affected. In the worst case, such delays could cause the failure of the project and our investors could lose their entire investment in us. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any lenders, that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the Board of Managers in its sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions and any distributions are subject to the sole discretion of our Board of Managers. Whether we will generate sufficient free cash flow from our business to make distributions depends on numerous factors, including:

•	Successful and timely completion of our proposed plant;

•	Required principal and interest payments on outstanding debt and compliance with loan covenants;

•	Our ability to operate the facility at full capacity and generate revenue;

•	Our ability to control operating costs;

•	Adjustments and the amount of cash set aside for reserves, capital expenditures and unforeseen expenses;

•	State and federal incentives and subsidies which can impact our profitability and free cash flow; and

•	Supply and demand for ethanol and distillers grains.

We cannot make a distribution to a unit holder if, after the distribution, our liabilities, excluding liabilities to our members on account of their capital contributions and liabilities for which full recourse of creditors is limited to specified property, would exceed the fair value of our assets.

MARKET FOR UNITS; RESTRICTIONS ON TRANSFER

There is no established public trading market for our units, and we do not expect one to develop in the foreseeable future. To maintain our partnership tax status, we do not intend to list the units on any stock exchange. As a result, your units will not be readily marketable and you may be required to hold your units indefinitely.

To protect our status as a partnership for tax purposes and to assure that no public trading market in our units develops, our units are subject to significant restrictions on transfer and transfers are subject to approval by our Board of Managers. All transfers of units must comply with the transfer provisions of our Operating Agreement and a unit transfer policy adopted by our Board of Managers. Our Board of Managers will not approve transfers which could cause us to lose our tax status or violate federal or state securities laws. The units are being offered and sold in this offering in accordance with exemptions from registration under federal and state securities laws which require that subsequent sales or transfers of the units be registered or exempt from such registration requirements. These restrictions may also make your units unattractive to prospective transferees. As a result, you may not be able to complete a transfer that you wish to make and may be required to assume the risks of an investment in us for an indefinite period of time. See “DESCRIPTION OF MEMBERSHIP UNITS—Restrictions on Transfers of Units,” and “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Partnership Status.”

SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table summarizes important financial information from our December 31, 2006 audited financial statements.

The selected historical financial data for Liberty Renewable Fuels LLC, as of December 31, 2006 and for the period then ended has been derived from our audited financial statements and related notes included elsewhere in this prospectus. In the opinion of management, this information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our results of operations and financial position for such periods.

This selected historical financial and operating data should be read in conjunction with the information contained in “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION,” our audited financial statements and related notes included elsewhere in this prospectus.

	3 months ended March 31, 2007 (Unaudited)	Period ended December 31, 2006 (Audited)	From Inception (June 21, 2006) to March 31, 2007 (Unaudited)
STATEMENTS OF OPERATIONS DATA
Operating revenue	—	—	—
Other income (expense), net	$(446,328)	$(1,534,777)	$(1,981,105)
Net loss	(446,328)	(1,534,777)	(1,981,105)
Basic and diluted net loss per unit	(103)	(1,037)	(828)
Weighted average units outstanding	4,344	1,480	2,394

	At March 31, 2007 (Unaudited)	At December 31, 2006 (Audited)
BALANCE SHEET DATA
Working capital	$3,036,008	$2,101,800
Total assets	17,432,244	7,918,109
Long-term debt, less current portion	—	—
Unitholders’ (deficit) equity	14,908,262	6,728,164

SOURCES AND USES OF PROCEEDS

The following tables set forth various estimates of our sources and uses of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

Estimated Sources of Funds

Sources of Funds	If 10,000 Units Sold	Percent of Total	If 20,000 Units Sold	Percent of Total
Unit Proceeds—founders offering	$2,792,250	$1.20%	$2,792,250	1.20%
Unit Proceeds—seed offering	$13,576,000	5.82%	$13,576,000	5.82%
Unit Proceeds—this offering	$50,000,000	21.43%	$100,000,000	42.87%
Term Debt Financing, Bonds, Grants and Incentives	$166,916,750	71.55%	$116,916,750	50.12%

Total Sources of Funds	$233,285,000	100.00%	$233,285,000	100.00%

The gross proceeds from this offering, before deducting offering expenses, will be $50,000,000 if the minimum amount of equity offered is sold and $100,000,000 if the maximum number of units offered is sold for $5,000 per unit. We estimate the offering expenses to be $795,700. Therefore, we estimate the net proceeds of the offering to be $49,204,300 if the minimum amount of equity is raised, and $99,204,300 if the maximum number of units offered is sold.

Estimated Uses of Proceeds from this Offering

	Minimum Offering		Maximum Offering
	Dollar Amount	Percent	Dollar Amount	Percent
Gross offering proceeds ($5,000 per Unit)	$50,000,000	100.00%	$100,000,000	100.00%
Estimated Public Offering Expenses(1)	(795,700)	1.60%	(795,700)	0.80%
Underwriting Discounts and Compensation Paid to Affiliates	0	0%	0	0%
Organizational Expenses	0	0%	0	0%

Amount Available from Offering	$49,204,300	98.40%	$99,204,300	99.20%

(1) Estimated Offering Expenses are as follows:
Securities and Exchange Commission registration fee	$10,700	0.02%	$10,700	0.01%
Legal fees and expenses	200,000	0.40%	200,000	0.20%
Consulting fees	200,000	0.40%	200,000	0.20%
Accounting fees	65,000	0.14%	65,000	0.07%
Blue Sky filing fees	22,000	0.04%	22,000	0.02%
Printing expenses	50,000	0.10%	50,000	0.05%
Advertising	248,000	0.50%	248,000	0.25%

Total	$795,700	1.60%	$795,700	0.80%

We intend to use the net proceeds of this offering to pay the expenses of constructing and operating a 110-million gallon per year gas-fired ethanol plant and the expenses of raising the required equity and debt. We estimate that the total capital expenditures for the construction of the plant will be approximately $185,600,000. The total project cost is a preliminary estimate primarily based upon our Feasibility Study and discussions with ICM and Wilcox. We expect the total project cost will change from time to time as the project progresses. These changes may be significant.

The following table describes our proposed use of proceeds from this offering and our prior private placement offerings as well as the debt financing. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

Estimated Uses of Proceeds from all Sources

	Amount	Percent of Total
Ethanol refinery design and construction	$134,000,000	57.4
Administration, Maintenance and other buildings	1,140,000	0.5
Equipment	530,000	0.2
Communication and Security System	275,000	0.1
Earthwork, site grading, storm sewers	5,722,484	2.5
Road Construction	1,500,000	0.7
Utilities on site	1,254,716	0.5
Utility substations (Consumers Energy prepayment)(1)	4,600,000	2.0
Rail	4,500,000	2.0
Land(2)	2,996,840	1.3
Wilcox design and construction management	3,700,000	1.6
Grain and DDG handling complex(3)	17,500,000	7.6
Auburn Bean & Grain Acquisition(4)	17,925,000	7.8
Organizational & Startup Costs	3,170,000	1.4
Miscellaneous & Contingencies	3,900,000	1.7
Public Offering Expenses	795,700	0.3
Bank Financing Fees	4,023,000	1.8
Construction Period Interest	5,752,000	2.5
Working Capital(5)	20,000,000	8.6

Total	$233,284,740	100.0%

(1)	Utility substations is a $4,600,000 prepayment to Consumers Energy that will be paid back over no more than 5 years by annual reimbursements based upon our energy utilization.
(2)	Includes 435 acres zoned planned industrial park already purchased.
(3)	Includes 4 million bushels of storage and a 6000 bushels per hour grain dryer.
(4)	Auburn Bean & Grain has 13 million bushels of storage in addition to agronomy facilities.
(5)	Working capital expenses include, without limitation, accounts payable, the cost of raw materials, storage and transportation expenses, and other short-term obligations.

Through March 31, 2007 we have utilized approximately $10.8 million of our previously raised funds for organizational expenses, the costs of our offerings and the initial work begun on construction of our ethanol plant. For more information please read “PROSPECTUS SUMMARY—Recent Events.”

Our financing plan will require a significant amount of debt. Before we release funds from escrow, we must have received a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender and us. Therefore, even if we sell the aggregate minimum number of units prior to June 7, 2008 and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we will believe that we will have four alternatives:

•

Begin construction of the plant as planned using all or a part of the equity funds raised while we seek another debt financing source and/or additional equity financing. If we are unsuccessful in raising the required debt and/or additional equity financing, we would be unable to complete construction of the plant and would likely have to liquidate Liberty. In that event, you could potentially lose your entire investment in us;

•

Hold the equity funds raised up to June 7, 2009 in an interest-bearing account while we seek another debt financing source and/or additional equity financing. If we are unsuccessful in raising the required debt and/or additional equity financing, we would liquidate Liberty and distribute our remaining assets to our members, including the investors in this offering. In that event, you could potentially lose some or all of your investment in us;

•

Redesign the plant to be smaller such that the equity and debt financing that we can raise will be sufficient to construct the plant. In that event, the returns on investment to our investors, if any, would likely be materially and adversely impacted; or

•

Terminate our project and liquidate our business. In that case, we would have to pay our creditors prior to distributing funds to our members, including the investors in this offering. Any distributions of funds following the payment of our creditors would include nominal accrued interest and be reduced by the currently indeterminate expenses paid to our creditors related to operating our business or partially constructing the plant.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

We are a Delaware limited liability company. We were initially formed on June 21, 2006, for the purpose of constructing and operating a plant to produce ethanol and distillers grains in central Michigan. Currently, our principal place of business is located at 3508 E. M-21, Corunna, Michigan 48817. We do not expect to generate any revenue until our ethanol plant is completely constructed and operational. We acquired our assets through the purchase of all of the assets of Liberty Renewable Fuels, L.L.C., a Michigan limited liability company (“Liberty Michigan”). The cost of the purchase was $170,000 and was paid for with proceeds from our initial equity financing round and the assumption of certain liabilities of Liberty Michigan in the amount of $500,000. The Michigan limited liability company from whom we purchased our initial assets was originally formed at the beginning of 2006 in order to develop, construct, own and operate an ethanol plant in central Michigan. After Liberty Michigan was founded, a disagreement over the ownership of one of the founders of Liberty Michigan developed. As a result of such disagreement, Liberty Michigan, the founder and his affiliates entered into a settlement agreement that provided for payment of up to $500,000 to the founder and his affiliates in exchange for a release of their claims to any ownership in Liberty Michigan. Due to the dispute, Liberty Michigan determined to wind down its existence and sell its assets to us. Liberty Michigan was dissolved following its sale of assets to us.

On April 18, 2007, we entered into an agreement with ICM setting forth the terms upon which ICM will provide certain services related to the design, construction and start-up of our ethanol plant. Under the agreement, ICM has the binding obligation to begin construction of our ethanol plant no later than the third calendar quarter of 2007 provided that we satisfy certain requirements. (See “PROSPECTUS SUMMARY—Recent Events”). ICM will serve as the principal contractor for the plant and to provide the process engineering operations.

We are presently, and are likely for some time to continue to be, dependent upon our initial managers. Most of these individuals have experience in corn merchandising and origination, petroleum distribution, bank financing and accounting, livestock feed marketing and sales, real estate development, and general business development and management but little or no experience in running an ethanol plant. You should read the information under “RISK FACTORS—Risks Related to Liberty Renewable Fuels as a Development-Stage Company.” We are planning to hire marketing agents with experience in marketing ethanol and distillers grains that also have access to existing markets and customers. In addition, ICM will be building our ethanol plant and providing training and ongoing support to our employees running the ethanol plant to insure successful startup and continual operation of the plant for the first year. ICM is a construction, engineering and manufacturing firm that has been involved in the research, design, construction and operation of ethanol plants for many years. ICM could lack the capacity to serve our plant due to the increased number of plants that they are designing and building at any one time. In addition, due to the large number of plants that ICM is currently designing, ICM may not be able to devote as much time to the advancement of new technology as other firms that have more available personnel resources.

Certain managers on our board are presently engaged in business and other activities which impose substantial demand on their time and attention. You should read the information under “RISK FACTORS—Risks Related to Conflicts of Interest” and “MANAGERS, EXECUTIVE OFFICERS, PROMOTERS AND

CONTROL PERSONS—Business Experience of Managers and Officers” for a summary of our managers’ and officers’ business experience and activities.

If we are able to fully capitalize the project as described in our financing plan, we will use the offering proceeds to build and operate a 110-million gallon per year dry mill corn-processing ethanol plant. Prior to the plant construction, we must obtain debt financing and, if necessary, any follow-on equity financing as well as all necessary permits. Construction of the project is expected to take 12-14 months from the date of the pouring of concrete.

As of March 31, 2007, we have utilized approximately $10.8 million of our previously raised funds and incurred additional liabilities of approximately $2.5 million associated with our development of the plant.

Our anticipated completion date is scheduled for the third quarter of 2008. If we meet our anticipated completion date, we believe that we will begin to produce and sell ethanol and distillers grains and generate material net cash inflows from our operation of the ethanol plant in the fourth quarter of 2008.

We believe that the primary risks that might delay our anticipated completion date are that:

•	We may not be able to raise the significant amount of equity and debt we need to complete our ethanol plant in the timeframe that we anticipate or at all;

•

Our contractors and consultants on whom we are highly dependent may not meet the construction schedule that we have agreed to due to labor constraints, constraints in obtaining required materials, weather delays, acts of God and other causes beyond their control. In addition, they may have interests that conflict with ours that could cause them to deploy their resources on other projects and thereby delay the construction of our plant.

The primary consequences of any delay in the completion of our plant are that:

•	The cost of construction will increase as a result of increased debt carrying costs and increases in the cost of raw materials;

•	The time that we can begin generating revenue from the sale of ethanol and distillers grains will be delayed.

The consequence to our investors if we do not complete development of our plant as scheduled is that their potential return on their investment would be materially and adversely affected. In the worst case, such delays could cause the failure of the project and our investors could lose their entire investment in us.

We expect the ethanol plant will annually process approximately 40 million bushels of corn into approximately 110-million gallons of fuel-grade ethanol, 354,000 tons of distillers grains for animal feed and 315,000 tons of carbon dioxide per year. Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility through an experienced ethanol marketer and distillers grain marketer. We currently have no plans to capture and market the carbon dioxide; however, at some point in the future we may decide it is feasible to do so.

We anticipate building our plant in North Star Township, near Ithaca, Michigan, in Gratiot County which is located in central Michigan. We have purchased the real estate necessary for the construction of the proposed ethanol facility, which includes 435 acres. The property has been zoned “Planned Industrial Park” and the construction of an ethanol plant is permitted under the zoning. Remaining in effect on the property is a four-year property tax abatement and we intend to submit an application to the State of Michigan requesting a new Renewable Energy Renaissance Zone designation for the ethanol plant which would extend the tax abatements for a total of 15 years. Our Board of Managers reserves the right to build the plant at an alternative site in its sole discretion.

The site entrance is located within a quarter mile of U.S. Highway 127 via Washington Road interchange. There are two 20” main natural gas transmission lines owned by Consumers Energy that run through the site and a high voltage electrical transmission line is within one mile of the plant location. Consumers Energy has indicated to us that they anticipate constructing a natural gas and an electrical substation on site. The site has access to Great Lakes Central Railroad which runs along the length of the property and Great Lakes Central Railroad has presented to us a competitive proposal to move our products by rail, although that arrangement has not been executed.

We have drilled three test wells to test the quantity and quality of the groundwater and the analysis meets the Michigan Department of Environmental Quality and ICM requirements for an industrial on-site well system. We anticipate having an on-site disposal system for potable water and discharge of the cooling tower non-contact water into Brady Creek which runs through the site, subject to approval of a NPDES permit by the Michigan Department of Environmental Quality. There will be zero process water discharged as part of the production process. If needed, public water and sewer is available within one quarter mile of our plant site.

On March 8, 2007, the Michigan Department of Environmental Quality approved our application for a minor source construction permit for air emissions (PTI No. 241-06). The air permit includes a 6,000 bushel per hour grain dryer and limits the production of ethanol on the site to 121 million gallons per year.

We have also entered into an agreement with Wilcox setting forth the terms upon which we have engaged Wilcox to provide certain planning and construction management services related to the coordination, engineering, design and construction of the plant site including earthwork, road construction, utility installation, sewage disposal system, administration building, maintenance building and coordination of facilities for grain receiving, grain storage and distiller grains shipment.

The City of Ithaca, which has zoning jurisdiction over the property, has approved the site plan and issued a special use permit for us to construct our ethanol plant. We have also secured approval of the soil erosion permits and storm water management plan necessary to begin earthwork. As a result of a competitive bid process, a contract has been awarded by Wilcox to Fisher Contracting for earthwork, site excavation and storm water management. Fisher began excavation on the site in January 2007 and plans to complete such work by late spring 2007. Fisher is a union company located in nearby Mt. Pleasant Michigan and carries over $65 million of prequalification with the Michigan Department of Transportation. Fisher maintains a large modern fleet of G.P.S. controlled and laser guided construction equipment in addition to owning four concrete plants, an asphalt plant, a trucking company, a stone dock on the Saginaw River, various sand and gravel pits and a full service machine shop that together generates approximately $90 million in revenue annually.

The plant site is intended to be able to receive grain by truck or rail. We plan on building 4,000,000 bushels of storage on site and installing a 6,000 bushels per hour grain dryer to receive and dry wet corn on the site from farmers at harvest time. In addition, the plant site is designed to be able to ship our ethanol by truck or rail. We plan on producing wet and dry distillers grains for shipment by truck and to also be able to ship dry distillers grains by rail. The railroad design is planned to allow us to load and unload 33 rail cars at a time without decoupling and will have enough rail storage on site for three 65-car unit trains at one time.

In order to help secure our needed quantities of corn and also to have access to available storage facilities, our grain purchasing strategy has resulted in the execution of multi-year grain agreements for corn origination with the Cooperative Elevator Co. and Brown Milling Inc. Cooperative Elevator is a 1,200 member-owned agricultural cooperative which owns a storage capacity of 15 million bushels of storage at facilities it operates in Pigeon, Elkton, Ruth and Akron in the thumb region of Michigan. Cooperative Elevator is located and has historically originated its corn outside of the 14-county study area identified in the Feasibility Study. Pursuant to the agreement with Cooperative Elevator, we have the right to purchase all corn which Cooperative Elevator can acquire commencing in 2008. Our agreement with Brown Milling, which operates grain elevators in Shepherd, Rosebush and Delwin and has over 2 million bushels of storage capacity, provides us with a right of first refusal to purchase all corn that Brown Milling originates.

In addition, we have executed a non-binding letter of intent to purchase Auburn Bean & Grain Company, a Michigan grain processing company which has a combined storage of 13 million bushels of grain at facilities located in Oakley, Hemlock, Saginaw and Auburn, Michigan in addition to agronomy facilities. If the acquisition is consummated, we currently intend to operate Auburn as a wholly-owned subsidiary of Liberty. If we construct the planned storage facilities in Ithaca and consummate the acquisition of Auburn Bean & Grain, we would own a total of 17 million bushels of storage capacity, in addition to storage provided by Cooperative Elevator and Brown Milling. Corn can be shipped by short-line rail from all three licensed grain dealers to our ethanol plant in Ithaca. The following map shows the location of the railroads and the grain facilities in proximity to our ethanol plant:

Source of rail map: Michigan Economic Department Corporation, State of Michigan

http://www.michigan.org/medc/miinfo/mimaps/combo.asp?ContentId=A388E795-7BF4-4797-8F29-4B223E0BC31C&QueueId=1&ContentTypeId=10019

We expect the project will cost approximately $233,285,000 to complete, including the acquisition of Auburn Bean & Grain Co. This includes approximately $185,600,000 to construct our plant, $27,685,000 for bank costs and our potential acquisition of Auburn Bean & Grain and additional operating capital of approximately $20,000,000. Our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant. We do not have any agreements with any contractor for the labor or materials necessary to build the plant. We have budgeted $3,900,000 in construction contingencies to help offset any cost increases and may seek additional debt or equity financing to offset any increase in the total project cost. In no event will we exceed the maximum offering amount of $100,000,000.

We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.

Plan of Operations Until Start-Up of Ethanol Plant

We expect to spend at least the next 20-24 months focused on three primary activities: (1) project capitalization; (2) plant construction; and (3) start-up operations. Assuming the successful completion of this offering and the related debt and, if needed, any additional debt or equity financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project including site acquisition and development, utilities, construction and equipment acquisition. We estimate that we will need approximately $233,285,000 to complete the project. If this offering is fully subscribed and we obtain debt financing in the aggregate amount of $233,285,000 we expect to have sufficient cash to satisfy our requirements through our first year of operation of the ethanol plant. In such a case, we do not believe that it will be necessary to raise any additional funds in the next six months to meet the expenditures required for operating our business. Our belief is based upon our expected uses of funds set forth in “SOURCES AND USES OF PROCEEDS.”

Project capitalization

We raised $16,368,250 in our previous private placements to our founders and seed capital investors. We will not close this offering until we have received $50,000,000 or more in gross offering proceeds for fully-paid units and written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost. We have until June 7, 2008 to receive subscriptions for the minimum number of units required to raise the minimum offering amount. If we receive subscriptions for the minimum number of units prior to June 7, 2008, we may decide to continue selling units until we accept subscriptions for the maximum number of units or June 7, 2008, whichever occurs first. Even if we successfully close the offering by accepting subscriptions for at least the minimum number of units by June 7, 2008, we will not release the offering proceeds from escrow until we receive written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost. A debt financing commitment only obligates the lender to make a loan to us if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing of this offering, or at all. If this occurs we may:

•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•

Return the equity funds to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.

Site acquisition and development

During and after this offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, obtaining the necessary construction permits, identifying potential sources of debt and equity financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the funds raised in our prior equity financings.

We anticipate building our plant near Ithaca, Michigan, in Gratiot County which is located in central Michigan. We have purchased approximately 435 acres of land at the Ithaca, our primary plant site in Gratiot County. All of the purchased real estate is described as Sections 5 and 8, North Star Township, Gratiot County,

Michigan (all the vacant land south of Washington Road, west of Bagley Road and east of the RR tracks along US 127, excluding houses and an 80 acres parcel). The total purchase price for all parcels of land was $2,996,840, of which $634,124 is owed to two sellers under notes secured by mortgage agreements. Payment of the amounts owed from the purchase of the real property is due upon our signing written loan agreements providing for sufficient debt financing which, combined with the subscribed for offering proceeds and the $16,368,250 we raised in previous private placement offerings, would equal at least our then estimated total project cost. We believe the real property already purchased will provide adequate land for the anticipated ethanol plant location in Ithaca, Michigan. An aerial view of the location follows:

It is also possible that other parcels in the area which could be useful to our ethanol plant may become available and we might desire to purchase some or all of those others as well. Our Board of Managers reserves the right to choose the location of the final plant site, in its sole discretion. We anticipate the final plant site will have access to both truck and rail transportation. (See “RISK FACTORS—Risks Related to Construction of the Ethanol Plant.”)

Plant construction and start-up of plant operations

We expect to complete construction of the proposed plant and commence operations approximately 12-14 months from the date of the pouring of concrete. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grains. Funds raised in this offering will be used to pay costs associated with negotiating such contracts as well as other initial expenses but will be insufficient to cover all construction and related start-up costs of the plant. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $185,600,000 to construct the plant, $27,685,000 for bank costs and our potential acquisition of Auburn Bean & Grain and approximately $20,000,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue. A depiction of the proposed plant from above follows:

Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations

If we are able to build the plant and begin operations, we will be subject to industry-wide factors that will affect our operating and financial performance. These factors include the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grain marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.

If we are successful in building and constructing the ethanol plant, we expect our revenues will consist primarily of sales of ethanol and distillers grains. We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10-year average. Historically, ethanol prices have been seasonal, increasing in the late summer and fall as gasoline blenders and marketers increase inventory in anticipation of mandatory blending in the winter months, and decreasing in the spring and summer when mandatory blending ceases. However, ethanol prices began increasing during the latter part of 2005 and continued to increase through August 2006, despite a significant increase in the supply of ethanol resulting from many additional producers in the industry. Since August 2006, ethanol prices have fallen along with the fall in gasoline prices. Increased demand, from crude oil and gas markets and public acceptance, have contributed to a strengthening of ethanol prices over historical levels. In order to sustain these higher price levels however, management believes the industry will need to continue to grow demand to offset the increased supply from additional production. Areas where demand may increase are new markets in New Jersey, Pennsylvania, Massachusetts, North Carolina, South Carolina, Michigan, Tennessee, Louisiana and Texas. According to the Renewable Fuels Association, Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state.

We also expect to benefit from federal ethanol supports and tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, this Act created a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. According to the Renewable Fuels Association, the Act is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this Act may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol in the future. This would have a negative impact on our earnings in the long term.

Although the Energy Policy Act did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE could result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Energy Policy Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere.

In addition to government supports that encourage production and the use of ethanol, demand for ethanol may increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption in cars is projected to increase from a national total of 7.8 million gallons in 2002 to 42 million gallons in 2025. E85 can be used as an aviation fuel, as reported by the National Corn Growers Association, and as a hydrogen source for fuel cells. According to the National Ethanol Vehicle Coalition, there are currently about 6.0 million flexible fuel vehicles capable of operating on E85 in the United States. Automakers have indicated plans to produce an estimated one million more flexible fuel vehicles per year. In addition, Ford and General Motors have recently begun national campaigns to promote ethanol and flexible fuel vehicles. The American Coalition for Ethanol reports that there are approximately 600 retail gasoline stations supplying E85. However, this remains a relatively small percentage of the total number of U.S. retail gasoline stations, which is approximately 170,000.

Ethanol production continues to rapidly grow as additional plants and plant expansions become operational. According to the Renewable Fuels Association, as of April 2006, over 97 ethanol plants were producing ethanol with a combined annual production capacity of 4.49 billion gallons per year and current expansions and plants under construction constituted an additional future production capacity of 2.17 billion gallons per year. Since the current national ethanol production capacity exceeds the 2006 RFS requirement, we believe that other market factors, such as the growing trend for reduced usage of MTBE by the oil industry, state renewable fuels standards and increases in voluntary blending by terminals, are primarily responsible for current ethanol prices being higher than historical levels. Accordingly, it is possible that the RFS requirements may not significantly impact ethanol prices in the short-term. However, the increased requirement of 7.5 billion gallons by 2012 is expected to support ethanol prices in the long term. A greater supply of ethanol on the market from these additional plants and plant expansions could reduce the price we are able to charge for our ethanol, which in turn, could decrease our revenues when we begin sales of product.

Demand for ethanol has been supported by higher oil prices and its refined components. While the mandated usage required by the renewable fuels standard is driving demand, our management believes that the industry will require an increase in voluntary usage in order to experience long-term growth. We expect this will happen only if the price of ethanol is deemed economical by blenders. Our management also believes that increased consumer awareness of ethanol-blended gasoline will be necessary to motivate blenders to voluntarily increase the amount of ethanol blended into gasoline. In the future, a lack of voluntary usage by blenders in combination with additional supply may damage our ability to generate revenues and maintain positive cash flows.

Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold

We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale.

Corn Pricing

The 2005 national corn crop was the second largest on record with national production reported by the USDA at approximately 11.1 billion bushels, exceeded only by the 2004 crop which is the largest ever recorded at approximately 11.8 billion bushels. However, variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create corn price volatility throughout the year. In addition, if we are required to ship corn into our ethanol plant from outside our 14-county study area, our cost of corn would increase, potentially substantially. We do not expect corn prices to remain at historically low levels indefinitely, as cash corn prices in Michigan exceeded $3.00 during November and December 2006. Although we do not expect to begin operations until the third quarter of 2008, we expect these same factors will continue to cause continuing volatility in the price of corn, which will significantly impact our cost of goods sold. The following table shows the USDA ten-year (1994-2004) average price for the Michigan counties surrounding the locations we are considering for our plant which was contained in our feasibility study:

County	10-Year Average Corn Price ($/Bu.)
Bay	$2.39
Clinton	$2.40
Eaton	$2.41
Genesee	$2.36
Gratiot	$2.37
Ingham	$2.40
Ionia	$2.40
Isabella	$2.34
Livingston	$2.37
Mecosta	$2.34
Midland	$2.33
Montcalm	$2.37
Saginaw	$2.41
Shiawassee	$2.38

Total / Avg.	$2.37

Source: USDA Corn Price History, 1994—2004 (obtained by ProExporter for Feasibility Study)

Natural Gas Pricing

Natural gas is an important input to the ethanol manufacturing process. We estimate that our natural gas usage will be approximately 15-30% of our annual total production cost. Recently, the price of natural gas has risen along with other energy sources and has only been available at prices exceeding the 10-year historical average. The prices may increase our costs of production when we become operational. Due to the active hurricane season in late 2005 that disrupted up to 29% of the natural gas wells in the Gulf of Mexico, natural gas prices substantially increased and became more volatile. Future hurricanes in the Gulf of Mexico could cause similar or greater uncertainty. Natural gas prices tend to follow crude oil prices, which also reached historic highs during 2006. We expect this trend to continue into 2007. In addition, the price of natural gas has historically fluctuated with seasonal weather changes, often experiencing price spikes during extended cold spells. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.

Source: Energy Information Administration

Ethanol Pricing

Ethanol prices have historically tended to generally track wholesale gasoline prices but can still vary based on different market demands at any point in time for ethanol as compared to gasoline. Regional pricing tends to follow national pricing less the freight difference. Ethanol price histories for regional markets for our proposed plant are presented in the following graph:

Source: California Energy Commission, available free of charge at

http://www.energy.ca.gov/gasoline/graphs/ethanol_10-year.html, (last updated December 18, 2006)

Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.

Distillers Grains Pricing

Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production.

Competition within the State of Michigan and the North Central Region of the United States

Currently, there are commercial scale operating ethanol plants in the state of Michigan. In addition, we believe that there are several ethanol plants in various stages of planning and development throughout the north central region of the United States including the state of Michigan. Some of these development-stage plants may be built near our proposed plant site. Due to the preliminary nature of many of these projects, it is difficult to estimate the number of potential ethanol projects within our region.

Technology Developments

A new technology has recently been introduced, which removes corn oil from concentrated thin stillage (a by-product of “dry milling” ethanol processing facilities) which would be used as an animal feed supplement or possibly as an input for bio-diesel production. Although the recovery of oil from the thin stillage may be economically feasible, it fails to produce the advantages of removing the oil prior to the fermentation process. Various companies are currently working on or have already developed starch separation technologies that economically separate a corn kernel into its main components. The process removes the germ, pericarp and tip of the kernel leaving only the endosperm of kernel for the production of ethanol. This technology has the capability to reduce drying costs and the loading of volatile organic compounds. The separated germ would also be available through this process for other uses such as high oil feeds or bio-diesel production. Each of these new technologies is currently in its early stages of development. We anticipate fractionating corn in the future and to use the corn oil for biodiesel production, however there is no guarantee that either technology will be successful or that we will be able to implement the technology in our ethanol plant.

Liquidity and Capital Resources

As of March 31, 2007, we had total assets of $17,432,244 consisting primarily of land and construction in progress to be part of our proposed location outside of Ithaca, Michigan and cash and cash equivalents. As of March 31, 2007, we had current liabilities of $2,523,982. Total members’ equity as of March 31, 2007, was $14,908,262. Since our inception, we have generated no revenue from operations.

Capitalization Plan

Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $233,285,000. Our capitalization plan consists of a combination of equity, including equity capital raised in this offering, debt, government grants and tax increment financing. In the event that our total project cost exceeds $233,285,000 for any reason, we intend to seek additional debt and/or equity financing to offset the increase.

We raised $16,368,250 in our previous private placement offerings. In addition, we are seeking to raise a minimum of $50,000,000 and a maximum of $100,000,000 of equity in this offering. Including the $16,368,250 we raised in our seed capital offerings and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of $116,916,750 to a maximum of $166,916,750.

We expect the senior loan will be a construction loan secured by all of our real property and other assets, including receivables and inventories. Based on our knowledge of similar loans made in the industry, we anticipate we will pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender; however, we cannot assure you that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants. The issuance of warrants could reduce the value of your units.

While we have entered into a non-binding term sheet with Farm Credit Services of Grand Forks which outlines the terms of potential debt financing, we do not have contracts or commitments with any bank, lender, underwriter, placement agent, governmental entity or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering. The non-binding term sheet with Farm Credit Services of Grand Forks contemplates traditional senior debt of approximately $54.85 million and the issuance of tax exempt bonds, with letters of credit supporting the bonds, of approximately $63.75 million for a combined total of approximately $118.6 million. The loans would be split into three loans, one for project costs, one for the planned utility substation and one for working capital and startup costs. We would be required to pay an origination fee for the loan of between 1.35% and 1.55%. Quarterly payments of interest will be due prior to completion of construction of the ethanol plant with the outstanding principle on the loan being due over the succeeding 10 years. The bonds would have a 10 year amortization. Interest on the loan would be payable at a rate of LIBOR plus 350 basis points through completion of construction of the ethanol plant. After completion of construction, we will have the option to convert one half of the project cost portion of the loan to a fixed rate loan at 350 basis points over the bank’s cost of funds and the utility substation portion could be converted to a fixed rate loan at 350 basis points over the bank’s cost of funds. The bonds will be priced off of the BMA Muni Swap Index, which currently has a pricing of approximately 3.6%.

Critical Accounting Estimates

Management uses estimates and assumptions in preparing our financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, the reported revenues and expenses and the fair value of share-based payments. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that financing for our project will not be successful, causing these estimates to change in the near term. Other critical accounting estimates include the estimated fair value of share-based payments which were determined by the Company with the assistance of Stout Risius Ross, Inc., an independent valuation firm, utilizing the Black-Scholes Formula and certain assumptions.

Quantitative and Qualitative Disclosures about Market Risk

We consider market risk to be the potential loss arising from adverse changes in market rates and prices. We are subject to significant market risk with respect to the price of ethanol, our principal product, and the price and availability of corn, the principal commodity used in our ethanol production process. In general, ethanol prices are influenced by the supply and demand for gasoline, the availability of substitutes and the effect of laws and regulations. Higher corn costs result in lower profit margins and, therefore, represent unfavorable market conditions. Traditionally, ethanol producers have not been able to pass along increased corn costs to their ethanol customers. We anticipate that ethanol will initially represent approximately 80% of our total revenue. At December 18, 2006, the CBOT price per gallon of ethanol on the January 2007 futures contract was $2.35.

The availability and price of corn are subject to wide fluctuations due to unpredictable factors such as weather conditions during the corn growing season, carry-over from the previous crop year and current crop year yield, governmental policies with respect to agriculture, and international supply and demand. We anticipate that corn costs will initially represent approximately 60% of our total cost of goods sold. Over the ten-year period from 1996 through 2005, corn prices (based on the CBOT daily futures data) have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.47 per bushel during this period. At December 18, 2006, the CBOT price per bushel of corn on the March 2007 futures contract was $3.65.

We are also subject to market risk with respect to our supply of natural gas that is consumed in the ethanol production process and has been historically subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. We anticipate that natural gas costs will initially represent approximately 30% of our cost of goods sold. The price fluctuation in natural gas prices over the six-year period from December 31, 1999 through December 28, 2005, based on the NYMEX daily futures data, has ranged from a low of $1.83 per million BTU in 2001 to a high of $13.91 per million BTU for 2005, averaging $5.25 per million BTU during this period. At December 18, 2006, the NYMEX price of natural gas on the January 2007 futures contract was $7.07 per million BTU.

We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to our corn and natural gas requirements, ethanol contracts and the related exchange-traded contracts for 2005. Market risk is estimated as the potential loss in fair value, resulting from a hypothetical 10.0% adverse change in the fair value of our corn and natural gas requirements and ethanol contracts (based on average prices for 2005) net of the corn and natural gas forward and futures contracts used to hedge our market risk with respect to our corn and natural gas requirements. The results of this analysis, which are based on December 18, 2006 price information and may differ from actual results, are as follows:

Commodity	Volume Requirements	Price as of December 18, 2006	Total Price as of December 18, 2006	Hypothetical Adverse Change in Price		Change in Annual Pre-Tax Income
	(in millions)		(in millions)			(in millions)
Ethanol	110 gallons	$2.35	$258.5	10.0%(-$	.235)	$25.85
Corn	40 bushels	$3.65	$146.0	10.0%(+$	.365)	$14.60
Natural Gas	3.4 MMBTU	$7.07	$24.1	10.0%(+$	.707)	$2.41

We will also be subject to interest rate risk in connection with our anticipated borrowing arrangements. We anticipate that our borrowings will bear interest at either LIBOR or the prime interest rate plus a margin. In addition to paying interest on the outstanding principal under our borrowing agreements, we anticipate that we will also be required to pay a commitment fee to our lenders in respect of unused loan commitments. The interest rate and the commitment fee are likely to be subject to adjustment based on our financial ratios.

Off-Balance Sheet Arrangements.

We do not have any off-balance sheet arrangements.

Contractual Obligations

The table below sets forth our contractual obligations at March 31, 2007.

Contractual Obligation	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
ICM, Inc.*	$750,000	$750,000	—	—	—
Wilcox Design Build LLC	7,475,206	6,555,256	$919,950	—	—

Total	$8,225,206	$7,305,256	$919,950	—	—

*	Note: The total will approximate $134,000,000, indexed to the price of stainless steel, which will be paid in less than 3 years.

INDUSTRY OVERVIEW

General

Ethanol is a clean-burning, high-octane fuel that is produced from renewable sources. In the United States, ethanol is produced primarily from corn and is used as a vehicle fuel and as a gasoline fuel additive to increase gasoline’s octane rating and to comply with air emissions regulations by reducing emissions of carbon monoxide and nitrogen oxide. The Renewable Fuel Standards mandated that ethanol comprise a minimum of 2.8% or 4.0 billion gallons, of the U.S. fuel supply as of January 1, 2006. The RFA reports that ethanol is blended into one-third of the gasoline consumed in the United States. All automobiles in the United States can operate with a fuel mix that is 90% gasoline and 10% ethanol, also referred to as E10 fuel. E10 is approved for use under the warranties of all major motor vehicle manufacturers and often is recommended as a result of ethanol’s clean-burning characteristics. Ethanol comprises up to 85% of E85 fuel. Although E85 currently represents a relatively small portion of the U.S. gasoline supply, approximately five million vehicles in the United States today are Flexible Fuel Vehicles, or FFVs, capable of using E85 fuel.

The ethanol industry has grown significantly over the last few years, expanding production capacity at a compound annual growth rate of approximately 20% from 2000 to 2005, according to the RFA. We believe the ethanol market will continue to grow as a result of its favorable production economics relative to gasoline, a shortage of domestic petroleum refining capacity, federally-mandated renewable fuel usage, favorable tax treatment, ethanol’s clean-burning characteristics and geopolitical and environmental concerns with petroleum-based fuels.

We believe that the following factors create substantial growth prospects in the ethanol market:

Favorable production economics

We believe that the costs ethanol producers incur in producing a gallon of ethanol currently are significantly lower than the costs refiners incur in producing a gallon of petroleum-based gasoline.

Favorable tax treatment

One factor contributing to ethanol’s attractive economics is the availability of a partial exemption from the federal excise tax on motor fuels for ethanol blended fuels. We believe ethanol’s favorable production economics, further enhanced by the blenders’ tax credit, will enable ethanol to comprise an increasingly larger portion of the U.S. fuel supply. This exemption can be captured by refiners or passed on to consumers. Currently, blends of 90% gasoline and 10% ethanol are exempt from $0.051 of the $0.184 federal excise tax on motor fuels, which equates to $0.51 per gallon of ethanol. Due to this credit, ethanol historically has traded at a per gallon premium to gasoline. Prorated exemptions are available for commonly used blending proportions below 10%.

Inadequate supply to meet demand

We believe that the ethanol industry lacks sufficient capacity to meet current and anticipated demand. With the withdrawal of MTBE from the nation’s gasoline supply, we believe that the demand for oxygenates, including ethanol, will exceed six billion gallons in the next few years. According to the U.S. Energy Information Administration, approximately 138 billion gallons of gasoline were sold in the United States in 2005. If suppliers were to utilize a 10% blend of ethanol in all of the gasoline sold, the demand for ethanol would likely exceed 14 billion gallons of ethanol in the next few years. Currently, there is only 5.08 billion gallons of annual ethanol production capacity in the United States according to the RFA.

Blending benefits

Ethanol has an octane rating of 113, and is added to the blend stock to raise the octane level from gasoline’s base level of approximately 84 to the typical octane ranges sold by gasoline retailers today of 87 to 93 octane—regular unleaded to super high-octane. Fuel sources with higher octane typically have been sold at a high price per gallon relative to lower octane fuel sources due to the benefits associated with a higher octane content.

Expansion of gasoline supply

By blending ethanol into their gasoline, refiners can expand the volume of fuel available to be sold, and therefore can produce more fuel from a barrel of oil and expand their ability to meet consumer demand, especially during times when refinery capacity and octane sources are limited.

Renewable Fuels Standard

In August 2005, President Bush signed the Energy Policy Act, that established the renewable fuel standard or RFS. The RFS mandates minimum annual use of 7.5 billion gallons per year of renewable fuels in the U.S.

fuel supply by 2012. We believe that the RFS will increase demand for ethanol. The RFS requires motor fuels sold in the United States to contain in the aggregate the following minimum volumes of renewable fuels in future years:

Year	Renewable Fuel Usage (in billions of gallons)
2006	4.0
2007	4.7
2008	5.4
2009	6.1
2010	6.8
2011	7.4
2012	7.5

The Energy Policy Act also proposed a credit trading program to facilitate meeting the industry-wide renewable fuels requirements. The Environmental Protection Agency is expected to establish the rule for issuing and trading the credits by late 2006 or early 2007.

Environmental benefits

Ethanol, as an oxygenate, reduces tailpipe emissions when added to gasoline, resulting in improved air quality. The additional oxygen in the ethanol results in a more complete combustion of the fuel in the engine cylinder, resulting in reduced carbon monoxide and nitrogen oxides emissions. Federal programs that mandated the use of oxygenated gasoline in areas with high levels of air pollution spurred widespread use of ethanol in the United States.

Ethanol as a gasoline substitute

Automakers in the United States have been accelerating work on their E85 FFV programs according to the American Coalition for Ethanol. Ethanol has the potential to reduce the consumption of gasoline in the U.S. economy due to its characteristics as a high-octane fuel made from renewable sources that can provide flexibility to blenders and refiners. We believe that in the future, a significant number of motorists will choose FFVs due to their lower greenhouse gas emissions, flexibility, and performance characteristics. Widespread adoption of FFVs could significantly boost ethanol demand.

Replacement of MTBE

Because of their blend characteristics, availability and cost, ethanol and MTBE were the two primary additives used to meet the Clean Air Act’s oxygenate requirements. Because MTBE could be produced and blended with gasoline at the refinery and transported through a pipeline, it was initially the preferred oxygenate ingredient used by the petroleum industry in most reformulated gasoline. Before 2003, ethanol was used primarily as a fuel extender and octane enhancer, predominantly in the Midwest.

In recent years, as a result of health and environmental concerns resulting from the discovery of the presence of MTBE, a suspected carcinogen, in ground water supplies, 25 states, representing more than half of the MTBE consumed in the U.S., including California, New York and Connecticut, have banned or significantly limited the use of MTBE. Product liability concerns regarding MTBE increased following passage of the Energy Policy Act, which did not contain limitations on product liability claims relating to MTBE use. As a result, refiners generally have phased-out MTBE nationwide, creating additional demand for ethanol outside of the Midwest and California. As MTBE is replaced, ethanol is positioned to be the most likely substitute for MTBE because of its favorable production economics, high octane rating and clean burning characteristics.

Geopolitical concerns

The United States is dependent on foreign oil. Political unrest and attacks on oil infrastructure in the major oil-producing nations, particularly in the Middle East, have periodically disrupted the flow of oil. Fears of terrorist attacks have added a “risk premium” to world oil prices. At the same time, developing nations such as China and India have increased their demand for oil. As a result, world oil prices ranged from $50 to $70 per barrel at times during 2005 and have averaged above $60 a barrel during much of 2006, reaching record highs above $75 a barrel during April 2006 and ending October 2006 at $58. As a domestic, renewable source of energy, ethanol can reduce the United States’ dependence on foreign oil by increasing the amount of fuel that can be consumed for each barrel of imported crude oil.

Ethanol Supplies

According to the Renewable Fuels Association, the supply of domestically produced ethanol is at an all-time high. In 2005, 95 ethanol plants located in 19 states annually produced a record 4 billion gallons according to the RFA’s Ethanol Industry Outlook 2006, an approximate 17% increase from 2004 and nearly 1.5 times the ethanol produced in 2000. In October 2006, there were 97 ethanol production facilities operating in 19 states with a combined annual production capacity of more than 5.08 billion gallons, with an additional 57 new plants and nine expansions under construction expected to add an additional estimated 3.70 billion gallons of annual production capacity.

Proximity to corn supplies is a crucial factor in the economics of ethanol plants since transporting corn is more expensive than transporting ethanol. Michigan has the ninth largest ethanol production capacity in the country, based on production, expansion and construction figures from the Renewable Fuels Association from March 2006. As of November 2006, Michigan had 207 million gallons of ethanol production capacity, including plants in operation or under construction, which is approximately 2.3% of the nation’s capacity of 8.9 billion gallons. The following chart shows U.S. biorefinery locations as of October 2006:

Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission announced the 2005 CBI import quota of 240.4 million gallons of ethanol. Last year, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, we cannot assure you or guarantee that such legislation will be introduced or that it will be successfully passed.

Federal Ethanol Supports

The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005, most notably the RFS. As noted earlier, the RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012.

On December 30, 2005, the Environmental Protection Agency published an “interim rule” in the Federal Register imposing a 2.78% default provision (equating to 4 billion gallons of renewable fuel) of the RFS. The interim rule was prepared as a Direct Final Rule, meaning it became effective upon publication due to the absence of compelling negative comments filed within 30 days. The Direct Final Rule applies a collective compliance approach, meaning no refiner individually has to meet the standard, but that the industry as a whole will have to blend at least 2.78% renewable fuels into gasoline this year. Any shortfall in meeting this requirement would be added to the 4.7 billion gallon RFS requirement in 2007. There are no other consequences for failure to collectively meet the 2006 standard. Although there is not a requirement for individual parties to demonstrate compliance in 2006, the EPA found that increases in ethanol production and projections for future demand indicate that the 2006 volume is likely to be met and that more than 4 billion gallons of ethanol and biodiesel will be blended this year. An EPA brief explaining its action can be viewed at www.epa.gov/otaq/renewablefuels/. The Direct Final Rule is only expected to apply in 2006. On September 7, 2006, the EPA proposed a national renewable fuel program that will be applicable for 2007 and later, and is designed to encourage the blending of renewable fuels into our nation’s motor vehicle fuel. The new regulation proposes that 3.71 percent of all the gasoline sold or dispensed to U.S. motorists in 2007 be renewable fuel. The proposed program for 2007 and subsequent years specifically identifies liable parties, determines the applicable RFS, and develops a credit trading program.

Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however MTBE has caused groundwater contamination and has been banned from use by many states. Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, it also did not include liability protection for manufacturers of MTBE. The National Corn Growers Association expects the failure to include liability protection for manufacturers of MTBE to result in more refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, it is quite possible that this will not have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Act did not repeal the

2.7% oxygenate requirement for carbon monoxide nonattainment areas which are required to use oxygenated fuels in the winter months. While it seems likely that ethanol will be the oxygenate of choice in these areas, we cannot assure you that ethanol will in fact be used.

The government’s regulation of the environment changes constantly. It is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry and negatively impact future demand for ethanol. Any decrease in demand for ethanol due to unknown effects on the environment, may impair our ability to market our ethanol which could reduce our net income and the value of your investment. The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit, or VEETC, and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. The Renewable Fuels Association expects the highway trust fund to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether, or ETBE, including ethanol in E85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.

The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. We anticipate that our annual production will exceed production limits of 60 million gallons a year and that we will be ineligible for the credit.

In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service on or after January 9, 2007 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.

The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.

Competition

We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. However, we believe that we can compete favorably with other ethanol producers due to the following factors:

•	Rail access facilitating use of unit trains with large volume carrying capacity;

•	Anticipated grain supplies at favorable prices;

•	Economies of scale of a 110-million gallon per year plant versus smaller plants;

•	Access to a skilled workforce;

•	The modern plant design will help us to operate more efficiently than older plants; and

•	The use of a state-of-the-art process control system to provide product consistency.

According to the Renewable Fuels Association, there are 97 ethanol production facilities operating in the United States with the capacity to produce over 4.49 billion gallons of ethanol annually and there are 34 ethanol refineries and nine expansions under construction which if completed will result in additional annual capacity of nearly 2.17 billion gallons. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. In 2005, ADM announced that it intends to increase its ethanol production capacity by 500 million gallons through the construction of two new dry corn milling facilities. According to ADM’s news release, the facilities will be located adjacent to ADM’s existing ethanol plants. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply.

The following table identifies most of the producers in the United States along with their production capacities.

U.S. FUEL ETHANOL PRODUCTION CAPACITY

million gallons per year (mmgy)

Company	Location	Feedstock	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE			88
Aberdeen Energy*	Mina, SD	Corn		100
Absolute Energy, LLC*	St. Ansgar, IA	Corn		100
ACE Ethanol, LLC	Stanley, WI	Corn	41
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40	8
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35	15
Amaizing Energy, LLC*	Denison, IA	Corn	40

Company	Location	Feedstock	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
Archer Daniels Midland	Decatur, IL	Corn	1,070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
ASAlliances Biofuels, LLC	Albion, NE	Corn		100
	Linden, IN	Corn		100
	Bloomingburg, OH	Corn		100
Aventine Renewable Energy, LLC	Pekin, IL	Corn	100	57
	Aurora, NE	Corn	50
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	52
Blue Flint Ethanol	Underwood, ND	Corn		50
Broin Enterprises, Inc.*	Scotland, SD	Corn	1
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Cardinal Ethanol	Harrisville, IN	Corn		100
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Cascade Grain	Clatskanie, OR	Corn		108
Central Indiana Ethanol, LLC	Marion, IN	Corn		40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Conestoga Energy Partners	Garden City, KS	Corn/milo		55
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn		40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC	Morris, MN	Corn	21.5
E3 Biofuels	Mead, NE	Corn		24
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	32

Company	Location	Feedstock	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
Frontier Ethanol, LLC	Gowrie, IA	Corn	60
Front Range Energy, LLC	Windsor, CO	Corn	40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50	50
Global Ethanol/Midwest Grain Processors	Lakota, IA	Corn	95
	Riga, MI	Corn		57
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	60	50
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC*	Granite Falls, MN	Corn	52
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Green Plains Renewable Energy	Shenandoah, IA	Corn		50
	Superior, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	105
	Fairbank, IA	Corn	115
Heartland Corn Products*	Winthrop, MN	Corn	35
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Holt County Ethanol	O’Neill, NE	Corn		100
Horizon Ethanol, LLC	Jewell, IA	Corn	60
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	50
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn		40
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Levelland/Hockley County Ethanol, LLC	Levelland, TX	Corn		40
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50

Company	Location	Feedstock	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
Liquid Resources of Ohio	Medina, OH	Waste Beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Merrick & Company	Golden, CO	Waste beer	3
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid America Agri Products/Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	25
Millennium Ethanol	Marion, SD	Corn		100
Minnesota Energy*	Buffalo Lake, MN	Corn	18
Missouri Ethanol	Laddonia, MO	Corn	45
Missouri Valley Renewable Energy, LLC*	Meckling, SD	Corn		60
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Biofuels	Volney, NY	Corn		114
Northeast Missouri Grain, LLC*	Macon, MO	Corn	45
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC	Lake Crystal, MN	Corn	52
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Pacific Ethanol	Madera, CA	Corn	35
Panda Energy	Hereford, TX	Corn/milo		100
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Patriot Renewable Fuels, LLC	Annawan, IL	Corn		100
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn		55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Pinnacle Ethanol, LLC	Corning, IA	Corn		60
Platte Valley Fuel Ethanol, LLC	Central City, NE	Corn	40
Prairie Ethanol, LLC	Loomis, SD	Corn		60
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn	40

Company	Location	Feedstock	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
Premier Ethanol	Portland, IN	Corn		60
Pro-Corn, LLC*	Preston, MN	Corn	42
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn		50
Redfield Energy, LLC *	Redfield, SD	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Renew Energy	Jefferson Junction, WI	Corn		130
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	10
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Sioux River Ethanol, LLC*	Hudson, SD	Corn	50
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Summit Ethanol	Leipsic, OH	Corn		60
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67	38
	Ft. Dodge, IA	Corn		105
The Andersons Albion Ethanol LLC	Albion, MI	Corn	55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	40
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn		100
	Lake Odessa, MI	Corn	45
	Hankinson, ND	Corn		100
U.S. Energy Partners, LLC (White Energy)	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
Val-E Ethanol, LLC	Ord, NE	Corn		45
VeraSun Energy Corporation	Aurora, SD	Corn	230	110
	Ft. Dodge, IA	Corn
	Charles City, IA	Corn
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	52
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn		40
White Energy	Hereford, TX	Corn/Milo		100
Wind Gap Farms	Baconton, GA	Brewery waste	0.4	38
Renova Energy	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5	35

Company	Location	Feedstock	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
Yuma Ethanol	Yuma, CO	Corn		40
Total Current Capacity at 106 ethanol biorefineries			5,081.4

Total Under Construction (48)/Expansions (8)				3,696.0

Total Capacity			8,737.4

*	locally-owned Updated: October 30, 2006

Source: Renewable Fuels Association, Plant locations, available free of charge at

www.ethanolrfa.org, last updated October 30, 2006.

Competition from Alternative Fuel Additives

Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.

DESCRIPTION OF OUR BUSINESS

Liberty Renewable Fuels

We are a Delaware limited liability company organized on June 21, 2006. We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the proposed ethanol plant. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 3508 E. M-21, Corunna, Michigan 48817. Our mailing address is P.O. Box 335, Owosso, Michigan 48867. Our telephone number is (989) 743-1042. Our website address is www.libertyrf.com.

On July 18, 2006, we purchased all of the assets and assumed substantially all of the liabilities of Liberty Renewable Fuels, LLC, a Michigan limited liability company. The Michigan limited liability company, which we refer to as Liberty Michigan, from whom we purchased our initial assets was originally formed at the beginning of 2006 in order to develop, construct, own and operate an ethanol plant in central Michigan. After Liberty Michigan was founded, a disagreement over the ownership of one of the founders of Liberty Michigan developed. As a result of such disagreement, Liberty Michigan, the founder and his affiliates entered into a settlement agreement that provided for payment of up to $500,000 to the founder and his affiliates in exchange for a release of their claims to any ownership in Liberty Michigan. Due to the dispute, Liberty Michigan determined to wind down its existence and sell its assets to us. Liberty Michigan was dissolved following its sale of assets to us.

Description of Dry Mill Process

Our plant will produce ethanol by processing corn. Changing corn to ethanol by fermentation takes many steps. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be moved to a scalper to remove rocks and debris. Starch in the corn must be broken down into simple sugars before fermentation that produces alcohol (ethanol) can occur.

This is achieved by grinding the corn in a hammermill into a mash and conveying the mash into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. Yeast is a single-celled fungus that feeds on the sugar and causes the fermentation. As the fungus feeds on the sugar, it produces alcohol (ethanol) and carbon dioxide. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.

Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.

The following chart provided by the Renewable Fuels Association, illustrates the dry mill process:

Source: Renewable Fuels Association, report entitled “How Ethanol is Made,”

current as of November 17, 2006, available free of charge at www.ethanolrfa.org.

We expect that the ethanol production technology we will use in our plant will be supplied by ICM and that they will either own the technology or have obtained any license to utilize the necessary technology.

The Plant

Our plant will have a design capacity to produce approximately 110-million gallons of ethanol per year. In addition, we expect the plant to produce approximately 354,000 tons of distillers grains. We expect that when completed, the plant will operate utilizing the following facilities and processes:

•

Grain Receiving, Storage and Milling Equipment. The plant will contain receiving facilities that will have the ability to receive corn by rail and truck. Upon delivery, the corn will be weighed and a weight ticket will be issued. The corn will then be moved through a scalper to remove rocks and debris before conveying the product to storage bins. A dust collection system will be installed in the grain receiving system to limit particulate emissions. We plan to build approximately 4,000,000 bushels of corn storage as part of the plant construction. The corn will be removed from storage and processed through a hammer-mill or grinder. The result of this process is ground corn. We also plan to install a 6,000 bushels per hour grain dryer so that we can receive and dry wet corn from local growers at harvest time.

•

Conversion and Liquefaction System, Fermentation System and Evaporation System. Ground corn will be mixed with recycled process condensate water, alpha amalyse and aqueous ammonia are added. The mash is cooked with a proprietary, indirect contact, steam cooker and then continues through liquefaction tanks and into fermenters. Simultaneously, yeast and a secondary enzyme will be added to the cooked mash as it is cooled and enters the fermenters. After fermentation is complete, the liquid produced by the fermentation process is pumped to a large tank called a beerwell and then sent to the distillation column to separate the alcohol from the mash.

Enzymes are proteins produced by microorganisms grown in controlled fermentations. The proteins contain catalytic sites that allow specific chemical reactions to occur at more moderate temperatures and pH’s than normal. A new generation of alpha amylases eliminates the need to add lime and also tolerates lower pH, allowing thinner stillage to be recycled to the slurry tank. Both of these help reduce environmental impact and ethanol production cost. Enzymes play a critical role in ethanol production with new developments improving ethanol production efficiencies.

During fermentation, high performance liquid chromatography measures the concentration of ethanol in the mash and provides crucial information on the quality of fermentation for a wide genetic base of corn. This aids the sourcing and utilization of corn that yields more ethanol.

•

Distillation and Molecular Sieve. The alcohol is distilled in three columns (the Beer Column, the Rectifier and the Side Stripper) and then dehydrated in the molecular sieve system. The alcohol is then blended with denaturant as it is pumped into storage tanks. The storage tanks will contain meters, filters, pumps and loading equipment for transfer to rail cars or trucks.

•

Liquid/Solid Separation System. The ethanol plant will also produce distillers grains. The resulting corn mash from the Beer Column will be piped to centrifuges and then to dryers, where moisture is removed. The plant will utilize a dryer system with a thermal oxidizer and heat recovery steam generation. After it is dried, the distillers grains will be conveyed to the filter receiver and then to a storage building.

•	Product Storage Area. We expect to have storage tanks on site to store the ethanol we produce. The plant will also contain a storage building to hold distillers grains until shipped.

•	Product Shipment Facilities. We will have facilities for the shipment, by truck or rail, of our ethanol and distillers grains produced at our plant.

•

General Plant Infrastructure and Utilities. The facility will also consist of administration facilities, chillers, cooling towers and other processing equipment, some of which require fresh water to operate. Boiler water is conditioned in regenerative softeners and/or other treatment equipment and pumped through a deaerator and into a deaerator tank. Appropriate boiler chemicals are added and the pre-heated water is pumped into the boiler. Steam energy will be provided by a heat recovery steam generator. Process cooling will be provided by circulating cooling water through heat exchangers, a chiller and a cooling tower. We expect the facility to also contain a compressed air system consisting of an air compressor, receiver tank, pre-filter and air dryer. We expect that the plant design will also incorporate the use of a clean-in-place system for cooking, fermentation, distillation, evaporation, centrifuges and other systems.

Thermal Oxidizer

Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.

Ethanol Markets

Ethanol has important applications. Primarily, ethanol can be used as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance.

The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We expect to use an ethanol marketer to sell our ethanol in both the regional and national markets. We may also attempt to access local markets, but these will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold.

We intend to serve the regional and national markets by rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals who then blend the ethanol to E-10 and E85 gasoline and transports the blended gasoline to retail outlets in these markets.

In addition to rail, we may try to service the regional markets by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.

Co-products

The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51—Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.

The plant is expected to produce approximately 315,000 tons annually of raw carbon dioxide as another by-product of the ethanol production process according to our Feasibility Study. At this time, we do not intend to capture and market our carbon dioxide gas.

Distillers Grains Markets

In its Ethanol Industry Outlook for 2007, the Renewable Fuels Association reported that 12 million metric tons of distillers grains were produced in 2006 by the ethanol industry. We expect the amount of distillers grains produced to increase significantly as the number of ethanol plants increase. The primary consumers of distillers grains are dairy and beef cattle, according to the Renewable Fuels Association’s Ethanol Industry Outlook 2007 (dated February 2007, publicly available free of charge at www.ethanolrfa.org). In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. Numerous feeding trials show advantages in milk production, growth, rumen health, and palatability over other dairy cattle feeds. With the advancement of research into the feeding rations of poultry and swine, these markets will continue to grow.

The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes directly with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.

As with ethanol, the distillers grains markets are both regional and national. These national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distiller’s grains. The following chart shows distillers grains production comparative to the potential regional market for distillers grains:

Source: University of Minnesota DDGS Web site, http://www.ddgs.umn.edu/ppt-pqd.htm; Pro Exporter Network

Although local markets will be the easiest to service, they may be oversold, which would depress distillers grains prices. We plan to market some of our distillers grains to the local livestock markets surrounding the plant. However, we also expect to engage a company to market our distillers grains nationally. We have discussed but not yet negotiated the terms of a distillers grains marketing agreement with several distillers grains marketing companies.

Corn Feedstock Supply

We anticipate that our plant will need approximately 40 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained primarily from local markets. Traditionally, corn grown in the area has been fed locally to livestock or exported for feeding or processing. We believe, based on the Feasibility Study, that in the year 2005, the 14 county area surrounding the Ithaca location we are considering for our plant produced approximately 94.3 million bushels of corn. The chart below describes the amount of corn grown in Gratiot County, Michigan and surrounding Michigan counties for 2001 through 2005 which was contained in the Feasibility Study.

County	2005 Corn Production	2004 Corn Production	2003 Corn Production	2002 Corn Production	2001 Corn Production
	(million bushels)	(million bushels)	(million bushels)	(million bushels)	(million bushels)
Bay	6.73	5.75	5.68	6.10	3.51
Clinton	8.68	8.10	7.65	6.50	5.68
Eaton	8.17	8.15	8.82	7.90	7.05
Genesee	3.78	2.70	3.11	2.50	1.92
Gratiot	11.15	8.65	9.27	9.40	8.37
Ingham	6.69	7.15	6.69	5.20	4.75
Ionia	9.42	9.15	9.43	8.50	8.15
Isabella	4.66	3.03	3.94	3.55	2.57
Livingston	2.57	2.50	2.66	2.00	2.08
Mecosta	2.37	1.65	1.75	1.43	1.27
Midland	3.35	2.41	3.00	2.35	2.06
Montcalm	7.07	5.62	5.33	5.90	4.25
Saginaw	12.35	10.50	11.30	11.50	8.29
Shiawassee	7.29	6.10	5.71	4.90	4.40

Total	94.3	81.5	84.34	77.7	64.4

We will be dependent upon the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. According to the Feasibility Study, production of corn in the 14-county study area surrounding the proposed location of the ethanol plant was 94.3 million bushels in 2005. In a short crop year, the potential exists that corn would need to be shipped into a 110-million gallon per year ethanol plant. Cooperative Elevator is located and has historically originated most of its corn outside of that 14-county study area. Although the areas surrounding the locations we are considering for our plant produce a significant amount of corn and we do not anticipate problems sourcing corn, we cannot assure you that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought in the area, or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the areas we are considering for the location of the plant.

Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. Historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.

Grain origination and risk management

We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn needed for the project. In that effort, we have entered into a Corn Marketing Agreement with Cooperative Elevator Co. that will allows us to purchase all of the corn that they have available for sale and obligates the Cooperative Elevator Co. to use its best good faith efforts to originate all corn available to it in its trade area. We have also entered into an agreement with Brown Milling, Inc. that will allows us the right to purchase all of the corn that Brown has available to sell and a non-binding letter of intent with Auburn Bean & Grain, Inc. for the purchase of Auburn. See “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS—Grain Elevator Arrangements.” We have no other contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.

We expect to hire or contract with a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators and producers. The commodities manager will utilize forward contracting and hedging strategies, including certain futures contracts, forward contracts and/or certain derivative instruments to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery. The effectiveness of such hedging activities will depend upon, among other things, volatility in the market price for corn, our ability to sell enough ethanol and distillers grains to use all of the corn procured and the effectiveness of our hedging strategy. Although the hedging activities will be effected to limit our price risk, we may still be exposed to some price risk. Further, the hedging activities themselves result in costs that we may incur and that may be significant.

Transportation and Delivery

We anticipate our plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We believe rail is considerably more cost effective than truck transportation to the more distant markets. The railways and highways we will use will be dependent on our choice of location to build our plant. At this time, we do not have any contracts in place with any railway. We anticipate engaging Wilcox, LLC to assist us with the rail engineering and design services necessary to install rail infrastructure for our proposed plant.

Utilities

The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local electric and natural gas suppliers to provide our needed energy. There can be no assurance that those utilities and companies will be able to reliably supply the natural gas and electricity that we need. If there is an interruption in the supply of energy for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.

Natural Gas

In order to operate a 110-million gallon ethanol plant, we will require approximately 3,400,000 MMBTU of natural gas per year. The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer. The price we will pay for natural gas has not yet been determined. In 2005, natural gas prices increased sharply as Hurricane Katrina devastated operations and impacted infrastructure on the Gulf Coast. Natural gas prices rose from approximately $3.00—6.50/mcf mmbtu to nearly $5.00—12.00/mcf. mmbtu. More recently, natural gas prices have settled into approximately the $6.00/mcf mmbtu—8.00/mcf mmbtu range.

Electricity

Based on our Feasibility Study, we anticipate the proposed plant will require approximately 9 MW of electricity at peak demand. We have discussed and reviewed but not yet negotiated or executed any agreement with a power company to provide electricity to our site. The price at which we will be able to purchase electric services has not yet been determined.

Water

We will require a significant supply of water. We have assessed our water needs and available supply and we expect to drill several high-capacity wells to provide for our water needs. If we are unable to access sufficient well water supply or unable to drill the wells for any reason, we may utilize nearby surface water or municipal water to meet the plant’s water needs, which is within one quarter mile of our plant site.

Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM/Phoenix Bio-Methanator wastewater treatment process will result in zero discharge of plant process water.

Employees

We presently have one full-time employee, David Skjaerlund, our President and Chief Executive Officer. We have also entered into consulting agreements with PlanScape Partners, for whom Ms. Fiscus, one of our managers, is currently the President, Tom Pumford, Marshall Meador, Peter Baker, Jennifer Clark, Earthscape Resource Management, which is owned by Scott Everett, and Muchmore Harrington Smalley & Associates, Inc., with whom Dennis Muchmore has been a counsel since 1998. Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 46 full-time employees. The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

Position	# Full-Time Personnel
General Manager	1
Plant Manager	1
Commodities Specialist	1
Controller	1
Book Keeper	1
Secretary	1
Production Team Leaders	4
Team Production I	4
Team Production II	8
Utilities, Maintenance & Safety Manager	1
Licensed Boiler Operator	2
Maintenance Worker	4
Welder	2
Electrician	1
Electronic Technician	1
Laboratory Manager	1
Laboratory Assistant	2
Rail Attendant	2
Truck Attendant	4
Grain Sampling & Records	2
Entry Level Floater	2

TOTAL	46

The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.

We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.

Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We cannot assure you that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants which would have a material adverse affect on our operations, cash flows and financial performance.

Sales and Marketing

We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of an ethanol distributor, but have not yet entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our distillers grains through the use of an ethanol-byproducts marketing firm, but have not yet entered into any agreements regarding the sale of our distillers grains.

Design-Build Team

ICM

On April 18, 2007, we entered into an agreement with ICM setting forth the terms upon which ICM will provide certain services related to the design, construction and start-up of our ethanol plant. At that time, we paid ICM an additional payment of $750,000. Under the agreement, ICM has the binding obligation to begin construction of our ethanol plant no later than the third calendar quarter of 2007 provided that we satisfy certain requirements, including closing this financing. (See “PROSPECTUS SUMMARY—Recent Events”). Upon execution of the original letter of intent with ICM on August 22, 2006, we paid ICM $250,000. On January 13, 2007, we also paid ICM the first $2,000,000 installment payment, which is refundable to the extent not spent by ICM in preparing for construction of the ethanol plant. We paid ICM the second installment of $2,000,000 on March 13, 2007, which is also refundable to the extent not spent by ICM in preparing for construction of the ethanol plant. ICM has the binding obligation to begin construction of our ethanol plant no later than the third calendar quarter of 2007 provided that we satisfy certain requirements including, among other things, completion of sufficient debt and equity financings and possession of all required permits and authorizations. ICM will serve as the principal contractor for the plant and to provide the process engineering operations.

ICM is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and founded in 1995 by President and CEO, Dave Vander Griend. ICM is expected to provide the process engineering operations. ICM has been involved in the research, design and construction of ethanol plants for many years. The principals of ICM each have over 20 years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants. ICM employs over 250 engineers, professional and industry experts, craftsmen, welders and painters and full-time field employees that oversee the process. IMC, Inc. has been involved in sixty ethanol plant projects. ICM could lack the capacity to serve our plant due to the increased number of plants that they are designing and building at any one time. In addition, due to the large number of plants that ICM is currently designing, ICM may not be able to devote as much time to the advancement of new technology as other firms that have more available personnel resources.

The plants that were using ICM design technology and were in production as of late December 2006 include with their respective sizes in millions of gallons per year:

Plant Name	Location	Size
PLANT PROJECTS
Adkins Energy, LLC	Lena, IL	30
Amaizing Energy, LLC	Denison, IA	40
Badger State Ethanol, LLC	Monroe, WI	40
Big River Resources, LLC	West Burlington, IA	40
Bushmills Ethanol	Atwater, MN	40
Commonwealth Agri-Energy, LLC	Hopkinsville, KY	20
CORN, LP	Goldfield, IA	50
East Kansas Agri Energy, LLC	Garnett, KS	35
Front Range Energy LLC	Windsor, CO	40
Glacial Lakes Energy, LLC	Watertown, SD	40
Golden Grain Energy, LLC	Mason City, IA	40
Granite Falls Energy, LLC	Granite Falls, MN	40
Hawkeye Renewables, LLC	Iowa Falls, IA	40
Hawkeye Renewables, LLC II	Fairbank, IA	100
Heartland Grain Fuels, LP	Huron, SD	8
Husker Ag, LLC	Plainview, NE	20
KAAPA Ethanol, LLC	Minden, NE	40
Lincolnland Agri Energy, LLC	Robinson, IL	40
Lincolnway Energy, LLC	Nevada, IA	50
Little Sioux Corn Processors, LLC	Marcus, IA	40
Mid-Missouri Energy, Inc.	Malta Bend, MO	40
Midwest Grain Processors Cooperative	Lakota, IA	40
North Country Ethanol	Rosholt, SD	20
Platte Valley Fuel Ethanol, LLC	Central City, NE	40
Prairie Horizon Agri-Energy LLC	Phillipsburg, KS	40
Sterling Ethanol, LLC	Sterling, CO	40
Suncor Energy Products Inc.	Sarnia, Ontario, CANADA	55
Trenton Agri-Products, LLC	Trenton, NE	30
The Andersons Albion Ethanol LLC	Albion, MI	55
United Wisconsin Grain Producers	Friesland, WI	40
US Bio Woodbury	Lake Odessa, MI	40
US Energy Partners, LLC	Russell, KS	30
VeraSun Energy	Aurora, SD	100
VeraSun Energy	Fort Dodge, IA	110
Western Plains Energy, LLC	Oakley, KS	30

EXPANSIONS
Al-Corn Clean Fuels	Claremont, MN	20/35
Commonwealth Agri-Energy, LLC Expansion	Hopkinsville, KY	20/40
Hawkeye Renewables, LLC Expansion	Iowa Falls, IA	40/80
Heartland Grain Fuels, LP Expansion	Huron, SD	14/30
Trenton Agri-Products, LLC Expansion	Trenton, NE	30/40
US Energy Partners, LLC Expansion	Russell, KS	30/40
Western Plains Energy, LLC Expansion	Oakley, KS	30/40

Source: ICM

Wilcox Design-Build, LLC

We have entered into an agreement with Wilcox regarding the terms upon which we have retained Wilcox to provide certain services relating to the coordination, engineering, design and construction of the ethanol plant. Under the agreement, Wilcox will provide services relating to the following: site investigation services, planning and permitting, design and construction documents, design review meetings, construction and staking, and construction management. The scope of services includes the construction management of site excavation and grading, roads, utility installation, administration building, maintenance building and the grain handling complex. The agreement also contains a project milestone schedule which anticipates construction on the plant to continue through May 2008. We have approved the acceptance of a bid package for earthwork and site excavation from Fisher Excavating Co. Fisher began excavation of the site in January 2007 and plans to complete such work by late spring 2007. Wilcox will supplement and complement the services provided by the ethanol plant design-build firm ICM as stated in the letter of intent previously signed by Liberty and ICM.

Wilcox was founded in 1968 and has grown to over 280 employees offering engineering, surveying, environmental services, planning, landscape architecture, and construction engineering services. Wilcox, with 11 offices located in Michigan, also performs turn-key and design-build projects including transportation, automotive proving grounds, large-scale developments/resorts and small to medium municipal client services. The Wilcox team includes over 75 licensed professionals which operate throughout the U.S. and abroad. Wilcox is prequalified by numerous state agencies, is an ISO 9001:2000 certified company, and is also listed among ENR’s “Top 500 Design Firms.”

Construction and timetable for completion of the project

Assuming this offering is successful, and we are able to complete the debt and follow-on equity portion of our financing, we estimate that the project will be completed approximately 12-14 months from the date of the pouring of concrete.

We believe that the primary risks that might delay our anticipated completion date are that:

•	We may not be able to raise the significant amount of equity and debt we need to complete our ethanol plant in the timeframe that we anticipate or at all; and

•

Our contractors and consultants on whom we are highly dependent may not meet the construction schedule that we have agreed to due to labor constraints, constraints in obtaining required materials, weather delays, acts of God and other causes beyond their control. In addition, they may have interests that conflict with ours that could cause them to deploy their resources on other projects and thereby delay the construction of our plant.

The primary consequences of any delay in the completion of our plant are that:

•	The cost of construction will increase as a result of increased debt carrying costs and increases in the cost of raw materials; and

•	The time that we can begin generating revenue from the sale of ethanol and distillers grains will be delayed.

The consequence to our investors is that their potential return on their investment would be materially and adversely affected. In the worst case, such delays could cause the failure of the project and our investors could lose their entire investment in us. This schedule further assumes that two months of detailed design will occur prior to closing and the construction schedule will be followed by two months of commissioning. During the period of commissioning, we expect preliminary testing, training of personnel and start-up of operations at our plant to occur. This schedule also assumes that bad weather, and other factors beyond our control do not upset our timetable as there is no additional time built into our construction schedule for unplanned contingencies. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.

Regulatory Permits and Compliance with Environmental Laws

We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We anticipate industry experts will coordinate and assist us with obtaining certain environmental permits, and to advise us on general environmental compliance. In addition, we may retain consultants with specific expertise for the permit being pursued to ensure all permits are acquired in a cost efficient and timely manner.

Of the permits described below, we must obtain a minor source construction permit for air emissions prior to starting construction, which we anticipate receiving after the standard 30-day public comment period in January 2007. We have already received a construction storm water discharge permit. The remaining permits will be required shortly before or shortly after we begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The State of Michigan and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

Even if we receive all required permits from the State of Michigan, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Michigan is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that Michigan is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.

Minor source construction permit for air emissions

Our estimates indicate that our facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting as outlined in our permit application submitted to the Michigan Department of Environmental Quality on August 16, 2006 (PTI No. 241-06). These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. On March 8, 2007, the Michigan Department of Environmental Quality approved our application for a minor source construction permit for air emissions. The air permit includes a 6,000 bushel per hour grain dryer and limits the production of ethanol on the site to 121 million gallons per year. The types of regulated pollutants that are expected to be emitted from our plant include particulate matter, or PM10, carbon monoxide, or CO, nitrous oxides, or NOx and volatile organic compounds, or VOCs. The activities and emissions mean that we are expected to obtain a minor source construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 110-million gallons per year at the nominal rate with the permit at a slightly higher rate of 121 million gallons per year) in order to avoid having to obtain Title V air permits. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that Michigan might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. The air quality standards may change at any time, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a non-attainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.

Air pollution standard

There are a number of air pollution standards which may affect the construction and operation of the plant going forward. The Prevention of Significant Deterioration, or PSD regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs.

Waste Water National Pollutant Discharge Elimination System Permits (NPDES Permit)

We expect that we will use water to cool our closed circuit systems in the proposed plant based upon engineering specifications. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. The exact details regarding the source of water and the amount of non-process and other wastewater that needs to be discharged will not be known until tests confirm the water quality and quantity for the site. Although unknown at this time, the quality and quantity of the water source and the specific requirements imposed by Michigan for discharge will materially affect our financial performance. We expect to file for a permit to allow the discharge of non-contact cooling and boiler blowdown water into Brady Creek. There can be no assurances that these permits will be granted to us. If these permits are not granted, then our plant may not be allowed to operate or we will be required to hook up to the City of Ithaca sewer system which is within one quarter mile of the plant site.

New source performance standards

The plant will be subject to new source performance standards for both the plant’s distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.

Spill prevention, control, and countermeasures plan

Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure, or SPCC plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.

Alcohol and Tobacco Tax and Trade Bureau Requirements

Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.

Risk management plan

Pursuant to § 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. Since we plan to use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.

Environmental Protection Agency Oversight; Changes in Environmental Regulation

Even if we receive all Michigan environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Michigan’s environmental administrators.

In addition, the government’s regulation of the environment changes constantly. Michigan and EPA rules and regulations are subject to change, and it is possible that more stringent environmental rules or regulations could be adopted, which may result in greater regulatory burdens which could increase our operating costs and expenses. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration, or OSHA. OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

Nuisance

Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance. We are not currently involved in any litigation involving nuisance or any other claims.

Legal Proceedings

As part of the acquisition of assets from Liberty Michigan, we assumed the obligations of Liberty Michigan under a settlement agreement with a group of the founders of Liberty Michigan, including Renewable Energy Consultants, LLC, Mark and Terri Bateman, Rick and Susan Chesak and Cyndi Brearley, which we refer to as the REC Parties. The settlement agreement was entered into between Liberty Michigan and the REC Parties to settle conflicting claims to the ownership of Liberty Michigan. The founders of Liberty Michigan remaining after execution of the settlement agreement determined that the best course of action for Liberty Michigan’s owners was to liquidate its assets and dissolve. We agreed to purchase all of the assets of Liberty Michigan and assume Liberty Michigan’s obligations under the settlement agreement with the REC Parties. In addition, we paid Liberty Michigan $170,000 as part of the consideration for the transaction.

The settlement agreement required the payment to the REC Parties of $20,000 upon execution of the settlement agreement, which payment has already been made by Liberty Michigan, up to $150,000 upon the closing of our initial private offering, which payment has already been made, and up to $350,000 to the REC Parties upon closing of the written debt financing agreements providing for sufficient debt financing which, combined with the offering proceeds in this offering and the $16,368,250 we raised in previous private placement offerings, would equal at least our then estimated total project cost.

On February 27, 2007, the REC Parties delivered notice to our counsel that the REC Parties believe the third installment payment under the settlement agreement between the REC Parties and Liberty Michigan is now due. On April 25, 2007, the arbitrator for the REC Parties’ claim determined that payment of the third installment is not due until the closing of any financing package that allows for the start of construction on the ethanol plant. The parties are in discussions regarding when such closing takes place. Such installment payment is accrued for in our financial statements and the disagreement is only over the timing of such payment. See “LEGAL PROCEEDINGS.”

MANAGERS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our company agreement provides that our initial Board of Managers will be comprised of 31 members which may be expanded to 35 members. We have 31 managers on our initial Board of Managers. The initial Board of Managers will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences. If our project suffers delays due to financing or construction, our initial Board of Managers could serve for an extended period of time. In that event, your only recourse to replace these managers would be through an amendment to our company agreement which could be difficult to accomplish.

Our company agreement further provides that at the first annual or special meeting of the members following the date on which substantial operations of the facilities commence, the number of elected managers shall be reduced to a minimum of 7 and a maximum of 11. In addition, each member who holds one thousand (1,000) or more units, all of which were purchased by such member prior to the consummation of ethanol production at the ethanol plant is entitled to appoint a manager to the board. Therefore, the total number of managers may exceed 11 depending on the number of appointed managers. However, our company agreement requires that a majority of the board be elected by the members. Accordingly, the number of elected managers will be increased if the number of managers appointed by members holding 1,000 units or more is greater than or equal to the number of elected managers on our board. Appointed managers serve until removed by the member appointing them, so long as such member owns 1,000 or more units.

Our company agreement further provides for a staggered Board of Managers, where, upon the expiration of the initial board, the first group of managers shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of managers shall be elected for a 3-year term and at that point, one-third of the total number of managers will be elected by the members each year. Prior to expiration of the initial managers’ terms, the initial managers shall conduct a lottery to separately identify the manager positions to be elected. Each manager position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years).

Identification of Managers, Executive Officers and Significant Employees

The following table shows the managers and officers of Liberty Renewable Fuels as of the date of this prospectus:

Manager/Officer	Position
David Skjaerlund	Manager, President and Chief Executive Officer
Thomas Edward Pumford, Jr.	Manager, Secretary, Treasurer and Chief Financial Officer
Wilson C. Lauer	Manager & Vice President
Matthew Allan Dutcher	Manager & Vice President
Robert Joseph Kennedy	Manager & Vice President
Dennis C. Muchmore	Manager & Vice President
Jason Atkins	Manager
Ronald Melvin Balzer	Manager
John David Blank	Manager
Todd Alan Brink	Manager
Ronald Jay Brown	Manager
Scott Crumbaugh	Manager
Cullen Lanier Dubose, Sr.	Manager
Paul Early	Manager
Scott Daniel Everett	Manager
Kathleen Rahm Fiscus	Manager
Darryl Kent Fowler	Manager
Kenneth Craig Fowler	Manager
Robert James Guse, Jr.	Manager
Donald August Haske	Manager
Samuel Crawford Hawkins	Manager
Dennis Philip Heffron	Manager
Keith Duane Kirkdorfer	Manager
Eldridge Leo Lawson, Jr.	Manager
Norman Mihills	Manager
Lloyd Donald Miller	Manager
Gail Peterson	Manager
Chad Cameron Sowerby	Manager
Nick Totzke	Manager
Clifford Vennix	Manager
Benajmin O. Yantis	Manager

Business Experience of Managers and Officers

The following is a brief description of the business experience and background of our officers and managers.

Officers

David Moeberg Skjaerlund/President & CEO, Age 43, 3755 North M-52, Owosso, Michigan 48867. Since 2004 Dr. Skjaerlund has been the owner of Solomon Strategies, a business development and consulting company located in Owosso, Michigan. From 2002 through 2004 he was the President of Midwest Land Legacies, a community development and land use consulting company. From 1997 through 2002 he was the Executive Director of Rural Partners of Michigan, a public/private partnership responsible for rural development. Prior to 1997, Dr. Skjaerlund worked for the Michigan Department of Agriculture as Director of Policy

Implementation. Dr. Skjaerlund received a B.A. in Biology from Kalamazoo College, and he received a PhD in Animal Science with research in the field of molecular biology from Michigan State University. Dr. Skjaerlund also owns and operates an 1,100 acre grain farm. We have executed an employment contract with Dr. Skjaerlund pursuant to which Dr. Skjaerlund accepted the position of the Company’s Chief Executive Officer. As compensation for his services Dr. Skjaerlund will be issued 3% of the Company’s Class A and Class B Units outstanding at the time the ethanol plant commences production with a beginning capital account of zero. In addition, if Dr. Skjaerlund’s services as CEO continue after 90 days following completion of the ethanol plant, Dr. Skjaerlund will be paid fair and reasonable compensation for such services to be negotiated between the parties at that time.

Thomas Edward Pumford, Jr./Secretary, Treasurer and CFO, Age 53, 21900 W. Brady Rd., Bannister, MI 48807. Since 2001 Mr. Pumford has been self-employed as an investment properties manager. From June, 1995 through December, 2000 he served as an associate pastor at Amazing Grace Church in Wheeler, Michigan. From 1987 to 1995, Mr. Pumford was owner and CEO of Pumford Bros. Inc, a commercial concrete construction company. From August, 1976 through April, 1987 he worked in various senior accounting positions within management at General Motors Foundry Division that included payroll, accounts payable and receivable, pricing, operational budget, analysis and forecasting. Mr. Pumford received an accounting degree with a B.B.A. from Western Michigan University.

Wilson C. Lauer/Vice President, Age 57, 1731 S. Blair Rd, Ithaca, MI 48847. Mr. Lauer has been the owner and operator of Lauer Farms LLC located in Ithaca, Michigan since April of 1970, which currently farms 3,500 acres of land. He received an associates degree in diesel and heavy equipment management from Ferris State University. Mr. Lauer serves on the Board of Directors for Farmers State Bank and is an elder at Resurrection Life Church.

Matthew Allan Dutcher/Vice President, Age 41, 5307 Morrice Rd., Owosso, Michigan 48867. Mr. Dutcher has been the co-owner of Shawnee Creek Farms in Owosso, Michigan since September, 1983. Mr. Dutcher received an associates degree in dairy production from Michigan State University. Mr. Dutcher has served as an officer of the Owosso Local of the Michigan Milk Producers Association since 2000 and has served on the Shiawassee Regional Chamber of Commerce Board of Directors since 2004.

Robert Joseph Kennedy/Vice President, Age 39, 7710 S. Chapin, St. Charles MI 48655. Since January of 1992 Mr. Kennedy has been the General Manager of Auburn Bean & Grain Company located in Auburn, Michigan. Mr. Kennedy studied general science and business at Delta Community College. Mr. Kennedy currently serves as the Second Vice-Chair for the Michigan Agribusiness Association Board of Directors.

Dennis C. Muchmore/Vice President, Age 60, 8822 W. Lakepointe Dr, Laingsburg, MI 48848. Since January of 2003 Mr. Muchmore has been an Executive Vice President at DHR International located in Chicago, Illinois. Since 1988, he has been a counsel with the lobbying firm of Muchmore, Harrington Smalley and Associates, Inc. and is currently a principal with TomDen Enterprises, LLC, both located in Lansing, Michigan. Mr. Muchmore received a B.S. in Education from Eastern Illinois University, and he received a Masters in Public Administration from Michigan State University.

Managers

Jason Atkins/Manager, Age 46, 1525-B The Greens Way Jacksonville, FL 32250. Mr. Atkins has been a principal partner of Ergon Capital, LP for more than five years. Ergon Capital, LP actively manages a $300 million private investment portfolio. Mr. Atkins has extensive experience in investment analysis, financial planning and fund management.

Ronald Melvin Balzer/Manager, Age 41, 307 Tianna, Auburn, MI 48611. Mr. Balzer is currently employed as a Grain Merchandiser for Auburn Bean & Grain located in Auburn, Michigan where he has been employed since May of 1986. Mr. Balzer graduated with a B.S. from Central Michigan University. Ron is the current Chairman of the Transportation Committee of Michigan Agri-Business Association and a member of the local fire department.

John David Blank/Manager, Age 35, 1459 130th Avenue, Hopkins, MI 49328. Mr. Blank is currently employed as a paver operator for Michigan Paving and Materials located in Grand Rapids, Michigan. He has held this position since July of 1994.

Todd Alan Brink/Manager, Age 37, 115 N. Forrest St, Wayland, MI 49348. Mr. Brink currently works in the Sales & Parts division of Star Industrial Systems Inc. located in Wayland, Michigan. He has held that position since April of 2005. Mr. Brink is also currently the owner of Ron & Todd Brink Farms located in Wayland, Michigan. From April of 1996 through April of 2005 Mr. Brink worked as a salesman for Tailored Equipment in Jenison, Michigan.

Ronald Jay Brown/Manager, Age 45, 8731 E. Rosebush Rd., Mt. Pleasant, MI 48858. Mr. Brown has been President of Brown Milling, Inc. since April 2002, and employed by Brown Milling, Inc for the last 29 years. located in Mt. Pleasant, Michigan. Mr. Brown received a bachelors degree from Michigan State University.

Scott W. Crumbaugh/Manager, Age 50, 289 W. St. Charles Rd., Ithaca, MI 48847. Mr. Crumbaugh currently works as a political liaison for Spartan Insurance Agency, LLC located in Ithaca, Michigan. He has been employed in this position since January of 2006. From December, 1988 through December, 2005 Mr. Crumbaugh was owner and Agent for Spartan Insurance Agency. Prior to that he was a loan officer for Farm Credit Services and a business manager for B&W Coop in Breckenridge. Mr. Crumbaugh graduated from Michigan State University with a B.S. in Animal Science.

Cullen Lanier Dubose, Sr. /Manager, Age 71, 3792 Viceroy, Okemos, MI 48805. Mr. Dubose has been President of Painia Development Corporation located in Lansing, Michigan since October, 1979. Mr. Dubose is also a current member of the Michigan Economic Development Authority, which promotes economic growth and job creation within the state. Mr. Dubose received a B.S. in Civil Engineering from Tri-State University.

Matthew Allan Dutcher/Manager, See description under “Officers.”

Paul Early/Manager, Age 58, 1100 Riverside Dr, Owosso, MI 48867. Mr. Early has been the Vice President of Commercial Loans at Fifth-Third Bank in Owosso since April, 2005. From July 2004 to April 2005, he served as loan originator for Republic Bank and also served as a loan originator for Grathom Mortgage from May, 2003 to June, 2004. Prior to May, 2003, Mr. Early had 25 years of experience with GreenStone Farm Credit Services, including serving as Senior Loan Officer and Branch Manager. Mr. Early is also the Chair of the Revolving Loan Fund for Economic Development for Shiawassee Regional Chamber of Commerce and is a member of the Shiawassee Valley Economic Development Board.

Scott Daniel Everett/Manager, Age 40, 318 W. Ottawa, Lansing, MI 48933. Mr. Everett has been the Michigan Regional Manager for American Farmland Trust since February, 2000. From September, 1989 through February, 2000 Mr. Everett was in various management positions with the Michigan Farm Bureau, including serving as legislative counsel. Mr. Everett received a B.S. in Agriculture and Natural Resources from Michigan State University.

Kathleen Rahm Fiscus/Manager, Age 55, 1200 Nicollet Ave #706, Minneapolis, MN 55403. Ms. Fiscus is currently the president of PlanScape Partners located in Minneapolis, Minnesota. She has been in this position since May, 2002. From November, 1999 through May, 2002 she was the Deputy Head of Planning for Yaggy Colby Associates in Rochester, Minnesota. From August, 1998 through November, 1999 she was the Manager of

Economic Development for Northern Iowa Community College. Ms. Fiscus received a B.S. in Economics from Iowa State University and she received a Masters degree from Drake University.

Darryl Kent Fowler/Manager, Age 43, 2242 E. McGregor, St. Louis, MI 48880. Since January 2004, Mr. Fowler has worked as Manager of Accounting for Great Lakes Petroleum Corporation located in Alma, Michigan, which transports over 400 million gallons of petroleum products annually and services approximately 475 gas stations in Michigan. From November, 1995 through December, 2003 he was a staff accountant for Roslund, Prestage & Co. located in Alma, Michigan. He received a B.S. in Business Administration from Central Michigan University.

Kenneth Craig Fowler/Manager, Age 61, 3535 E. Stoll Rd., Lansing, MI 48906. Ken has been the owner of Management Resources Development (MRD), Inc. for more than 20 years and has extensive experience in real estate development, construction, housing projects and other business ventures. Ken also has an active interest in farming.

Robert James Guse, Jr. /Manager, Age 69, 25609 Beefon St., Cassopolis, MI 49031. Since May of 1996 Mr. Guse has been the owner and operator of Jim Guse Farms located in Cassopolis, Michigan. From May of 1996 through December of 2001 he was the County Commissioner for the County of Cass, Michigan.

Donald August Haske/Manager, Age 55, 2886 North Coleman Rd., Coleman, MI 48618. Since 1991 Mr. Haske has been the farm manager for Pleasant View Farms located in Coleman, Michigan. Mr. Haske has also managed grain and fertilizer operations for Mueller Bean Co. and serves on the Coleman Fire Department.

Samuel Crawford Hawkins/Manager, Age 53, 1213 Kilrush Dr, Franklin, TN 37069. Mr. Hawkins has been the World Missions Manager for Every Nations Ministries located in Brentwood, Tennessee since August of 2000. From August, 1982 through August, 2000 he was an associate pastor at Faith Church located in New Orleans, Louisiana. Mr. Hawkins received a B.A. in Religion and Greek from Union University in Jackson, Tennessee. Mr. Hawkins also received a Masters of Divinity from New Orleans Baptist Theological Seminary.

Dennis Philip Heffron/Manager, Age 51, 7724 Ashley Ave NE, Belding, MI 48809. Mr. Heffron has been the owner of Heffron Farms LLC located in Belding, Michigan since May of 1996, which currently includes 2,500 acres of crops, 400 feeder steers and the operation of four retail food stores.

Robert Joseph Kennedy/Manager. See description under “Officers.”

Keith Duane Kirkdorfer/Manager, Age 58, 67722 N. Shore Rd, Edwardsburg, MI 49112]. Mr. Kirkdorfer has been the owner and operator of Kirkdorfer Farms since June of 1968. Kirkdorfer Farms raises over 4,500 acres of crops, including seed corn and commercial corn. He received an A.A.S. from Southwestern Michigan College.

Wilson C. Lauer/Manager. See description under “Officers.”

Eldridge Leo Lawson, Jr. /Manager, Age 51, 648 Aylesford Ln., Franklin, TN 37069. Mr. Lawson has been a Minister at Every Nation Ministries located in Nashville, Tennessee since January, 1994. He also served as the founding Dean of the School of Campus Ministry to Every Nation Ministries. He received an B.A. in Education from the University of Kentucky.

Norman Mihills/Manager, Age 67, 60770 Patterson Hill Rd, Jones, MI 49061. Mr. Mihills has been the owner of Mihills farms located in James, Michigan since 1986.

Lloyd Donald Miller/Manager, Age 62, 160 N. Escott Rd, Owosso, MI 48867. Mr. Miller has been President of Lloyd Miller & Sons, Inc. located in Corunna, Michigan since January, 1961. Lloyd Miller & Sons,

Inc. currently operates New Holland Dealerships in Corunna and Fowlerville. He is also currently a partner at Miller Bros. LLC.

Dennis C. Muchmore. See description under “Officers.”

Gail Peterson/Manager, Age 55, 2380 Reum St, Niles, MI 49120. Mr. Peterson has been a co-owner of Peterson Farms since 1980. Peterson Farms markets 60,000 bushels of corn annually and raises 300 beef cows, feeds 300 head of cattle. Mr. Peterson also is President of Cass County Fair Board.

Thomas Edward Pumford, Jr. See description under “Officers.”

David Moeberg Skjaerlund. See description under “Officers.”

Chad Cameron Sowerby/Manager, Age 35, 10352 Wabasis Ave, Greenville, MI 48838. Mr. Sowerby has been the Farm Manager of Sowerby Brothers, Inc. located in Greenville, Michigan since January of 1991. Sowerby Brothers, Inc. grows over 3,500 acres of corn, dry beans, potatoes and small grains and which is also a co-owner in a processing plant for dry beans. He attended Michigan State University.

Nick Totzke/Manager, Age 53, 6760 Totzke Rd, Baroda, MI 49101. Mr. Totzke and his brother Ned Totzke have been partners since 1981 of Totzke Farms and currently operate 10,000 acres of grain, fruit and vegetables, in three southwestern Michigan counties. The Totzkes are third-generation farmers, who are continuing the tradition which began in 1928. In addition to farming, the Totzkes have been members of the National Grape Cooperative since 1981, of which Ned has been a Regional Delegate for the past six years. Ned Totzke is also serving his 7th year on the Lincoln Township Zoning Board of Appeals, and served six years as President and Treasurer for the Zion United Church of Christ, Baroda. Both Totzkes continue to volunteer with and have supported the Berrien County Youth Fair for over 30 years.

Clifford Vennix/Manager, Age 70, 418 Patricia, Auburn, MI 48611. Since 1970 Mr. Vennix has been president of Auburn Bean & Grain located in Auburn, Michigan. Mr. Vennix has over 51 years of experience in the grain handling business, is a past president of Michigan Agri-Business Association and currently serves on the Board of Directors for MM Mutual Insurance Company.

Benjamin O. Yantis/Manager, Age 69, 1440 Yantis Blvd, Logansport, IN 46947. Since 1962 Mr. Yantis has been the owner of Yantis Implement and Yantis Enterprises located in Logansport, Indiana. Mr. Yantis is also presently actively involved with Global Outreach International and World Missionary Press.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the shares of our units by:

•	each person known by us to be the beneficial owner of more than 5% of our units;

•	each of our named executive officers;

•	each of our managers; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each member is determined under rules promulgated by the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. Units subject to options and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days after the date of this prospectus, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

The percentages in the following table are based on a total of 4,635 units outstanding on March 31, 2007. Except as indicated in the footnotes below, we believe, based on information furnished to us and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise indicated below, the address of each person or entity listed below is c/o Liberty Renewable Fuels LLC, P.O. Box 335, Owosso, Michigan 48867.

UNITS BENEFICIALLY OWNED BY MANAGERS, OFFICERS AND 5% HOLDERS

						Percentage of Total After the Offering
Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Owner	Number of Units(1)		Percent of Class Prior to Offering	Maximum units Sold in Offering	Minimum units Sold in Offering
5% Unitholders:
Cooperative Elevator Co.	Class A Units	$1,000,000	250	(2)	5.39%	1.01%	1.71%
Eagle Energy, LLC	Class A Units	$4,000,000	1,000	(3)	21.57%	4.06%	6.83%
ICM, Inc.	Class A Units	$4,000,000	1,000	(4)	21.57%	4.06%	6.83%

Directors and Executive Officers:
David Skjaerlund	Class A Units	$135,000	60	(5)	1.29%	0.24%	0.41%
Thomas Edward Pumford, Jr.	Class A Units	$56,250	45	(6)	0.97%	0.18%	0.31%
Wilson C. Lauer	Class A Units	$217,250	98	(7)	2.11%	0.40%	0.67%
Matthew Allan Dutcher	Class A Units	$173,250	89	(8)	1.92%	0.36%	0.61%
Robert Joseph Kennedy	Class A Units	$80,250	41	(9)	0.88%	0.17%	0.28%
Dennis C. Muchmore	Class A Units	$85,500	48	(10)	1.03%	0.19%	0.33%
Ronald Melvin Balzer	Class A Units	$103,500	52	(11)	1.12%	0.21%	0.36%
John David Blank	Class A Units	$49,500	22	(12)	0.47%	0.09%	0.15%
Tom Alan Brink	Class A Units	$94,500	42	(13)	0.91%	0.17%	0.29%
Ronald Jay Brown	Class A Units	$166,500	80	(14)	1.72%	0.32%	0.55%
Scott Crumbaugh	Class A Units	$435,000	143	(15)	3.08%	0.58%	0.98%
Cullen Lanier Dubose, Sr.	Class A Units	$60,750	20		0.43%	0.08%	0.14%
Paul Early	Class A Units	$24,750	19	(16)	0.41%	0.08%	0.13%
Scott Daniel Everett	Class A Units	$147,500	70	(17)	1.51%	0.28%	0.48%
Kathleen Rahm Fiscus	Class A Units	$31500	14		0.30%	0.06%	0.10%
Darryl Kent Fowler	Class A Units	$94,500	50	(18)	1.08%	0.20%	0.34%
Kenneth Craig Fowler	Class A Units	$24,750	17	(19)	0.37%	0.07%	0.12%
Robert James Guse, Jr.	Class A Units	$157,500	70		1.51%	0.28%	0.48%
Donald August Haske	Class A Units	$162,000	72	(20)	1.55%	0.29%	0.49%
Samuel Crawford Hawkins	Class A Units	$101,250	45	(21)	0.97%	0.18%	0.31%
Dennis Philip Heffron	Class A Units	$58,500	26	(22)	0.56%	0.11%	0.18%
Keith Duane Kirkdorfer	Class A Units	$29,250	13		0.28%	0.05%	0.09%
Eldridge Leo Lawson, Jr.	Class A Units	$78,750	35	(23)	0.76%	0.14%	0.24%
Norman Mihills	Class A Units	$29,250	13		0.28%	0.05%	0.09%
Lloyd Donald Miller	Class A Units	$173,250	77		1.66%	0.31%	0.53%
Gail Peterson	Class A Units	$29,250	13		0.28%	0.05%	0.09%
Chad Cameron Sowerby	Class A Units	$101,250	45	(24)	0.97%	0.18%	0.31%
Nick Totzke	Class A Units	$49,500	22	(25)	0.47%	0.09%	0.15%
Clifford Vennix	Class A Units	$173,250	77		1.66%	0.31%	0.53%
Benajmin O. Yantis	Class A Units	$81,000	36		0.78%	0.15%	0.25%

Executive officers and managers as a group	Class A Units	$3,204,250	1,454		30.64%	5.88%	9.86%

(1)	Assumes no additional purchases in this offering.
(2)	The address of Cooperative Elevator Company is 7211 E. Michigan Ave., Pigeon, Michigan 48755. The beneficial owners of Cooperative Elevator Company are: Kurt Ewald, David Houghtaling, David Sting, James Licht, Les Roth, Dennis Schuette, Steven Shaw, Denson Smith and Dan Volmering.
(3)	The address of Eagle Energy, LLC is 2113 Pebble Beach Lane, Brandon, South Dakota 57005. The beneficial owners of Eagle Energy, LLC are: David Kolsrud, David Fick, Ronald Fick, Stanley Gyberg, Morris Fick, Melvin Fick, Tony Bosch, Arden Fick, James Fick, James Hall, Susan Anderson Bachman and Dan Heard.
(4)	The address of ICM, Inc. is PO BOX 397, 310 N. 1st Street, Colwich, Kansas 67030. The beneficial owner of ICM, Inc. is David J. VanderGriend.
(5)	Includes 60 units held by Solomon Investment Strategies. LLC. Dr. Skjaerlund, one of our managers, is a member of Solomon Investment Strategies. LLC. The sole beneficial owner of Solomon Investment Strategies, LLC is David Skjaerlund. Dr. Skjaerlund disclaims beneficial ownership of the units held by Solomon Investment Strategies. LLC, except to the extent of his pecuniary interest therein. Mr. Skjaerlund, as compensation for service as CEO, is also entitled to 3% of the total Class A and Class B units at the commencement of ethanol production. The number of such units is currently indeterminable.
(6)	Includes 20 units Mr. Pumford will receive for service as Treasurer and Secretary.
(7)	Includes 88 units held by Lauer Farms, LLC. Mr. Lauer, one of our managers, is a member of Lauer Farms, LLC. The sole beneficial owner of Lauer Farms, LLC is Wilson Lauer. Mr. Lauer disclaims beneficial ownership of the units held by Lauer Farms, LLC, except to the extent of his pecuniary interest therein. Units also include 10 units Mr. Lauer will receive for service as Vice President.
(8)	Units include 10 units Mr. Dutcher will receive for service as Vice President and 2 units for service on the Finance and Audit Committee.
(9)	Includes 10 units Mr. Kennedy will receive for service as Vice President.
(10)	Includes 10 units Mr. Muchmore will receive for service as Vice President.
(11)	Includes 6 units Mr. Balzer will receive for service as a member of the Steering Committee.
(12)	Includes 22 units held by Allegan County Renewable Energy II, LLC. Mr. Blank, one of our managers, is a member of Allegan County Renewable Energy II, LLC. The beneficial owners of Allegan County Renewable Energy II LLC are: John Blank, Bruce Firlik, George Warner and William Firlik. Mr. Blank disclaims beneficial ownership of the units held by Allegan County Renewable Energy II, LLC, except to the extent of his pecuniary interest therein.
(13)	Includes 42 units held by Allegan County Renewable Energy, LLC. Mr. Brink, one of our managers, is a member of Allegan County Renewable Energy, LLC. The beneficial owners of Allegan County Renewable Energy LLC are: Todd Brink, Ron Brink, Louis Fifelski, Scott Schaendorf, Mark Kloska and Jody Schaendorf. Mr. Brink disclaims beneficial ownership of the units held by Allegan County Renewable Energy, LLC, except to the extent of his pecuniary interest therein.
(14)	Includes 74 units held by Energy Service, LLC. Mr. Brown, one of our managers, is a member of Energy Service, LLC. The sole beneficial owner of Energy Service is Ron Brown. Mr. Brown disclaims beneficial ownership of the units held by Energy Service, LLC, except to the extent of his pecuniary interest therein. Also includes 6 units Mr. Brown will receive for service as a member of the Steering Committee.
(15)	Includes 135 units held by Apple Investing, LLC. Mr. Crumbaugh, one of our managers, is a member of Apple Investing, LLC. The sole beneficial owner of Apple Investing, LLC is Scott Crumbaugh. Mr. Crumbaugh disclaims beneficial ownership of the units held by Apple Investing, LLC, except to the extent of his pecuniary interest therein. Also includes 6 units Mr. Crumbaugh will receive for service as a member of the Steering Committee and 2 units for service on the Finance and Audit Committee.
(16)	Includes 6 units Mr. Early will receive for service as a member of the Steering Committee and 2 units for service on the Finance and Audit Committee.
(17)

Includes 64 units held by Pro-Farmer Financial Group, LLC. Mr. Everett, one of our managers, is a member of Pro-Farmer Financial Group, LLC. The beneficial owners of Pro Farmer LLC are: Scott Everett, Gene Garber, Luke Brubaker, Dwight Hess, Charles Schaffner and Jere Swarr. Mr. Everett disclaims beneficial ownership of the units held by Pro-Farmer Financial Group, LLC, except to the extent of his pecuniary interest therein. Also includes 6 units Mr. Everett will receive for service as a member of the Steering Committee.
(18)	Includes 6 units Mr. Fowler will receive for service as a member of the Steering Committee and 2 units for service on the Finance and Audit Committee.
(19)	Includes 6 units Mr. Fowler will receive for service as a member of the Steering Committee.
(20)	Includes 72 units held by Future Fuels. LLC. Mr. Haske, one of our managers, is a member of Future Fuels. LLC. The beneficial owners of Future Fuels, LLC are: Don Haske and David Skjaerlund. Messrs. Haske and Skjaerlund disclaim beneficial ownership of the units held by Future Fuels. LLC, except to the extent of their respective pecuniary interests therein.
(21)	Includes 45 units held by Global Energy Impact, LLC. Mr. Hawkins, one of our managers, is a member of Global Energy Impact, LLC. The beneficial owners of Global Energy Impact LLC are: Sam Hawkins and Brenda Brock-Howard. Mr. Hawkins disclaims beneficial ownership of the units held by Global Energy Impact, LLC, except to the extent of his pecuniary interest therein.
(22)	Includes 26 units held by Heffron Farms. Mr. Heffron, one of our managers, is a member of Heffron Farms. The beneficial owners of Heffron Farms are Dennis Heffron and Brenda Heffron. Mr. Heffron disclaims beneficial ownership of the units held by Heffron Farms, except to the extent of his pecuniary interest therein.
(23)	Includes 35 units held by Victory & Sons, LLC. Mr. Lawson, one of our managers, is a member of Victory & Sons, LLC. The beneficial owners of Victory & Son’s are: Clint Summers, Jackson Charitable Trust and Leo & Pat Lawson 1998 Family Trust. Mr. Lawson disclaims beneficial ownership of the units held by Victory & Sons, LLC, except to the extent of his pecuniary interest therein.
(24)	Includes 45 units held by Sowerby Farms. Mr. Sowerby, one of our managers, is a member of Sowerby Farms. The beneficial owners of Sowerby Farms are: Richard Sowerby, Robert Sowerby and Chad Sowerby. Mr. Sowerby disclaims beneficial ownership of the units held by Sowerby Farms, except to the extent of his pecuniary interest therein
(25)	Includes 22 units held by Totzke Farms. Mr. Totzke, one of our managers, is a member of Totzke Farms. The beneficial owners of Totzke Farms are: Nick Totzke and Ned Totzke. Mr. Totzke disclaims beneficial ownership of the units held by Totzke Farms, except to the extent of his pecuniary interest therein.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the narrative that follow.

Our compensation program for executive officers is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit and to link rewards to measurable company and individual performance.

Our executive officers’ compensation currently has one component—unit awards granted pursuant to resolutions of our Board of Managers. We currently do not provide our executive officers any other benefits. We fix executive officer compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals.

Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation as we do not currently compensate our executive officers in that manner. Our compensation committee’s current intent is to perform at least annually, beginning after completion of our ethanol plant, a strategic review of our executive officers’ compensation to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. These companies may or may not be public companies or even in all cases ethanol production companies.

We account for equity compensation paid to our employees under the rules of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We currently intend that all cash compensation paid will be tax deductible for us.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. It is possible that we will establish programs or policies of this sort in the future, but we do not expect to do so prior to this offering. Authority to make equity grants to executive officers rests with our compensation committee, although our compensation committee will consider the recommendations of our chief executive officer.

Summary Compensation Table

The following table sets forth certain information concerning compensation of (i) the person that served as the Chief Executive Officer of the Company during the fiscal year ended December 31, 2006, (ii) the person that served as the Chief Financial Officer of the Company during the fiscal year ended December 31, 2006, (iii) the four other most highly compensated executive officers of the Company during the fiscal year ended December 31, 2006, and (iv) up to two persons who would have been disclosed above had such person been serving in one of the positions listed above at the end of the Company’s fiscal year ending December 31, 2006 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Unit Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value of Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
David Skjaerlund	2006	—	—	$321,533	—	—	—	—	$321,533
Chief Executive Officer and President

Thomas Pumford	2006	—	—	$16,516	—	—	—	$22,500	$39,016
Chief Financial Officer

Wilson Lauer	2006	—	—	$8,258	—	—	—	—	$8,258
Vice President

Matthew Dutcher	2006	—	—	$8,258	—	—	—	—	$8,258
Vice President

Robert Kennedy	2006	—	—	$8,258	—	—	—	—	$8,258
Vice President

Dennis Muchmore	2006	—	—	$8,258	—	—	—	—	$8,258
Vice President

The relative amounts of compensation awarded to the persons listed in the table above were determined based upon their relative contributions to the development of our business. In particular, Mr. Skjaerlund is currently dedicating all of his time and effort to the development of our business and is not receiving any cash compensation during our construction phase. Mr. Pumford is dedicating his full time to our development and is currently paid cash compensation pursuant to a service contract with us. The other listed officers each dedicate a portion of their time to the development of our business while maintaining other employment.

Employment Agreements

David Skjaerlund is currently serving as our Chief Executive Officer and President and Tom Pumford is currently serving as Secretary, Treasurer and Chief Financial Officer. Wilson Lauer, Matthew Dutcher, Robert Kennedy and Dennis Muchmore currently serve as Vice Presidents. We entered into an employment agreement with David Skjaerlund under which Dr. Skjaerlund is entitled to three percent (3%) of the total membership units of the Company outstanding at the time our ethanol plant begins production of the ethanol plant. Mr. Skjaerlund is not entitled to any other compensation for his services other than the grant of our units. The term of the agreement runs through the date which is 90 days after the commencement of ethanol production at our ethanol plant.

We have also entered into a consulting agreement with Mr. Pumford to provide us with internal accounting services, a consulting agreement with Muchmore Harrington Smalley & Associates, Inc., with whom Dennis Muchmore has been a counsel since 1998, to provide us advice regarding pending legislation that might affect Liberty, a consulting agreement with Earthscape Resource Management, which is partially owned by Mr. Everett, to provide us services as a Coordinating Manager with respect to the development of the ethanol plant and approval of permits from governmental agencies, and a consulting agreement with PlanScape Partners, for whom Ms. Fiscus is currently the President, to provide us services regarding financial grants related to the development of our ethanol plant. Except for the unit grants discussed below, we do not compensate Mr. Lauer, Mr. Dutcher, Mr. Kennedy or Mr. Muchmore for their service as officers. We have also approved issuance of units to our officers and to our managers who serve as Officers or a member of the Steering Committee and the Finance Committee. Each officer other than Mr. Skjaerlund will be granted 10 Class A units for each office that they hold (for a total of 60). Each Steering Committee member, who is not an officer, will be granted 6 Class A units (for a total of 48 units) and each member of the Finance Committee will be granted 2 Class A units (for a total of 8 units). Except for the compensation described in “EXECUTIVE COMPENSATION—Director Compensation,” we do not have any other compensation arrangements with our managers or officers.

Other than the employment agreement we entered into with David Skjaerlund and the consulting agreements we entered into with PlanScape Partners, for whom Kathleen Fiscus is currently the President, Tom Pumford, Earthscape Resource Management, which is partially owned by Mr. Everett, and Muchmore Harrington Smalley & Associates, Inc., with whom Dennis Muchmore has been a counsel since 1998, we have no employment agreements with any executive officer or manager. We have also entered into consulting agreements with Marshall Meader and Peter Baker to provide consulting services related to permitting, plant development and marketing agreements. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses

We reimburse our officers and managers for expenses incurred in connection with their service.

Director Compensation

Pursuant to our manager compensation program, each manager will receive the following compensation for board services, as applicable:

•	10 Class A units for service as an officer;

•	6 Class A units for service as a member of the Steering Committee that is not an officer of the Company; and

•	2 Class A units for service on the Finance and Audit Committee.

Compensation and Fees to the Managers and their Affiliates

The following table sets forth all of the compensation, fees, profits and other benefits that our managers and any of their affiliates may receive in connection with this offering or the operation of the Company:

Name	Unit Awards		Affiliate Agreements		Other Compensation
	(#)		($)		($)
David Skjaerlund	*	(1)	—		*	(2)
Thomas Edward Pumford, Jr.	20	(3)	—		$54,000	(4)
Wilson C. Lauer	10	(5)	—		—
Matthew Allan Dutcher	12	(6)	—		—
Robert Joseph Kennedy	10	(7)	—		—
Dennis C. Muchmore	10	(8)	*	(9)	—
Jason Atkins	—		—		—
Ronald Melvin Balzer	6	(10)	—		—
John David Blank	—		—		—
Todd Alan Brink	—		—		—
Ronald Jay Brown	6	(11)	—		—
Scott Crumbaugh	8	(12)	—		—
Cullen Lanier Dubose, Sr.	—		—		—
Paul Early	8	(13)	—		—
Scott Daniel Everett	6	(14)	*	(15)	—
Kathleen Rahm Fiscus	—		*	(16)	—
Darryl Kent Fowler	8	(17)	—		—
Kenneth Craig Fowler	6	(18)	—		—
Robert James Guse, Jr.	—		—		—
Donald August Haske	—		—		—
Samuel Crawford Hawkins	—		—		—
Dennis Philip Heffron	—		—		—
Keith Duane Kirkdorfer	—		—		—
Eldridge Leo Lawson, Jr.	—		—		—
Norman Mihills	—		—		—
Lloyd Donald Miller	—		—		—
Gail Peterson	—		—		—
Chad Cameron Sowerby	—		—		—
Nick Totzke	—		—		—
Clifford Vennix	—		—		—
Benjamin O. Yantis	—		—		—

(1)	Mr. Skjaerlund is entitled to receive 3% of the total Class A and Class B units outstanding at the commencement of ethanol production. The number of such units is currently indeterminable.
(2)	Under the terms of his employment agreement with the Company, Mr. Skjaerlund is entitled to be reimbursed for reasonable travel, lodging and other business related expenses related to his services and the Company has also agreed to pay the premium for a term life insurance policy for Mr. Skjaerlund.
(3)	Consists of 10 Class A units each for Mr. Pumford’s service as Treasurer and Secretary of the Company.
(4)	Under the terms of his service contract with the Company, Mr. Pumford receives a monthly fee for his services to the Company. Mr. Pumford is also entitled to be reimbursed for reasonable travel, lodging, meals and other business related expenses related to his services under this contract.

(5)	Consists of 10 Class A units for Mr. Lauer’s service as Vice President of the Company.
(6)	Consists of 10 Class A units for Mr. Dutcher’s service as Vice President of the Company and 2 units for his service as a member of the Finance and Audit Committee.
(7)	Consists of 10 Class A units for Mr. Kennedy’s service as Vice President of the Company.
(8)	Consists of 10 Class A units for Mr. Muchmore’s service as Vice President of the Company.
(9)	Under the terms of a consulting agreement, Muchmore Harrington Smalley & Associates, Inc., of which Mr. Muchmore is a counsel, receives a monthly retainer fee and reimbursement for extraordinary expenses for their services to the Company.
(10)	Consists of 6 Class A units for Mr. Balzer’s service as a member of the Steering Committee.
(11)	Consists of 6 Class A units for Mr. Brown’s service as a member of the Steering Committee.
(12)	Consists of 6 Class A units for Mr. Crumbaugh’s service as a member of the Steering Committee and 2 Class A units for his service as a member of the Finance and Audit Committee.
(13)	Consists of 6 Class A units for Mr. Early’s service as a member of the Steering Committee and 2 Class A units for his service as a member of the Finance and Audit Committee.
(14)	Consists of 6 Class A units for Mr. Everett’s service as a member of the Steering Committee.
(15)	Under the terms of a consulting agreement, Earthscape Resource Management, Inc., of which Mr. Everett is a partial owner, receives a monthly fee and reimbursement for travel expenses for their services to the Company.
(16)	Under the terms of a consulting agreement, PlanScape Partners, of which Ms. Fiscus is the President, receives hourly fees and reimbursement for travel and other expenses for their services to the Company.
(17)	Consists of 6 Class A units for Mr. Fowler’s service as a member of the Steering Committee and 2 Class A units for his service as a member of the Finance and Audit Committee.
(18)	Consists of 6 Class A units for Mr. Fowler’s service as a member of the Steering Committee.

Managers and their affiliates will receive no other compensation, fees, profits or other benefits from the Company at any stage of the Company’s development, other than the distributions they may receive as holders of units.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Grain Elevator Arrangements

We have reached agreements with three of Michigan’s grain elevators, which are intended to help in providing us with corn for our ethanol plant. The agreements were signed as part of an October 27, 2006, dinner train event hosted by Great Lakes Central Railroad Company which included a brief dedication ceremony held at the site.

Auburn Bean & Grain Co.

Auburn Bean & Grain Company, which has a combined storage of 13 million bushels of grain at facilities located in Oakley, Hemlock, Saginaw and Auburn, Michigan in addition to agronomy facilities, signed a non-binding letter of intent whereby Auburn would become a wholly-owned subsidiary of Liberty and continue to provide grain and agronomy services for farmers. The non-binding letter of intent contemplates a purchase price which includes 1,000 units of our membership units and a cash payment not to exceed $17,925,000 that will be subject to completion of due diligence and determination of Auburn indebtedness. The non-binding letter of intent contemplates that the closing of the acquisition will occur when we have the necessary financing accomplished.

We believe, although we do not know for certain, that our arrangements to purchase Auburn may be subject to the right of first refusal which another entity may have. However, irrespective of the owner of Auburn, we and Auburn agreed to enter into a separate corn origination agreement with a term from July 1, 2008 through July 1, 2013 that requires Auburn to sell us all corn it originates at the price Auburn pays for such corn in exchange for a handling and storage fee. Unlike the remainder of the letter of intent, the obligation to enter into the corn origination agreement is binding upon the parties and will commence upon any sale of all of the shares of capital stock of Auburn that occurs within twelve months of the date of the letter of intent. If such sale never occurs then the agreement to enter into the corn origination agreement will be void.

Representatives from Auburn serve on the Liberty Board of Managers, including Auburn President Cliff Vennix, Auburn General Manager Bob Kennedy and Auburn Grain Merchandiser Ron Balzer. Because of this conflict, these board members have not participated in the voting to approve such transactions. Further, we have not sought any independent appraisals or valuations of Auburn.

Cooperative Elevator Co.

Cooperative Elevator, Co., a Michigan cooperative corporation, has a storage capacity of 15 million bushels at facilities it operates in Pigeon, Elkton, Ruth and Akron. Our agreement with Cooperative Elevator provides that from October 1, 2008 through September 30, 2012, Cooperative Elevator will use its best good faith efforts to originate all corn available to it within an area where it has traditionally done business (defined as the Cooperative Elevator’s “Trade Territory”), for resale to us, subject to certain exceptions, such as feed corn sold to Cooperative Elevator Quality Feeds, Inc. The expiration date of this agreement is subject to automatic one year extensions if not terminated 12 months prior to its expiration and may be terminated early upon the occurrence of typical early termination provisions such as a long-term force majeure. While we are under no obligation to take or pay for corn before October 1, 2008, effective immediately, we and Cooperative Elevator may commence entering into forward contracts for delivery of corn after that date. Under the arrangement, Cooperative Elevator will sell corn to us for the prevailing market price, and charge handling and storage fees. During the term of the agreement, and so long as Cooperative Elevator has not breached any of its obligations under the agreement, we have agreed we will not enter into any agreement for corn origination and/or storage, during the term with any third-party seller located in the Trade Territory or store corn in the Trade Territory other than through Cooperative Elevator. This obligation is subject to certain exceptions, such as that Liberty may purchase corn from any licensed grain dealer on a spot basis under certain circumstances.

Commencing in 2009, the agreement contains certain guarantees that Cooperative Elevator will be paid its storage and handling fees for certain deemed volumes of corn handled, even if that volume is not actually handled by the Coop. Cooperative Elevator has reserved in the agreement the right to continue to use its elevators to originate, handle, store, sell and ship other commodities to other purchasers throughout the term, and the origination, handling and storage of corn under its agreement with us will be done in such manner as to reasonably accommodate and not impinge upon such marketing of other commodities. In furtherance of this understanding, the parties have agreed that Cooperative Elevator may limit total storage space in its elevators available to us to no more than 5 million bushels at any one time as necessary to accommodate the handling and storage of other commodities.

Either Cooperative Elevator or Liberty may terminate the agreement if we fail to (a) complete on or before October 1, 2007, with at least 80% subscription, this offering; or (b) commence production of ethanol at the Plant by December 31, 2008. If the agreement is terminated pursuant to this subsection as a result of either of these events, the term is to be cancelled and the agreement deemed void ab initio.

Brown Milling, Inc.

Brown Milling Inc., which has 2 million bushels of storage capacity at facilities it operates in Shepherd, Rosebush and Delwin, signed an agreement whereby we will be able to purchase all of the corn that Brown Milling markets. The agreement is effective as of January 1, 2008, for an initial term of 4 years (which expiration date is subject to automatic one year extensions if not terminated 6 months prior to expiration). The agreement gives us a first right of purchase on any corn that Brown Milling proposes to sell. The agreement also gives us the right to purchase corn that any third party proposes to purchase from Brown Milling. We are obligated to pay Brown Milling an annual fee at the beginning of each year as well as a per bushel fee. Ron Brown, President of Brown Milling, also serves on our Board of Managers. Because of this conflict, Mr. Brown has not participated in the voting to approve this transaction.

Consulting Agreements

We have entered into consulting agreements with Mr. Pumford, PlanScape Partners, for whom Ms. Fiscus is currently the President, Earthscape Resource Management, which is partially owned by Mr. Everett, and Muchmore Harrington Smalley & Associates, Inc., with whom Dennis Muchmore has been a counsel since 1998. See “EXECUTIVE COMPENSATION.” The agreement with Mr. Pumford was entered into on August 1, 2006 and is for the provision of internal accounting functions and matters related to our financial transactions and reporting requirements. Mr. Pumford received $4,500 per month for such services. The Agreement may be terminated by either party at anytime, for just cause, upon 30 days written notice.

The agreement with PlanScape Partners is for consulting services related to our obtaining financial incentives from various governmental entities. Fees are billed on an hourly rate basis for services as requested by us.

The agreement with Earthscape Resource Management is for services as a Coordinating Manager for developing relationships between us and the local and county governments, executing media relations and similar activities with additional people and entities as needed. Earthscape is paid $3,500 per month plus expenses for their services under the agreement. The agreement commences on August 1, 2006 and is terminable by either party, for any reason, at any time.

The agreement with Muchmore Harrington Smalley & Associates, Inc. is for services representing us before the Michigan legislature and updating us on the content and status pending legislation that could affect our project. Muchmore Harrington is paid $3,500 per month plus expenses for their services under the agreement. The agreement commences on July 10, 2006 and is terminable by either party at any time upon 30 days written notice.

Office Lease

We lease our headquarters office space from Mr. Pumford for a monthly rent of $500 which we believe to be at or below the current market rate.

Review, Approval or Ratification of Transactions with Related Persons

Our company agreement permits us to enter into agreement and other arrangements with our managers, officers, members and their affiliates. However, other than the non-binding letter of intent with Auburn Bean and Grain, the letter of intent and definitive agreement with ICM, the Corn Marketing Agreement with Cooperative Elevator Co., the agreement with Brown Milling and the consulting agreements with Mr. Pumford, PlanScape Partners, for whom Ms. Fiscus is currently the President, Earthscape Resource Management, which is partially owned by Mr. Everett, and Muchmore Harrington Smalley & Associates, Inc., with whom Dennis Muchmore has been a counsel since 1998, we have not engaged in any transactions with any other of our managers, officers or 5% unit holders. Should we engage in any such transactions in the future, all such arrangements will be approved by our managers and on terms no more favorable to the managers, officers or members than generally afforded to non-affiliate parties in a similar transaction.

CONFLICTS OF INTEREST

CERTAIN TRANSACTIONS IN WHICH THE COMPANY IS OR MAY BECOME INVOLVED MAY RESULT IN A CONFLICT BETWEEN THE INTERESTS OF INVESTORS IN THE UNITS AND THE INTERESTS OF OUR MANAGERS AND THEIR AFFILIATES. FOR MORE INFORMATION REGARDING THESE TRANSACTIONS, SEE “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS” AND “RISK FACTORS—RISKS RELATED TO CONFLICTS OF INTEREST.”

Auburn Bean & Grain Company, which has a combined storage of 13 million bushels of grain at facilities located in Michigan in addition to agronomy facilities, has signed a non-binding letter of intent whereby Auburn would become a wholly-owned subsidiary of Liberty and continue to provide grain and agronomy services for farmers. The non-binding letter of intent contemplates a purchase price which includes 1,000 of our membership units and a cash payment not to exceed $17,925,000 that will be subject to completion of due diligence and determination of Auburn indebtedness. Certain representatives from Auburn, Cliff Vennix, Bob Kennedy and Ron Balzer, are also managers of the Company. Because of this conflict, these managers have not participated in the voting to approve such transactions. Further, we have not sought any independent appraisals or valuations of Auburn.

Brown Milling Inc., which has two million bushels of storage capacity at facilities it operates, signed an agreement whereby the Company will be able to purchase all of the corn that Brown Milling markets. We are obligated to pay Brown Milling an annual fee at the beginning of each year as well as a per bushel fee. Ron Brown, President of Brown Milling, also serves on our Board of Managers. Because of this conflict, Mr. Brown has not participated in the voting to approve this transaction.

The Company has entered into consulting agreements with certain entities who are affiliated with our managers, specifically with PlanScape Partners, for whom Ms. Fiscus is currently the President, Earthscape Resource Management, which is partially owned by Mr. Everett, and Muchmore Harrington Smalley & Associates, Inc., with whom Dennis Muchmore has been a counsel since 1998. See “EXECUTIVE COMPENSATION.”

The Company leases headquarters office space from one of its managers, Mr. Thomas Pumford, for a monthly rent of $500. The Company believes that this rent is at or below the current market rate but has not undertaken any independent valuation of the property to confirm this belief.

Our company agreement permits us to enter into additional agreement and other arrangements with our managers, officers, members and their affiliates in the future. Should we engage in any such transactions in the future, all such arrangements will be approved by our managers and on terms no more favorable to the managers, officers or members than generally afforded to non-affiliate parties in a similar transaction.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES AND FIDUCIARY DUTIES

A manager is accountable to a limited liability company as a fiduciary and consequently must exercise good faith and integrity in handling company affairs. This is a rapidly developing and changing area of the law and potential investors in this offering who have questions concerning the duties of the managers should consult their counsel.

Our company agreement provides that none of our managers or members will be liable to us or our members for any breach of their fiduciary duty. This could prevent both us and our members from bringing an action against any manager for monetary damages arising out of a breach of that manager’s fiduciary duty or grossly negligent business decisions. Therefore, purchasers of our units have a more limited right of action than they would have under Delaware law absent the limitation in our company agreement. This provision does not affect possible injunctive or other equitable remedies to enforce a manager’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the manager derived an improper financial benefit. It also does not eliminate or limit a manager’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws.

Under Delaware law, no member or manager will be liable for any of our debts, obligations or liabilities merely because he or she is a member or manager. In addition, Delaware law permits, and our company agreement contains, extensive indemnification provisions which require us to indemnify any officer or manager who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our manager or officer. Our company agreement also provides that we must indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our managers, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Each of our managers is accountable to us and our members as a fiduciary. Fiduciary duties owed to members by our managers are prescribed by law and our company agreement. The Delaware Limited Liability Company Act, which we refer to herein as the Delaware Act, provides that Delaware limited liability companies may, in their company agreements, modify, restrict or expand the fiduciary duties otherwise owed by a manager to members and the company.

Our company agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed to us by our managers. We have adopted these restrictions to allow our managers or their affiliates to engage in transactions with us that would otherwise be prohibited by state law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because without these modifications, our managers’ ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the managers to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications are detrimental to our members because they restrict the remedies available to members for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our managers to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our managers to the members:

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a company agreement providing otherwise, would generally require a manager to act for the company in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a company agreement providing otherwise, would generally prohibit a manager of a Delaware limited liability company from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a member may institute legal action on behalf of the company to recover damages from a third party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of himself and all other similarly situated members to recover damages from a manager for violations of its fiduciary duties to the members.

Company agreement modified standards

Our company agreement contains provisions that waive or consent to conduct by our managers and their affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our company agreement provides that when a manager is acting in his capacity as our manager, as opposed to in his individual capacity, he must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when a manager is acting in his individual capacity, as opposed to in his capacity as our manager, he may act without any fiduciary obligation to us or the members whatsoever. These standards reduce the obligations to which our managers would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our managers, our company agreement further provides that our managers will not be liable for monetary damages to us or our members for a breach of fiduciary duty by such manager except for the following: (i) receipt of an improper financial benefit to which the manager is not entitled, (ii) liability for receipt of distributions in violation of the articles of organization, the company agreement, or the Delaware Act, (iii) a knowing violation of the law or (iv) acts or omissions constituting willful misconduct, recklessness, fraud or bad faith.

To the maximum extent permitted under the Delaware Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such manager in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a manager in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted under the Delaware Act and other applicable law, in the event of an action by a member against any manager, including a derivative suit, the Company must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of such manager, including reasonable attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no manager shall be indemnified by the Company to the extent prohibited or limited by the Delaware Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, whether or not the Company would otherwise be required to indemnify the person against the liability.

Generally, under Delaware law, a member or manager is not personally obligated for any debt or obligation of a company solely because they are a member or manager of a company. However, Delaware law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the company agreement provides. Our company agreement provides that no member or manager of the Company shall be personally liable for any debt, obligation or liability of the Company solely by reason of being a member or manager or both.

Special provisions regarding conflicts of interest and affiliated transactions

Our company agreement generally provides that affiliated transactions shall be made on terms and conditions which are no less favorable to the company than if such transaction had been entered into with an independent third party.

The company agreement also provides that the managers shall be free to serve any other person or enterprise in any capacity that they deem appropriate in their discretion. However, following substantial completion of the ethanol plant no manager shall serve as director, manager or officer of, or be employed by, any other ethanol or biofuels plant where the manager’s relationship, in the sole and absolute determination of the Company’s board of directors, presents a potential conflict of interest. Subject to the foregoing limitations, the company agreement does not: (i) prevent any member or manager or their affiliates from engaging in whatever activities they choose, whether competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other member; or (ii) require any member or manager to permit the Company or any other manager or member or their affiliates to participate in any such activities.

By purchasing our units, each member automatically agrees to be bound by the provisions in the company agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of company agreements. The failure of a member or assignee to sign a company agreement does not render the company agreement unenforceable against that person.

PLAN OF DISTRIBUTION

Before purchasing any units, an investor must execute a subscription agreement, sign our company agreement and, if they subscribe prior to the initial closing of this offering, execute a promissory note and security agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our company agreement. All subscriptions are subject to approval by our managers and we reserve the right to reject any subscription agreement.

The Offering

We are offering, on a best efforts basis, a minimum of 10,000 units and a maximum of 20,000 units at a purchase price of $5,000 per unit. You must purchase a minimum of 4 units to participate in the offering, subject to our right, in our sole and absolute discretion, to accept subscriptions for lesser amounts, which discretion we anticipate using for strategic purposes. You may purchase any number of additional units subject to the 20% ownership limitation provided in our company agreement. Therefore, if we sell the minimum number of units offered, the maximum number of units you may own is 2,927 units and if we sell the maximum, you may own no more than 4,927 units. Our Board of Managers determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our managers, as listed on page 83 of this prospectus, will sell our units in this offering, without the use of an underwriter or placement agent, although we may engage one in the future. None of our managers or their affiliates are associated with broker dealers. We will not pay commissions to our managers for these sales. Our managers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Except as discussed under “EXECUTIVE COMPENSATION,” no manager will receive any compensation or fees in connection with this offering or the operation of Liberty.

Our minimum offering amount is $50,000,000 and our maximum offering amount is $100,000,000. The offering will end no later than June 7, 2008. If we sell the maximum number of units prior to June 7, 2008, the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to June 7, 2008, after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by accepting subscriptions for the minimum number of units by June 7, 2008, we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost. After the offering, there will be 14,635 units issued and outstanding if we sell the minimum number of units offered in this offering and 24,635 units issued and outstanding if we sell the maximum number of units offered in this offering. This includes 4,635 seed capital units issued in our previous private placements. In the event that this offering is over subscribed, we will give priority to purchase our units first to members of the Cooperative Elevator Co., employees of ICM and to our current members and second to purchasers who are involved in agricultural production in the State of Michigan.

We have been informed by GreenStone Farm Credit Services that it intends to offer prospective investors in Liberty who are also members of GreenStone the opportunity to finance their purchase of units with the proceeds of a loan from GreenStone, secured by a full-recourse promissory note secured by the purchased units. We are not representing either GreenStone or any prospective investor in negotiating the terms of any such loan and we are not endorsing the use of any such loan by any prospective investor. We are not extending credit to any prospective purchaser of units, other than the ability to withhold a portion of the subscription price until the initial closing of this offering, nor are we guaranteeing or assuming any obligation with respect to any loans that may be made by GreenStone to prospective purchasers of units. All such loans, including, without limitation, all of their terms and conditions, are the responsibility of and are subject to negotiation between GreenStone and the prospective borrower/investor.

GreenStone is not representing us and is not acting as a broker, dealer, underwriter, placement agent or promoter with respect to the offer or sale of any of our units. Such offers and sales will only be made by us through the use of this prospectus. All terms and conditions of the sale of units by us have been determined solely by us.

Our managers and officers will be allowed to purchase the units that are being offered, subject to the limitation in our company agreement that no member can own more than 20% of the total issued and outstanding units at and after the time we commence ethanol production at our first plant. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our company agreement, and will, therefore, be purchased for investment, rather than resale.

You should not assume that we will sell the $50,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Liberty Renewable Fuels is managed. These investors may influence the business in a manner more beneficial to them than to other investors.

We plan to register the offering only with some or all of the States of Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Dakota, Ohio, Pennsylvania, South Dakota, Tennessee and Wisconsin state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than states in which we register this offering. This limitation may result in the offering being unsuccessful.

We are expecting to incur offering expenses in the amount of approximately $795,700 to complete this offering.

The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Jackson Walker L.L.P.

Suitability of Investors

Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet the suitability tests required by the laws of the state of your residence.

Even if you represent that you meet the suitability standards set forth above, the Board of Managers reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.

Each subscriber must make written representations that he/she/it:

•	Is purchasing such units for the purpose of investment and not for resale;

•

Has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•

Will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.

Subscription Period

The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $100,000,000 and our signing written loan agreements providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would equal at least our then estimated total project cost; or (2) June 7, 2008. However, we may conduct an initial closing of the offering any time prior to June 7, 2008 upon our receipt of $50,000,000 or more in gross offering proceeds for fully-paid units and written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost. If we abandon the project for any reason, we will terminate the offering. Even if we sell the minimum number of units prior to June 7, 2008, we will not perform an initial closing and the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost. We may admit members to Liberty Renewable Fuels and continue to offer any remaining units to reach the maximum number to be sold until the final close of the offering. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.

This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned plus the excess, if any, of nominal interest over the escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.

Subscription Procedures

Before purchasing any units, you must complete the subscription agreement included as Exhibit C to this prospectus which contains a security agreement for 80% of the total subscription price, draft a check payable to “Fifth Third Bank, Escrow Agent for Liberty Renewable Fuels LLC” in the amount of not less than 20% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; and deliver to us these items and an executed copy of the signature page to our company agreement. In the subscription application, an investor must make representations to us that, among other things, he or she has received our prospectus and any supplements, agrees to be bound by Liberty Renewable Fuels company agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.

Once we receive subscriptions for at least the minimum amount of the offering and written loan agreements providing for sufficient debt financing which, combined with the subscribed for offering proceeds and the

$16,368,250 we raised in previous private placement offerings, are equal to at least our then estimated total project cost, we will mail written notice to our investors that full payment of the outstanding balance of the purchase price for their units is due within 15 days.

You will be liable for the balance due but not paid with your submission of a subscription agreement and if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus statutory interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year from the date repayment is due. We will also retain the initial 20% payment made by you. Pursuant to the terms of the subscription agreement, we will not be required to give you notice of default under the terms of the subscription agreement, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the subscription agreement you will also grant to us a purchase money security interest in all units you own or acquire in the future to secure your promise to pay the balance due. You will also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or acquire in the future.

If you subscribe to purchase units after we have received the aggregate minimum offering amount of $50,000,000 for fully-paid units and have executed written loan agreements providing for sufficient debt financing which, combined with the subscribed for offering proceeds and the $16,368,250 we raised in previous private placement offerings, are equal to at least our then estimated total project cost, you will be required to pay the full purchase price immediately upon subscription.

We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received at least $50,000,000 for fully-paid units from investors and have executed written loan commitments providing for sufficient debt financing which, combined with the subscribed for offering proceeds and the $16,368,250 we raised in previous private placement offerings, are equal to at least our then estimated total project cost or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our company agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.

If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Escrow Procedures

Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Fifth Third Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until the following conditions are satisfied: (1) we have received proceeds from fully-paid unit sales that equal or exceed $50,000,000; (2) we have received written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost; (3) we elect, in writing, to terminate the escrow agreement; and (4) Fifth Third Bank provides an affidavit to the states in which the units have been registered stating that the requirements to release funds have been satisfied.

We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, repurchase agreements or other financial vehicles including those available through the escrow agent. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until June 7, 2008 or some earlier date, at our discretion. We must receive subscriptions for the minimum number of units and execute written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost prior to June 7, 2008. If we accept subscriptions for the minimum number of units and execute written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost prior to June 7, 2008, the escrow account will close and all proceeds will be distributed to us.

We may terminate the offering prior to closing the offering in which event we will return your investment plus the excess, if any, of nominal interest over the escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:

•	If we determine in our sole discretion to terminate the offering prior to June 7, 2008; or

•

If we do not receive the $50,000,000 minimum aggregate offering amount or do not execute written debt financing commitments providing for sufficient debt financing which, combined with the offering proceeds and the $16,368,250 we raised in previous private placement offerings, would at least equal our then estimated total project cost by June 7, 2008.

For its service as escrow agent, we will pay Fifth Third Bank an initial set-up fee of $2,500 and an annual administration fee of $1,500. We will also reimburse Fifth Third Bank for expenses incurred in administering our escrow account. We intend to pay the escrow fees with the interest we earn on the escrow account.

Delivery of Unit Certificates

If we satisfy the conditions for releasing funds from escrow, we will issue certificates representing the fully paid units subscribed for in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS—Restrictive Legend on Membership Certificate.”

Summary of Promotional and Sales Material

In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, internet website, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. All sales material is required to present a balanced discussion of the risks and rewards of investing in us. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS

An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.

Membership Units

Ownership rights in us are evidenced by units. There are two classes of membership units in the Company, Class A (voting) units and Class B (nonvoting) units. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Class A unit holders who are also members have the right to vote and participate in our management as provided in our company agreement. Class B unit holders who are members have no right to vote on any matters presented to the members for approval except as required by Delaware law. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of Units held by each member.

Restrictive Legend on Membership Certificate

We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:

THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE COMPANY AGREEMENT OF LIBERTY RENEWABLE FUELS LLC, AS AMENDED FROM TIME TO TIME.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO LIBERTY RENEWABLE FUELS LLC THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

Maximum Ownership Percentage

Under our company agreement, no member may directly or indirectly own or control more than twenty percent (20%) of our issued and outstanding units at any time at and after the time we begin ethanol production at our first plant. Units under indirect ownership or control by a member include units owned or controlled by the following (collectively “Affiliates”):

•	Such member’s adopted or birth relatives and such member’s spouse (whether by marriage or common law), if any, including, without limitation, great-grandparents, grandparents, parents, children

(including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such member’s (and such member’s spouse’s) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing;

•	Each trust created for the exclusive benefit of one or more of the foregoing;

•	The successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing;

•	Any person or entity that directly or indirectly controls, is controlled by or is under common control with such member;

•	Any officer, director, general partner, member or trustee of any such member; and

•	Any person or entity who is an officer, director, general partner, member or trustee of any Person described in the immediately preceding two bullets.

Voting Limitations

Each member owning Class A units shall be entitled to one (1) vote for each unit registered in the name of such member (as shown in our Unit Holder Register) as to any matter for which such member is entitled to vote under our company agreement or the Michigan Limited Liability Company Act; provided however that under no circumstances shall any member, and/or any affiliate of a member, ever be entitled to vote more than five percent (5%) of our outstanding units even if such member is the registered owner of more than five percent (5%) of our outstanding units. In determining whether a member has over five percent (5%) of our outstanding units, units held by any affiliate of a member shall be deemed to be owned and held by such member.

Loss of Membership Rights

Although we are managed by our managers, our company agreement provides that certain transactions, such as amending our company agreement or dissolving Liberty Renewable Fuels require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:

•	To receive a share of our profits and losses;

•	To receive distributions of our assets, if and when declared by our managers;

•	To participate in the distribution of our assets in the event we are dissolved or liquidated;

•	To access information concerning our business and affairs at our place of business; and

•	To vote on matters coming before a vote of the members.

Our company agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our company agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.

Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF OUR BUSINESS.”

If you transfer your units, and the transfer is permitted by our company agreement, or has been approved by the Board of Managers, then the transferee will be admitted as a substituted member of Liberty Renewable Fuels only if the transferee:

•	Agrees to be bound by our company agreement;

•	Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	Delivers, upon our request, any evidence of the authority such person or entity has to become a member of Liberty Renewable Fuels; and

•	Delivers, upon our request, any other materials needed to complete transferee’s transfer.

Our Board of Managers, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our company agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.

Distributions

Distributions are payable at the discretion of our Board of Managers, subject to the provisions of the Delaware Limited Liability Company Act, our company agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.

Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our managers. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our managers have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.

We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our company agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our Board of Managers in its sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.

We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:

•	Successful and timely completion of construction since we will not generate any revenue until our ethanol plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

Capital Accounts and Contributions

The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our company agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses

Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our managers on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our company agreement also requires that our managers make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.

Restrictions on Transfers of Units

The units will be subject to certain restrictions on transfers pursuant to our company agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.

We have restricted the ability to transfer units to reduce the risk that Liberty Renewable Fuels would be deemed a “publicly traded partnership” and to avoid being taxed as a corporation. Under our company agreement, any transfer that is not a “permitted transfer,” as defined in the company agreement, must be approved by our Board of Managers. Any non-approved transfers will not be recognized by the Company.

The Board of Managers will only approve transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, including the following:

•	Transfers by gift to the member’s spouse or descendants;

•	Transfer upon the death of a member;

•	Transfers between family members; and

•	Transfers that comply with the “qualifying matching services” requirements found in section 1.7704-1(g) of the Treasury Regulations.

In order for a matching service to be used to transfer units in Liberty, such service must be approved by our Board of Managers. In order for a matching service to be approved by our Board of Managers, it must be a qualified matching service as set out in section 1.7704-1(g) of the Regulations. A matching service is qualified only if:

•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•

The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after the date his interest is listed by the matching service, and such time period is evidenced by contemporaneous records ordinarily maintained by the operator at a central location;

•

The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed, and such time period is evidenced by contemporaneous records ordinarily maintained by the operator at a central location;

•

The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, or that express an interest in acquiring an interest without an accompanying price, and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of the date the units were listed, and following the removal, such seller cannot list units for sale for at least 60 days; and

•	The sum of the percentage interest in units transferred during our taxable year, other than in private transfers, does not exceed ten percent of the total interest in our units.

An approved matching service will be precluded from providing to prospective buyers any prior pricing information regarding resales of units and the actual price paid for any of the units, with the exception that such a matching service may provide prospective buyers who are affiliated with such matching service with pricing information from prior transactions within its own matching service.

Any transfer in violation of the publicly traded partnership requirements or our company agreement will be null and void. In addition, if the Board of Managers determines that any subsequently issued Treasury regulations, Internal Revenue Service revenue rulings, or pronouncements with regard to the transfer of units would cause us to be deemed a publicly traded partnership, the Board of Managers shall not approve any further such transfers.

Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.

The units are unsecured equity interests in Liberty Renewable Fuels and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.

SUMMARY OF OUR COMPANY AGREEMENT

Statements contained in this section of the prospectus regarding the contents of our company agreement are not necessarily complete, and reference is made to the copy of our company agreement attached as Exhibit B to this prospectus.

Binding Nature of the Agreement

We will be governed primarily according to the provisions of our company agreement and the Delaware Limited Liability Company Act. Among other items, our company agreement contains provisions relating to the election of managers, restrictions on transfers, member voting, and other company governance matters. If you invest in the Company, you will be bound by the terms of our company agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.

Management

Initially, the total number of initial managers of the Company shall be a minimum of 31 and a maximum of 35. At the first annual or special meeting of the members following the date on which substantial operations of our ethanol plant commences, the initial managers shall fix the total number of managers which shall be a minimum of 7 and a maximum of 11, subject to future adjustment by the vote of the Members. Managers will be elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as managers.

Nominations for managers may be made by the nominating committee of the Board of Managers or by the Board of Managers as a whole. Members may also nominate candidates for our board by giving advance written notice to the Company with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.

No matter may be submitted to the members for approval without the prior approval of the Board of Managers. This means that the Board of Managers controls virtually all of our affairs. We do not expect to develop a vacancy on the Board of Managers until after substantial completion of the plant.

Our company agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.

The managers must elect a president who will preside over any meeting of the Board of Managers, and may elect a vice-president who shall assume the president’s duties in the event the president is unable to act.

According to our company agreement, the managers may not take the following actions without the consent of members holding a supermajority of 66% of the units entitled to vote thereon:

•	Cause or permit the Company to engage in any activity that is inconsistent with our purposes;

•

Knowingly act in contravention of the company agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the company agreement;

•	Possess our property or assign rights in specific Company property other than for the Company’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.

In addition, without the consent of a majority of the membership voting interests the managers do not have the authority to cause the Company to:

•	Merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Issue units at a purchase price that is less than twenty-five percent (25%) of the purchase price offered to investors in this offering;

•	Issue an aggregate number of units that is greater than one hundred twenty-five percent (125%) of the maximum number of units to be offered in this offering; or

•	Cause the Company to acquire any equity or debt securities of any manager or any of its affiliates, or otherwise make loans to any manager or any of its affiliates.

Election and Replacement of Managers

Our company agreement defines a procedure to replace the Board of Managers in staggered terms, where, upon the expiration of the initial Board of Managers, the first group of managers shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of managers shall be elected for a 3-year term and, at that point, one-third of the total number of managers will be elected by the members each year. The managers shall be placed into groups by resolution of the initial Board of Managers prior to the expiration of the initial term. These procedures provide that replacement managers may be nominated either by the Board of Managers or by the members upon timely delivery of a petition signed by investors holding at least five percent (5%) of the outstanding units, provided that the members also meet other requirements, all of which are described in our amended and restated company agreement. In order for a petition to be considered timely, it must be delivered to our secretary than sixty (60) nor more than ninety (90) days prior to the annual meeting of the Company at which such elections are to be held.

Members’ Meetings and Other Members’ Rights

Beginning with the first fiscal year after substantial completion of our ethanol plant, there will be an annual meeting of members at which the Board of Managers will give our annual company report. Members will address any appropriate business including the election of managers to those manager seats becoming vacant under the then adopted staggered term format. In addition, 30% of the voting interest in the Company may demand in writing that the Board of Managers call a special meeting of members for the purpose of addressing appropriate member business. The Board of Managers may also call a special meeting of members at any time.

Member meetings shall be at the place designated by the Board of Managers, the President or a majority of our voting interests calling the meeting. Members of record will be given notice of an annual or special member meeting neither more than 60 days nor less than five days in advance of such meetings.

In order to take action at a meeting, members holding at least 30% of the voting interests must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our managers. Assuming a quorum is present, members take action by a vote of the majority of voting interests represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our company agreement or by the Delaware Limited Liability Company Act.

For purposes of determining the members entitled to notice of, or to vote at, any member meeting or any adjournment thereof, or for purposes of determining the members entitled to receive payment of any distribution, or in order to make a determination of the members for any other purpose, the managers may provide that the unit transfer books shall be closed for a stated period, not to exceed sixty (60) days. If the unit transfer books shall be closed for such purpose, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the unit transfer books, the managers may fix in advance a date as the record date for any such determination of members, such date in any case to be not more than sixty (60) days, and in case of a meeting of members not less than ten (10) days, prior to the date on which the particular action requiring such determination is to be taken. If the unit transfer books are not closed and no record date is fixed for the determination, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution of the managers declaring a dividend is adopted, as the case may be, shall be the record date for such determination. When a determination of members entitled to vote at any meeting of the members has been made as provided in this Section 6.13, such determination shall apply to any adjournment thereof, unless the managers fix a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

Members do not have appraisal rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent from the transaction and seek appraisal and payment of the fair value of their units.

We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with U.S. generally accepted accounting principles.

Donations for Charitable Purposes

The Board of Managers shall implement the governing principle of reinvestment back to the community-at-large through charitable giving. Prior to the distribution of Net Cash Flow (as defined in the company agreement) to the holders of our units and subject to the terms and conditions of any applicable loan covenants and restrictions or early debt retirement, the Board of Managers, in its sole discretion, shall endeavor to provide donations of Net Cash Flow for charitable, religious, educational, scientific, literary, or public safety purposes, with a priority given to supporting youth leadership programs, college scholarships, county farmland preservation programs and global relief efforts. The Board of Managers may establish a foundation to receive the donations for the purpose of building a capital endowment fund for future charitable giving. The amount of donations for charitable purposes shall not exceed the following percentage of Net Cash Flow for the fiscal year in which the donation is made, determined as follows: the projected percentage of return on investment for the fiscal year to unit holders divided by 10. Until the point in time when the cumulative distribution of profits to members that purchased units from us during this offering is equal to the initial capital contribution by such members, the amount of charitable donations shall not exceed 2% of the Net Cash Flow in any fiscal year.

Amendments

Our company agreement may be amended only if consented to or approved by the affirmative vote of the holders of a majority of the units entitled to vote thereon, or a greater number if otherwise required by the company agreement. Our company agreement cannot be amended without the consent of each member adversely affected if such amendment would modify the limited liability of such members.

Dissolution

Our company agreement provides that a voluntary dissolution of the Company may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

This section of the prospectus describes the more important federal income tax risks and consequences of your investment in Liberty Renewable Fuels. This section assumes you are an individual, and that you are not rendering personal services to us. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Liberty Renewable Fuels LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Liberty Renewable Fuels. This section is not to be construed as a substitute for careful tax planning.

Summary and Circular 230 Statement

The statements contained in this section and the opinion attached as exhibit 8.1 constitute the opinion of our tax counsel, Jackson Walker L.L.P., regarding the material federal tax consequences to prospective individual investors of the ownership and disposition of our units.

With respect to any and all of the U.S. federal income tax discussion set forth anywhere in this prospectus (the “Tax Advice”), including the tax opinion set forth in exhibit 8.1, each investor is informed that:

(A) The Tax Advice was not intended or written to be used, and such tax advice cannot be used by you or any other person, for purposes of avoiding penalties that may be imposed under federal tax law;

(B) The Tax Advice was written to support the promotion or marketing of interests in Liberty Renewable Fuels LLC; and

(C) You should seek advice based on your particular circumstances from an independent tax advisor.

General

The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Department regulations, or the Regulations, and administrative rulings and judicial decisions interpreting the Code as of the date of this prospectus. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that would affect Liberty Renewable Fuels and a unit holder’s investment in Liberty Renewable Fuels. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.

The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. This section represents an expression of the material federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that neither the tax summary nor the opinion of our tax counsel assures the intended tax consequences because they are in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel cannot be used by an investor for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d) of the Code. See “—Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.

Partnership Status

Under the “check-the-box” rules set forth in the Regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded partnership or the entity affirmatively elects to be taxed as a corporation. We have been formed as a limited liability company under the laws of the State of Delaware. We will make no election to be treated as a corporation for federal tax purposes and will take all steps necessary to avoid being treated as a publicly traded partnership and, therefore, we will be treated as a partnership for Federal income tax purposes. Our legal counsel has indicated that matters of law and legal conclusions contained in this section entitled “Federal Income Tax Consequences of Owning Our Units” is such counsel’s opinion and therefore it constitutes the opinion of our counsel that based on the factual statements in the foregoing sentence we will be treated as a partnership for federal income tax purposes. Because future facts and circumstances may arise that would cause us to be treated as a publicly traded partnership for federal tax purposes, counsel expresses no opinion as to our future status as a publicly traded partnership. As a partnership, we will not pay any federal income tax, and instead the unit holders will pay tax on their share of our net income.

Should our partnership later be determined to be a publicly traded partnership, we would be treated as a “C corporation” for federal income tax purposes. As a “C corporation,” we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. Unit holders, however, would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

To qualify for taxation as a partnership, we may not be a publicly traded partnership under Section 7704 of the Code. Generally, Section 7704(b) provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:

•	Traded on an established securities market; or

•	Readily tradable on a secondary market (or the substantial equivalent thereof).

We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner, admitting the transferee as a partner or recognizing any right of a transferee, including rights to distributions and allocations.

We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other exchange or system that constitutes an established securities market. In addition, our company agreement prohibits any transfer of units without the approval of our Board of Managers. Our managers intend to approve only transfers that fall within the safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. Such approval will not take place if the proposed transfer arrangements may be viewed as a secondary market or the substantial equivalent thereof.

Additionally, approval of any transfer arrangements previously allowed will be immediately revoked in the event that future Treasury regulations, rulings by the Internal Revenue Service, or pronouncements are issued that alter any currently existing safe harbor provisions to the extent that such arrangements would be viewed as a secondary market or the substantial equivalent thereof. The safe harbor provisions generally provide that units will not be treated as readily tradable on a secondary market, or the substantial equivalent thereof, if the interests are transferred:

•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.

Private transfers include:

•	Transfers in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred, such as gifting;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Code or an IRA; and

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“Block transfers.” A block transfer is a transfer by a unit holder and any related persons, as defined in the Code, in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

A matching service is qualified under section 1.7704-1(g) of the Regulations only if:

•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

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The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after the date his interest is listed by the matching service, and such time period is evidenced by contemporaneous records ordinarily maintained by the operator at a central location;

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The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed, and such time period is evidenced by contemporaneous records ordinarily maintained by the operator at a central location;

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The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price or that express an interest in acquiring an interest without an accompanying price, and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of the date the units were listed, and following the removal, such seller cannot list units for sale for at least 60 days; and

•	The sum of the percentage interest in units transferred during our taxable year, other than in private transfers, does not exceed ten percent of the total interest in our units.

The Board of Managers has already begun the process of approving a qualified matching service for members of the Cooperative Elevator Company. If you are not a member of the Cooperative Elevator Company, you will not be permitted to transfer your units using their matching service. No other qualified matching services have been approved or are in the approval process by the Board of Managers as of the date of the opinion, and therefore your ability to transfer your units may be very limited.

In addition to the other safe harbors, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We will use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.

You should be aware that even if the Board of Managers has approved a safe harbor method through which you may transfer your interest, your ability to transfer such interest may nonetheless be restricted by the rules within the publicly traded partnership Regulations that limit the effectiveness of the safe harbor provisions to transfers (not counting private transfers) of only ten percent of the total interests in the Company per fiscal year.

The Board of Managers will not permit transfers (not counting private transfers) to be made beyond the ten percent limit per fiscal year. Therefore, you may be unable to transfer an otherwise immediately exchangeable interest in a given year.

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.

As a partnership for federal income tax purposes, we will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions.

Our taxable year may differ from the taxable years of some of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.

Tax Consequences to Our Unit Holders

We have adopted a fiscal year ending December 31 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending December 31, 2007 on his or her 2007 income tax return. A unit holder with a June 30 fiscal year will report his share of our December 31, 2007 taxable income or loss on his income tax return for the fiscal year ending June 30, 2008. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.

Hedging Transactions

In addition to the operation of an ethanol plant, we may enter into hedging transactions involving futures contracts for corn delivery, among other things. Although exchanges involving futures contracts are generally capital in nature, because such contracts are necessary as a part of our business, any gain or loss resulting from the sale or exchange of such futures should be ordinary in nature to the Company.

Initial Tax Basis of Units and Periodic Basis Adjustments

Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $5,000.

An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and nonrecourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.

The basis of an investor’s units will be decreased, but not below zero, by:

•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company debt.

The unit basis calculations are complex. As we do not perform basis calculations, it is up to individual members to maintain accurate records in order to compute their basis in their units. Basis computations are typically necessary at the following times:

•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

Recourse and Nonrecourse Debt

Whether partnership debt is recourse or nonrecourse is important in determining your adjusted basis in your unit interest, as each member is given credit in his or her outside basis for his or her share of partnership liabilities. Under the Regulations, a recourse liability exists where a member bears the economic risk of loss. Bearing the economic risk of loss means that a member bears ultimate responsibility for the liability if all the assets of the partnership become worthless and the liability comes due. A nonrecourse liability, on the other hand, is one in which members do not bear the economic risk of loss, and is allocated differently than a recourse liability. As the owners of a limited liability company generally have no personal liability for the debts of the company, any liabilities of a limited liability company should be nonrecourse for tax purposes, regardless of whether or not the actual debt is recourse to the company. Changes in the character of the debt held by the Company or in your share of liabilities could result in a deemed distribution to you regardless of whether you have any personal liability. If such a deemed distribution exceeds your basis in your interests, you will likely have a taxable gain without a corresponding cash distribution.

Tax Treatment of Distributions

Distributions we make to a unit holder will not be taxable to the unit holder for federal income tax purposes as long as the distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of basis, which the managers regard as unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Note that to the extent additional units are purchased by other members as we continue to raise money following your investment, your interest in the Company will be diluted, thereby reducing the amount of distributions available to you.

Tax Credits to Unit Holders

Small Ethanol Producer Tax Credit

The Energy Policy Act of 2005 signed into law by President Bush on August 8, 2005 expands the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. Small ethanol producers are allowed a tax credit on up to 15 million gallons of ethanol production annually. The tax credit is capped at $1.5 million per year per producer. Even as amended under the Energy Policy Act of 2005, we do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 110 million gallons of ethanol per year.

If in the future the small producers’ tax credit is expanded and we become eligible to receive the credit, as a partnership for tax purposes we would pass any tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. No such legislation has been introduced, however. Further, even if such legislation is enacted, our production may still exceed any expanded production limits, making us ineligible for the credit.

The small ethanol producers’ tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.

Deductions: Basis, At-Risk, Passive Loss Limitations and Capital Account

A unit holder may deduct losses allocated to him, however this is subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following limitations dealing with basis, at-risk and passive losses:

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Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of Liberty Renewable Fuels’ losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

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At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, but only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable, reduced by any distributions and losses.

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Passive Loss Rules. Section 469 of the Internal Revenue Code will likely substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, in which the taxpayer does not “materially participate.” Losses from passive activities are deductible only to the extent of the taxpayer has income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in Liberty Renewable Fuels to an unrelated party in a fully taxable transaction. The conduct of our business should constitute a passive activity for the majority of the unit holders. Therefore, your share of the losses we incur during any given year will only be deductible to the extent we are successful in achieving our investment and operating objectives and have passive activity income for the year.

It is important to note that “passive activities” do not include dividends and interest income (“portfolio income”) that, under other circumstances would be considered to be passive in nature. Such income would be currently taxable even if we incur a net loss during the year. The unit holder would have a loss that must be carried forward along with a taxable gain in the amount of his or her allocable share of the portfolio income for the year.

For unit holders who borrow to purchase their units, interest expenses attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and are subject to the passive activity loss limitation.

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Capital Account Limitation. Pursuant to the substantial economic effect test under the Regulations for Code Section 704(b), a unit holder’s ability to deduct losses will be limited to his or her capital account. Therefore, any loss allocation that would be in excess of a unit holder’s capital account will be reallocated to other unit holders so as to allocate the maximum permissible losses to each unit holder.

Alternative Minimum Tax

Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Alternative minimum taxable income is calculated by adjusting an individuals taxable income with regard to certain itemized deductions, and increasing such amount by certain “preference items” . This amount is then reduced by an “exemption amount.” Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Liberty Renewable Fuels LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.

Allocations of Income and Losses

Your distributive share of our income, gain, loss or deduction for federal income tax purposes will be determined in accordance with our company agreement. Under Section 704(b) of the Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our company agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in Liberty Renewable Fuels agreement are intended to comply with the Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. Liberty Renewable Fuels agreement permits our managers to select any method and convention permissible under Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, Liberty Renewable Fuels agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Depreciation

The Company will claim depreciation, cost recovery, and amortization deductions with respect to its basis in Company property as permitted by the Code. The Code provides a depreciation allowance for the exhaustion, wear, and tear of property used in a trade or business or held for the production of income. The depreciation deduction for tangible property placed in service after 1986 generally is determined under the Modified Accelerated Cost Recovery System of Code Section 168, which prescribes the general method of accounting for determining depreciation allowances. A depreciation deduction will not be available, however, until the depreciable property has been “placed in service.” Our ethanol plant will not be considered “placed in service” until all of its components are in place and it is capable of producing 100 million gallons of ethanol per year, which is expected to occur in late 2008, at the earliest.

Charitable Deduction

The company agreement calls for a donation of a portion of annual Net Cash Flow for charitable purposes. Being a partnership, such donations cannot be deducted by the Company itself, and instead are passed through to the individual partners. You should consult your personal tax advisor with respect to deducting your share of any donations made by the Company. Additionally, your basis in your units will be reduced, but not below zero, by your share of the charitable donation.

Tax Consequences Upon Disposition of Units

Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.

The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the partner’s combined interests. Possible adverse tax consequences could result from the application of this ruling upon a disposition of some but not all of a member’s units.

Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

Counsel does not opine as to whether the purchase of units by certain corn growers would qualify as a hedging transaction as described in Code Section 1221.

Constructive Termination of the Partnership

The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single twelve-month period, the partnership will constructively terminate for tax purposes. A constructive termination under Code Section 708(b)(1)(B) results in the terminating partnership being treated as if it contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership and immediately thereafter, distributed its interest in the new partnership to its partners, in proportion to their respective interests. Such deemed transactions should not result in the recognition of gain or loss to the partnership or its partners. The tax consequences of a constructive termination of a partnership generally include: (1) the closing of the terminated partnership’s taxable year (which requires the filing of short-year partnership tax returns); (2) the tax elections of the terminated partnership are “terminated” (the new partnership can make new tax elections, which includes the section 754 election); (3) the new partnership must restart the depreciable lives of the terminated partnership’s depreciable property; and (4) basis adjustments may occur if a section 754 election is in effect or is made.

Effect of Tax Code Section 754 Election on Unit Transfers

The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, changes in unit values and cost recovery deductions may cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.

Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

Our company agreement provides our members with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind

Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units will be liquidated by one or more distributions of cash or other property, if available. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.

Reporting Requirements

The IRS requires a taxpayer who sells or exchanges a membership unit to notify Liberty Renewable Fuels in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the taxpayer identification number of the transferor, and if known, of the transferee, and the exchange date.

Tax Information to Members

We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken. Each member will be responsible for preparing and filing his or her own tax returns.

Reportable Transaction Disclosure Rules

The Treasury Regulations provide that every taxpayer that has participated in a “reportable transaction” and who is required to file a tax return must attach to its return a “Reportable Transaction Disclosure Statement.” Such Statement must be attached to the taxpayer’s tax return for each tax year for which a taxpayer participates in a Reportable Transaction.

The definition of a reportable transaction includes loss transactions. A loss transaction is any transaction in which, among other things, a partnership having non-corporate partners claims a loss under Code Section 165 of $2 million in any single taxable year or $4 million in any combination of taxable years. You are responsible for determining and reporting whether the activities of the Company will cause you to be a participant in a “reportable transaction.”

Failure to include information with respect to a reportable transaction on any return or statement can result in a penalty of $10,000.

Audit of Income Tax Returns

The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

Investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982, or TEFRA established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the Board of Managers who is also a unit holder of Liberty Renewable Fuels. Our company agreement provides for board designation of the Tax Matters Member. Currently, Dale Schwieterman is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

If we incorrectly report an investor’s distributive share of our net income, it may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL PROCEEDINGS

No officer, manager, promoter or significant employee of Liberty Renewable Fuels has been involved in legal proceedings that would be material to an evaluation of our management. From time to time in the ordinary course of business, Liberty Renewable Fuels may be named as a defendant in legal proceedings related to various issues, including without limitation, workers’ compensation claims, tort claims, or contractual disputes. We are not currently involved in any material legal proceedings, directly or indirectly, and we are not aware of any claims pending or threatened against us or any of the managers that could result in the commencement of legal proceedings. On February 27, 2007, the REC Parties delivered notice to our counsel that the REC Parties believe the third installment payment under the settlement agreement between the REC Parties and Liberty Michigan is now due. On April 25, 2007, the claim by the REC Parties was arbitrated and the arbitrator determined that the third installment payment is not due to be paid until the closing of any financial package (equity, debt or a combination) that allows for the start of construction on the ethanol plant. The parties are in discussions regarding when such closing takes place. Such installment payment is accrued for on our financial statements and the disagreement is only over the timing of such payment.

LEGAL MATTERS

The validity of the issuance of the units will be passed on for us by Jackson Walker L.L.P., 100 Congress, Suite 1100, Austin, Texas 78701.

EXPERTS

Andrews Hooper & Pavlik P.L.C., an independent registered public accounting firm, has audited our financial statements at December 31, 2006, as set forth in their report appearing in this prospectus and registration statement. We have included our December 31, 2006 financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Andrews Hooper & Pavlik P.L.C., given on their authority as experts in accounting and auditing.

Stout Risius Ross, Inc., an independent valuation firm, provided us with information and analytical tools to value our unit based compensation.

TRANSFER AGENT

We will serve as our transfer agent and registrar.

AVAILABLE INFORMATION

We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved in such statements. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

As of the effectiveness of our registration statement, we will be required to file periodic reports with the Commission pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-Q, and our annual reports are made on Form 10-K. As of the date of this prospectus, our filings will be made pursuant to Regulation S-K. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our company agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the Commission is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330. We will also make such filings available free of charge through our Internet website at www.libertyrf.com.

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INDEX TO FINANCIAL STATEMENTS

Liberty Renewable Fuels LLC (a Development Stage Company) Audited and Unaudited Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Liberty Renewable Fuels LLC (a Development Stage Company) Balance Sheet As of December 31, 2006 and March 31, 2007	F-3

Liberty Renewable Fuels LLC (a Development Stage Company) Statement of Operations For the 3 month period ended March 31, 2007, From Inception (June 21, 2006) to December 31, 2006 and From Inception to March 31, 2007

F-4

Liberty Renewable Fuels LLC (a Development Stage Company) Statement of Changes in Members’ Equity From Inception (June 21, 2006) to December 31, 2006 and From Inception to March 31, 2007	F-5

Liberty Renewable Fuels LLC (a Development Stage Company) Statement of Cash Flows—Indirect Method For the 3 month period ended March 31, 2007, From Inception (June 21, 2006) to December 31, 2006 and From Inception to March 31, 2007

F-6

Liberty Renewable Fuels LLC (a Development Stage Company) Notes to Financial Statements, December 31, 2006 (Audited) and March 31, 2007 (Unaudited)	F-7

Report of Independent Registered Public Accounting Firm

Board of Managers

Liberty Renewable Fuels, LLC

Corunna, Michigan

We have audited the accompanying balance sheet of Liberty Renewable Fuels, LLC (a development stage company) as of December 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (June 21, 2006) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberty Renewable Fuels, LLC (a development stage company) as of December 31, 2006, and the results of its operations and its cash flows for the period from inception (June 21, 2006) to December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/    ANDREWS HOOPER & PAVLIK P.L.C.

Certified Public Accountants

Saginaw, Michigan

March 6, 2007, except for note 8

as to which the date is April 25, 2007

Liberty Renewable Fuels LLC

(A Development Stage Company)

Balance Sheets

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash in Bank and Savings	$5,558,669	$3,283,199
Prepaid Expenses	1,321	8,546

Total Current Assets	5,559,990	3,291,745

Fixed Assets
Office Equipment	2,935	2,935
Construction in Progress	8,295,982	1,266,979
Land	3,059,877	3,059,800

Total Fixed Assets	11,358,794	4,329,714

Other Assets
Deposit	37,000	37,000
Deferred Acquisition Costs	49,257
Deferred Offering Costs	427,203	259,650

Total Other Assets	513,460	296,650

Total Assets	$17,432,244	$7,918,109

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$1,539,858	$216,715
Land Contract Payable	624,538	623,230
Settlement Payable	350,000	350,000
Accrued Interest Payable	9,586

Total Current Liabilities	2,523,982	1,189,945

Commitments and Contingencies—See Note MEMBERS’ EQUITY
Members’ Equity
Member Contributions 1,241 units @ $2,250	2,792,250	2,792,250
Subscribed Membership Units 1,300 @ $4,000, less offering costs of $141,693		5,058,307
Issued Membership Units 3,394 @ $4,000, less offering costs of $141,693	13,434,307
Paid in Capital	662,810	412,384
Deficit Accumulated during Development Stage	(1,981,105)	(1,534,777)

Total Members’ Equity	14,908,262	6,728,164

Total Liabilities and Members’ Equity	$17,432,244	$7,918,109

*Notes to the Financial Statements are an integral part of this Statement.*

Liberty Renewable Fuels LLC

(A Development Stage Company)

Statements of Operations

	Three Months Ended March 31, 2007	Year Ended December 31, 2006	From Inception (June 21, 2006) to March 31, 2007
	(Unaudited)	(Audited)	(Unaudited)
Revenues	$—	$—	$—

Operating Expenses
Professional fees	240,892	414,204	655,096
Organizational	20,838	191,846	212,684
General and Administrative	284,618	463,754	748,372
Settlement	—	520,000	520,000

Total	546,348	1,589,804	2,136,152

Operating Loss	(546,348)	(1,589,804)	(2,136,152)

Other Income (Expense)
Interest Income	100,020	54,827	154,847
Other	—	200	200

Total	100,020	55,027	155,047

Net Loss	$(446,328)	$(1,534,777)	$(1,981,105)

Net Loss Per Weighted Average Unit—Basic and Diluted (4,344 Units, 1,480 Units and 2,394 Units, Respectively)	$(103)	$(1,037)	$(828)

*Notes to the Financial Statements are an integral part of this Statement.*

Liberty Renewable Fuels LLC

(A Development Stage Company)

Statement of Changes in Members’ Equity

From Inception (June 21, 2006) to March 31, 2007

			Subscribed Membership Units			Deficit Accumulated During Development Stage
	Membership Units				Paid-In Capital
	Units	Amount	Units	Amount			Total
Balance—June 21, 2006 (Date of Inception)	—	—	—	—	—	—	—
Membership Units Issued for Cash	1,241	$2,792,250	—	—	—	—	$2,792,250
Membership Units Subscribed for Cash (less offering costs of $141,693)	—	—	1,300	5,058,307	—	—	5,058,307
Share Based Compensation	—	—	—	—	412,384	—	412,384
Net Loss	—	—	—	—	—	(1,534,777)	(1,534,777)

Balance—December 31, 2006 (Audited)	1,241	$2,792,250	1,300	$5,058,307	$412,384	$(1,534,777)	$6,728,164

Previous Subscribed Now Issued (less offering costs of $141,693)	1,300	5,058,307	(1,300)	(5,058,307)	—	—	—
Membership Units Issued for Cash	2,094	8,376,000	—	—	—	—	8,376,000
Share Based Compensation	—	—	—	—	250,426	—	250,426
Net Loss	—	—	—	—	—	(446,328)	(446,328)

Balance—March 31, 2007 (Unaudited)	4,635	$16,226,557	—	—	$662,810	$(1,981,105)	$14,908,262

*Notes to the Financial Statements are an integral part of this Statement.*

Liberty Renewable Fuels LLC

(A Development Stage Company)

Statements of Cash Flows—Indirect Method

	Three Months Ended March 31, 2007	Year Ended December 31, 2006	From Inception (June 21, 2006) to March 31, 2007
	(Unaudited)	(Audited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(446,328)	$(1,534,777)	$(1,981,105)
Adjustments to reconcile net loss to net cash used in operating activities:
Share Based Compensation Expense	250,426	412,384	662,810
Change in:
Prepaid Expenses	7,225	(8,546)	(1,321)
Accounts Payable and Accrued Interest	110,205	28,336	138,541
Other Payables	—	350,000	350,000

NET CASH USED IN OPERATING ACTIVITIES	(78,472)	(752,603)	(831,075)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for Construction in Progress	(5,896,111)	(1,091,979)	(6,988,090)
Payments for Land Options	—	(2,686)	(2,686)
Purchase of Computer Software	—	(2,935)	(2,935)
Purchase of Conservation Development Easement	—	(50,000)	(50,000)
Purchase of Land	(77)	(1,918,416)	(1,918,493)
Increase in Deposit	—	(37,000)	(37,000)
Deferred Acquisition Costs	(49,257)	—	(49,257)

NET CASH USED IN INVESTING ACTIVITIES	(5,945,445)	(3,103,016)	(9,048,461)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Land Contracts	—	(465,468)	(465,468)
Deferred Offering Costs	(76,613)	(246,271)	(322,884)
Payments for Offering Costs	—	(141,693)	(141,693)
Sales and Subscriptions of Membership Units	8,376,000	7,992,250	16,368,250

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,299,387	7,138,818	15,438,205

NET INCREASE IN CASH	2,275,470	3,283,199	5,558,669

CASH AT BEGINNING OF PERIOD	3,283,199	—	—

CASH AT END OF PERIOD	$5,558,669	$3,283,199	$5,558,669

NON CASH INVESTING ACTIVITIES AND FINANCING ACTIVITIES
Land Acquired by Land Contract	$—	$1,088,698	$1,088,698
Deferred Offering Costs Included in Accounts Payable	104,319	13,379	104,319
Construction in Progress Costs Included in Accounts Payable	1,307,892	175,000	1,307,892

SUPPLEMENTAL DISCLOSURE—Interest Paid	$—	$14,532	$14,532

*Notes to the Financial Statements are an integral part of this Statement.*

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Liberty Renewable Fuels, LLC (a development stage Delaware limited liability company) (the “Company”) to be located near Ithaca, Michigan was organized to pool investors to build a 110 million gallon natural gas powered ethanol plant. As of March 31, 2007, the Company is in the development stage with its efforts being principally devoted to organizational and equity raising activities. The Company has secured a guaranteed 3rd Quarter build date with it’s builder ICM of Colwich, Kansas. The Company has signed an agreement with a design builder to design and build the balance of the project beyond the actual plant itself. The Company has closed on all the land necessary for the entire project. Also the Company has agreements in place to originate over half of the corn necessary to run the plant at name plate capacity. The balance of the corn necessary to run the plant is expected to come primarily from on farm storage and other local elevators. The company is currently in negotiations with several experienced lead arrangers for the financing of the debt portion of the project, and expects to sign an agreement in June 2007. However, there are many risks related to the project. The Company’s ability to construct the ethanol plant is dependent upon obtaining adequate equity and debt financing and many other factors including risks related to regulation and governmental action and construction risks. The Company also will be subject to risks related to ethanol production and the ethanol industry. These risks may impact whether or not the company will be able to begin ethanol production and continue as a going concern.

Purchase of Assets

The Company purchased all of the assets and assumed all of the liabilities of Liberty Renewable Fuels, L.L.C., a Michigan limited liability company (“Liberty Michigan”). Liberty Michigan was originally formed on February 13, 2006 for the purpose of building an ethanol plant in Central Michigan. Liberty Michigan was dissolved by its Board of Managers effective October 1, 2006 following the purchase of all of its assets by the Company. The cost of the purchase was $170,000 and was paid for with proceeds from the initial equity financing round and the assumption of certain liabilities of Liberty Michigan of $500,000. Assets acquired included cash of $20,000. Expenses incurred by Liberty Michigan for organizational and start-up cost of $130,000 and settlement costs of $520,000 have been recorded by the Company in the accompanying statement of operations. The operations of Liberty Michigan have been included in the accompanying financials of the Company since it was determined to be a predecessor entity.

REC Settlement

As part of the acquisition of assets from Liberty Michigan, the Company assumed the obligations of Liberty Michigan under a settlement agreement with the Renewable Energy Consultants, LLC, Mark and Terri Bateman, Rick and Susan Chesak and Cyndi Brearley (the “REC Parties”). That settlement agreement required the payment to the REC Parties of an initial payment of $20,000 and up to $150,000 upon the closing of our initial private offering, which payment has already been made, and up to $350,000 to the REC Parties from the gross proceeds received in the “Public Offering”, (Public Offering defined in the settlement agreement as a public offering or offerings and sale of equity securities and arrangement of a debt and/or equity package, which raises the money necessary to build the ethanol refinery). The arbitrator in the case has determined that the final installment payment is due to be paid on the closing of a financial package (equity, debt or a combination) that allows for the start of construction on the ethanol plant.

Development Stage Enterprise

The Company was recently formed and has no history of operations. The Company anticipates a period of significant growth, involving the construction and start-up of operations of the plant. During this period of

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

growth and the start-up of the plant, there will be no incoming revenues; therefore, the Company will continue to accumulate net losses until the start of production. The Company is presently, and is likely for some time to continue to be, dependent upon our initial managers. The Company’s Builder, ICM (whose proprietary technology is in approximately 70% of the ethanol plants built in the United States), will be providing training and ongoing support to Company employees running the ethanol plant to insure successful start-up and continual operation of the plant. However, as outlined above, many risks exist that may impact whether or not the Company will be able to begin ethanol production.

Fiscal Reporting Period

The Company has adopted a fiscal year ending December 31 for reporting financial operations.

Accounting Estimates

The preparation of financial statements in conformity with U.S. accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenue, and expenses. Estimates and assumptions include deferred offering costs and the fair value of share based payments and debt discount. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash

The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs are netted against the proceeds received; or if the financing does not occur, they are expensed. As of December 31, 2006 and March 31, 2007, the Company had deferred offering costs of $259,650 and $427,203, respectively.

Land

The Company records purchases of land at cost. The Company capitalizes amounts expended to secure land purchase options unless the options are not exercised at which time they are expensed.

Construction in Progress

The Company has included in Construction in Progress capitalized expenditures for site design and engineering costs, and other costs related to the construction project.

Income Taxes

Liberty Renewable Fuels, LLC is treated as a partnership for federal and state income tax purposes, and generally does not incur income taxes. Instead its earnings and losses are included in the income tax returns of its members. Therefore, no provision for liability of federal or state income taxes has been included in these financial statements. The Company has elected a fiscal year end of December 31 for income tax reporting purposes.

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

Life Insurance

The Company is in the process of securing a $3,000,000 10 year level term life insurance policy on the life of the Company’s Chief Executive Officer as required by the agreement between the Company and the Chief Executive Officer. The Company estimates the yearly cost of the policy to be $2,703. The beneficiary of the policy is the Company’s Chief Executive Officer’s estate. The Company will be responsible for the payment of the premium up to the start of ethanol production.

Fair Value of Financial Instruments

The carrying value of cash approximates its fair value.

Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payments,” (“SFAS No. 123R”). SFAS No. 123R replaces SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”. SFAS No. 123R requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values, eliminating pro forma disclosure as an alternative. The cost is measured based on the grant-date fair value of the equity or liability instruments issued.

The Company adopted the provisions of SFAS 123R at its inception. The compensation expense recognized, as a result of SFAS 123R during the periods ended from inception to December 31, 2006 and March 31, 2007 equals $412,384 and $662,810, respectively and reflects compensation expense for all estimated share-based awards granted through December 31, 2006 and March 31, 2007 based on the grant-date fair value.

The share-based compensation for the President and CEO is from the date of Board approval August 10, 2006 through 90 days after the start of production. The period of service for the rest of the share-based compensation is from June 23, 2006 through June 30, 2008 or the first election following the commencement of ethanol production, whichever is earlier.

Recently Issued Accounting Pronouncements

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2. MEMBERS’ EQUITY

The Company was formed on June 21, 2006 to have a perpetual life. The Company was initially capitalized by 31 members who contributed an aggregate of $2,792,250 for 1,241 units. The Company then raised $13,576,000, less offering costs, accepting subscriptions for 3,394 units under a Private Placement Memorandum which was closed on January 18, 2007. This amount includes $4,000,000 from ICM, $120,000 from its employees and $4,000,000 from Eagle Energy, LLC an unrelated farmer investment group. The balance of $5,456,000 is from various smaller investors.

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

As specified in the Company’s operating agreement, the Company is authorized to issue two classes of membership units, Class A (voting) units and Class B (nonvoting) units. The Company has two classes of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Additional classes of membership interests and units may be created and issued as the Board determines necessary. The units that have been issued to current members or subscribed are Class A voting units.

3. NOTE PAYABLE ON LAND CONTRACTS

The Company entered into a land contract on September 28, 2006 secured by a mortgage on land of 124.07 acres. The principal amount of the note is for $955,000. The note is payable in two installments. The first installment was for $480,000, and was paid on December 16, 2006. This payment was discounted in the financial statements, imputed at a 6% interest rate. The second installment for the balance due is for $475,000 principal together with interest thereon at the rate of 6% per annum beginning January 1, 2007 and shall be due and payable on the earlier of June 1, 2007; or within 10 days after the Company obtains permanent financing for the Company’s intended use of the property as defined in the Buy and Sell Agreement dated August 21, 2006. Included in general and administrative expense is $14,532 of interest expense through December 31, 2006.

The Company entered into a land contract on November 16, 2006 secured by a mortgage on land of 49.4 acres for a total of $296,460. The principal amount of the note is for $148,230. The agreement allows the Company to pay the outstanding balance of $148,230 on June 1, 2007. The agreement bears an interest rate of 7% per annum.

4. INCOME TAXES

The differences between financial statement basis and tax basis of assets are as follows:

Organizational costs and other items expensed for financial reporting purposes may be capitalized or non- deductible for tax reporting purposes.

The Company, as a LLC, pays no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions recognized without regard to whether they receive cash distributions. Therefore, the income, gains, and losses will pass through to the unit holders for income tax purposes.

However, if for any reason the Company were to be required to be taxed as a corporation rather than a partnership, federal income tax payments may be required.

5. SHARE-BASED PAYMENTS

On June 23, 2006, the Company’s Officers, Steering Committee Members and Finance and Audit Committee members were granted an equity fee, as described below, to compensate them for the additional time and responsibility in fulfilling their roles. The compensation shall be for service during the time period commencing on June 23, 2006 and terminating on June 30, 2008 or the first election following the commencement of ethanol production, whichever is earlier. The share-based compensation recognized for these officers and committee members from inception through December 31, 2006 and March 31, 2007 was $90,851 and $134,576, respectively. These Class A units shall vest on June 30, 2008 or at financial close, the point at

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

which the debt portion of the project has been secured from a financial institution and the funds are available to the Company, whichever is later.

•	The Vice-Presidents, the Secretary and the Treasurer each received a grant of 10 units.

•	The Managers who serve on the Steering Committee that are not officers each received a grant of 6 units.

•	The Managers who serve on the Finance and Audit Committee each additionally received a grant of 2 units.

Managers and Officers may by declaration forfeit their grant or may elect to take their equity component as deferred units at their election after the vesting date for a period of time not to exceed five years. Resignation or removal of an Officer or Manager shall result in the pro-ration of their entitlement to the previously mentioned grant from June 23, 2006 through the date of their resignation or removal and the balance granted to their replacement subject to the same restrictions as intended in the original grant.

The share-based compensation for the President and CEO is from the date of Board approval, August 10, 2006, through 90 days after the start of production. The number of Class A units to be issued to the CEO will be equal to 3% of the total number of Class A and Class B units outstanding at the time of commencement of ethanol production. The Company estimates that 520 Class A units will be granted to the CEO. This is an estimated number since the calculation of 3% of the total number of units to be issued is undeterminable at this time. These units shall vest on the later of the following dates (i) the date on which the total number of issued units, at the time the ethanol plant commences ethanol production, are determinable; or (ii) 90 days after the commencement of ethanol production. The amount expensed from inception through December 31, 2006 and March 31, 2007 for the President and CEO share-based compensation was $321,533 and $528,234, respectively.

The following table summarizes information about stock awards at December 31, 2006 and March 31, 2007:

	Number Granted	Fair Value	Total
President & CEO (est.)	520	$3,180	$1,653,600
Officers	60	3,180	190,800
Steering Committee	42	3,180	133,560
Finance and Audit Committee	8	3,180	25,440

Total	630		$2,003,400

The Class A unit awards described above will begin with an opening balance of zero in their capital account. Distributions will be made in accordance with capital account balances upon liquidation.

The Company, with the assistance of Stout Risius Ross, Inc., an independent valuation firm, estimated the fair value of the unit awards at the date of grant utilizing the Black-Scholes Formula and the following assumptions:

• Effective term	10 years

• Volatility factor	75.0%

• Risk Free Interest Rate	4.5%

• Dividend Yield	0.0%

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

6. LEASES

The Company leases an office from its chief financial officer, under an operating lease on a month to month basis. The agreement requires monthly payments of $500. From inception through December 31, 2006 and March 31, 2007, the Company recorded rent expense of $2,839 and $4,850, respectively.

7. COMMITMENTS AND CONTINGENCIES

Construction

The Company entered into a letter of intent with ICM outlining the terms upon which the Company would engage ICM to provide certain services related to the design, construction and start-up of the Company’s ethanol plant. Upon execution of the letter of intent the Company paid ICM a non-refundable deposit of $250,000, which has been recorded as a capital asset, Construction in Progress. Under the letter of intent, ICM has the binding obligation to begin construction of the ethanol plant no later than the third calendar quarter of 2007 provided that the Company satisfies certain requirements, including, among other things, the following:

•	Completion of the Company’s sufficient debt and equity financings and possession of all required permits and authorizations.

•	Payment of $2,000,000 paid on January 13, 2007, which is refundable to the extent not spent by ICM in preparing for construction of the ethanol plant.

•	Payment of an additional $2,000,000 paid on March 14, 2007, which is refundable to the extent not spent by ICM in preparing for construction of the ethanol plant.

•

Execution of a definitive agreement regarding construction of the ethanol plant no later than May 15, 2007. Execution of this definitive agreement is required for ICM to begin construction and to be bound to a fixed cost for the plant.

•	The Company will also be required to pay a 10% down payment on the cost of construction 60 days before the start of ICM’s construction.

The Company entered into a non-binding letter of intent with Wilcox Design-Build, LLC outlining the terms upon which the Company would engage Wilcox Design-Build to provide certain planning and management services related to the coordination, engineering, design and construction of the plant. Under the letter of intent, the parties entered into good faith negotiations regarding the preparation and completion of the definitive agreements regarding the Company’s engagement of Wilcox Design-Build. The agreement required the Company to pay a fixed fee of $3,700,000 for the engineering, design and construction management, which includes payments totaling $606,050 and $1,281,050 as of December 31, 2006 and March 31, 2007, respectively. The agreement also calls for payments for the cost of construction, general conditions and project support. The parties executed this definitive agreement on December 19, 2006 regarding the engagement.

The agreement sets forth a payment schedule of bi-monthly payments from November 1, 2006 through June 2, 2008.

Letter of Credit and Subcontract Commitment

On January 3, 2007 the Company executed a letter of credit agreement with Fifth Third Bank for work to be performed by a subcontractor under the Company’s contract with Wilcox Design—Build, LLC. Under this agreement, the Company placed cash of $1,634,000 into a restricted demand deposit account as cash collateral for the Company’s obligations to Fifth Third Bank, including but not limited to the letter of credit agreement.

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

On January 12, 2007, a definitive agreement was executed between Wilcox Design—Build, LLC and this subcontractor for site excavation in the amount of $5,722,484.

Consulting and Other Contracts: related parties

In October 2006, the Company entered into an agreement with a related party, a manager, Wilson C. Lauer, to purchase conservation development rights for a one time payment of $50,000. The development rights purchase was required by the State of Michigan to release a parcel of land purchased by the Company from a farmland perseveration agreement. The cost of these development rights has been recorded as Land.

In July 2006, the Company entered into an agreement with a related party, a manager, Kathleen Rahm Fiscus, for consulting services relating to the Company obtaining grants at the federal, state and local levels. The agreement requires monthly payments on a time and travel basis. From inception through December 31, 2006 and March 31, 2007 the Company paid $11,618 for these services.

In July 2006, the Company entered into an agreement with a related party, a manager, Muchmore, Harrington, Smalley and Associates, for consulting services related to the Company’s permitting process. The agreement may be terminated by either party upon 30 days written notice. The agreement requires monthly payments of $3,500. From inception through December 31, 2006 and March 31, 2007 the Company paid $21,000 and $31,500, respectively for these services.

In August 2006, the Company entered into an agreement with a related party, Earthscape Resource Management which is partially owned by Scott Daniel Everett, a manager, for consulting services as a liaison between the Company and local municipalities and agencies. The agreement may be terminated at any time by either party without written notice. The agreement requires monthly payments on a time and travel basis. From inception through December 31, 2006 and March 31, 2007 the Company paid $18,189 and $30,500, respectively for these services.

In August 2006, the Company entered into a management consulting agreement with a related party, Thomas Edward Pumford Jr., to provide management services in the capacity of the Chief Financial Officer. During the term of this agreement, a consulting fee of $4,500 per month is to be paid upon presentation of invoices for services. The agreement is for the period from the effective date of the agreement until the Company hires a permanent Chief Financial Officer. This agreement may be terminated by either party at anytime, for just cause, during its duration upon 30 days written notice. From inception through December 31, 2006 and March 31, 2007, the Company paid $22,500 and $36,365, respectively for these services.

In October 2006, the Company entered into a management consulting agreement with a related party, David Moeberg Skjaerlund, to provide management services in the capacity of the Chief Executive Officer. The agreement requires issuance of 3% of the Company’s Class A and Class B units outstanding at the time of commencement of ethanol production. The agreement is for the period from the effective date of the agreement until the 90 days after the commencement of ethanol production. The Company is responsible for securing a $3,000,000 10- year level term life insurance policy on the life of the Company’s Chief Executive Officer. The beneficiary of the policy is the Company’s Chief Executive Officer’s estate. The Company will be responsible for the payment of the premium up to the start of ethanol production. If the CEO dies before the commencement of ethanol production, the CEO’s personal representative shall have the option to purchase the number of Class A units equal to 3% of the total number of Class A and Class B units issued by the Company. The unit price to be paid by the CEO’s personal representative shall be the unit price paid for the purchase units prior to or nearest in

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

time to the CEO’s death. The Company may terminate the agreement only if the related party is in breach of the contract or becomes permanently incapacitated. The termination of the agreement by the Company must also be approved by unanimous consent of the Board of Managers.

In October 2006, the company signed a non-binding Letter of Intent with a related party, Clifford Vennix, a manager, to purchase Auburn Bean and Grain Company, a Michigan corporation, and its real estate owned by KMA Group, LLC.

Consulting and Other Contracts: unrelated parties

In October 2006, the Company entered into an agreement with an unrelated party for consulting services relating to the Company’s marketing of ethanol and dry distillers grains. The agreement may be terminated at any time by either party without written notice. The agreement requires monthly payments of $4,000 and reasonable travel expenses. From inception through December 31, 2006 and March 31, 2007 the Company paid $17,329 and $30,273, respectively for these services.

In October 2006, the Company entered into an agreement with an unrelated party for consulting services. The agreement is for six months. The agreement may be terminated by either party upon 30 days written notice. The agreement requires bi-weekly payments on a time and travel basis at a rate of $30 per hour and was effective on October 30, 2006. From inception through December 31, 2006 and March 31, 2007 the Company paid $7,234 and $17,827, respectively for these services.

In August 2006, the Company entered into an agreement with an unrelated party for administrative consultant services. The agreement may be terminated by either party upon 30 days written notice. The agreement requires monthly payments of $3,000. From inception through December 31, 2006 and March 31, 2007 the Company paid $15,499 and $25,480, respectively for these services.

In December 2006, the Company entered into an agreement with an unrelated party for the design of the Company’s grain handling system. The agreement was for $24,200 with a $3,500 retainer, which was paid on February 1, 2007. The scope of the work is currently in progress. As of March 31, 2007 the Company paid $19,852 for these services.

In January 2007, the Company entered into an agreement with an unrelated party for the development of a financial forecast to assist in the procurement of the required bank financing for project completion. The amount of this agreement is for $22,500 and the scope of work is currently is progress. As of March 31, 2007 the Company paid $15,918 for the services. Payment of the contract balance will be made upon its completion.

In January 2007, the Company entered into an agreement with an unrelated party to conduct a due diligence of the books and records of Auburn Bean and Grain Co. to assist the Company in the purchase of Auburn’s outstanding stock and certain real estate from KMA Group, LLC as identified in the signed non-binding Letter of Intent. Services will be billed at their standard accounting fees plus expenses. A retainer fee of $10,000 was initially paid on January 12, 2007, which will be applied to the final billing, which will be rendered when the findings are delivered. As of March 31, 2007 the Company paid $49,257 for the services.

In February 2007, the Company entered into an agreement with an unrelated party for consulting services to outline the Company’s options in considering bio-diesel and the exploration of synergistic projects that would

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

complement a bio-energy park concept. The agreement is for five months. The agreement may be terminated by either party at anytime, for just cause, during its duration upon 30 days written notice. The agreement was effective on February 1, 2007 and is payable monthly at a rate of $3,500 a month plus reasonable expenses. As of March 31, 2007 the Company paid $3,755 for the services.

Land Contracts

In September 2006, the Company entered into a land contract with an unrelated party to purchase a 124.07 acre parcel of land in Gratiot County for a total of $1,130,000. The initial payment of $175,832 was made on September 30, 2006. The agreement allows the Company to pay the outstanding balance of $955,000 in two payments. The first payment of $480,000 is due the earlier of December 29, 2006 or the commencement of excavation for the ethanol plant. This installment was paid on December 16, 2006. This payment was discounted in the financial statements, imputed at a 6% interest rate, which resulted in $14,532 recorded as interest expense. The second payment of $475,000 is due the earlier of June 1, 2007 or financial close. The land contract bears no interest until January 1, 2007. The land contract has been discounted using an imputed interest rate of 6%. The remaining balance at December 31, 2006 and March 31, 2007 of $475,000 and $482,027, respectively is reflected on the accompanying balance sheets.

In November 2006, the Company entered into a land contract with an unrelated party to purchase an approximately 49.4 acre parcel of land in Gratiot County for a total of $296,460. The agreement allows the Company to pay the outstanding balance of $148,230 on June 1, 2007. The agreement bears an interest rate of 7% per annum.

Donations for Charitable Purposes

The Board of Managers shall implement the governing principle of reinvestment back to the community-at-large through charitable giving. Prior to the distribution of Net Cash Flow (as defined in the Company Agreement) to the holders of our units and subject to the terms and conditions of any applicable loan covenants and restrictions or early debt retirement, the Board of Managers, in their sole discretion, shall endeavor to provide donations of Net Cash Flow for charitable, religious, educational, scientific, literary, or public safety purposes, with a priority given to supporting youth leadership programs, college scholarships, county farmland preservation programs and global relief efforts. The Board of Managers may establish a foundation to receive the donations for the purpose of building a capital endowment fund for future charitable giving. The amount of donations for charitable purposes shall not exceed the following percentage of Net Cash Flow for the fiscal year in which the donation is made, determined as follows: the projected percentage of return on investment for the fiscal year to unit holders divided by 10.

Until the point in time when the cumulative distribution of profits to members that purchased units from the Company is equal to the initial capital contribution by such members, the amount of charitable donations shall not exceed 2% of the Net Cash Flow in any fiscal year.

Grain Origination Agreements

In October 2006, the Company entered in to a grain origination agreement with a related party, Cooperative Elevator, Co., a Michigan cooperative corporation. Cooperative Elevator, Co. is a related party through the subscription of 250 units in Liberty Renewable Fuels, LLC. Cooperative Elevator has storage capacity of

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

15 million bushels of storage at facilities it operates in Pigeon, Elkton, Ruth and Akron Michigan. The agreement with Cooperative Elevator provides that from and after October 1, 2008 through September 30, 2012 Cooperative Elevator will use its best good faith efforts to originate all corn available to it within an area where it has traditionally done business (defined as the Cooperative Elevator’s “Trade Territory”), for resale to the Company, subject to certain exceptions, such as feed corn sold to Cooperative Elevator Quality Feeds, Inc. The expiration date of this agreement is subject to automatic one year extensions if not terminated 12 months prior to its expiration and may be terminated early upon the occurrence of typical early termination provisions such as a long-term force majeure. While the Company is under no obligation to take or pay for corn before October 1, 2008, effective immediately, the Company and Cooperative Elevator may commence entering into forward contracts for delivery of corn after that date. Under the arrangement, Cooperative Elevator will sell corn to the Company for the prevailing market price, and charge handling and storage fees. During the term of the agreement, and so long as Cooperative Elevator has not breached any of its obligations under the agreement, the Company will not enter into any agreement for corn origination and/or storage, during the term with any third-party seller located in the Trade Territory or store corn in the Trade Territory other than through Cooperative Elevator. This obligation is subject to certain exceptions, such as that the Company may purchase corn from any licensed grain dealer on a spot basis under certain circumstances.

Commencing in 2009, the agreement contains certain guarantees that Cooperative Elevator will be paid its storage and handling fees for certain deemed volumes of corn handled, even if that volume is not actually handled by Cooperative Elevator. Cooperative Elevator has reserved in the agreement the right to continue to use its elevators to originate, handle, store, sell and ship other commodities to other purchasers throughout the term, and the origination, handling and storage of corn under its agreement with the Company will be done in such manner as to reasonably accommodate and not impinge upon such marketing of other commodities. In furtherance of this understanding, the parties have agreed that Cooperative Elevator may limit total storage space in its elevators available to the Company to no more than 5 million bushels at any one time as necessary to accommodate the handling and storage of other commodities.

Either Cooperative Elevator or the Company may terminate the agreement if the Company fails to (a) complete the offering (described in Subsequent Events footnote number 8, Securities and Exchange Commission filing) on or before October 1, 2007, with at least 80% subscription; or (b) commence production of ethanol at the Plant by December 31, 2008. If the agreement is terminated pursuant to this subsection as a result of either of these events, the term is to be cancelled and the agreement deemed void ab initio.

The Company’s Board of Managers approved the expansion of the Board of Managers to include the appointment of a representative from the Cooperative Elevator that was conditional upon an investment by the Cooperative Elevator and the execution of a corn marketing agreement, both of which the Cooperative Elevator has now completed. Cooperative Elevator currently owns 250 membership units through a $1,000,000 investment in the Company. These units represent a 5.3% ownership in the Company.

Brown Milling, Inc.

In October 2006, the Company entered into a grain origination agreement with Brown Milling Inc., a related party, which operates grain elevators in Shepherd, Rosebush and Delwin Michigan. The Company will be able to purchase all of the corn that Brown Milling markets. The agreement is effective as of January 1, 2008 for an initial term of four years (which expiration date is subject to automatic one year extensions if not terminated six months prior to expiration). The agreement gives the Company a first right of purchase on any corn that Brown

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

Milling proposes to sell. The agreement also gives the Company the right to purchase corn that any third party proposes to purchase from Brown Milling. The Company is obligated to pay Brown Milling an annual fee of $35,000 at the beginning of each year as well as a per bushel fee. Ron Brown, President of Brown Milling, also serves on the Company’s Board of Managers.

Auburn Bean & Grain Co.

In October 2006, the Company entered into a grain origination agreement with Auburn Bean & Grain Company (Auburn), a related party with Clifford Vennix, Ronald Melvin Balzer and Robert Joseph Kennedy who serve on the Company’s Board of Mangers, which has a combined storage of 13 million bushels of grain at facilities located in Oakley, Hemlock, Saginaw and Auburn Michigan. The Company signed a non-binding Letter of Intent whereby Auburn would become a wholly-owned subsidiary of the Company and continue to provide grain and agronomy services for farmers. The Letter of Intent contemplates a purchase price which includes a total of 1,000 units of the Company’s Class A and Class B membership units and a cash payment that will be subject to completion of due diligence and determination of Auburn’s indebtedness and value. The Company is in process of completing due diligence necessary to execute a definitive purchase agreement. The Letter of Intent contemplates that the closing of the acquisition will occur on or before July 1, 2007 (the date by which we anticipate having the necessary financing accomplished). After the proposed July 2007 closing, the plans are to continue the grain and agronomy operation under the same management. Employees of Auburn will be offered the right to continue employment after the acquisition under minimum three year employment contracts, and certain key employees of Auburn will be required to execute employment agreements which also contain suitable covenants not to compete.

The Company believes, although we do not know for certain, that our arrangements to purchase Auburn may be subject to the right of first refusal which another entity may have. However, irrespective of the owner of Auburn, the Company and Auburn agreed to enter into a separate corn origination agreement with a term from July 1, 2008 through July 1, 2013 that requires Auburn to sell the Company all corn it originates at the price Auburn pays for such corn in exchange for a handling and storage fee. Unlike the remainder of the Letter of Intent, the obligation to enter into the corn origination agreement is binding upon the parties and will commence upon any sale of all of the capital stock of Auburn that occurs within twelve months of the date of the Letter of Intent. If no such sale occurs then the agreement to enter into the corn origination agreement will be void. Representatives from Auburn serve on the Company’s Board of Managers, including Auburn President Cliff Vennix, Auburn General Manager Bob Kennedy and Auburn Grain Merchandiser Ron Balzer. Because of this conflict, these board members have not participated in the voting to approve such transactions. Further, the Company is in process of doing a due diligence of Auburn to verify the purchase price.

8. SUBSEQUENT EVENTS

Securities and Exchange Commission Filing

The Company has prepared and filed a Form S-1 Registration Statement with the Securities and Exchange Commission (SEC) for a minimum of 10,000 membership units up to a maximum of 20,000 membership units for sale at $5,000 per unit with a minimum of four units per investor. The offering will be open for up to one year from its effective date unless closed sooner by the Company. The Company currently anticipates closing the offering in June 2007. See note 2 for further discussion on Members’ Equity.

Liberty Renewable Fuels LLC

(A Development Stage Company)

Notes to Financial Statements—(Continued)

December 31, 2006 (Audited) and March 31, 2007 (Unaudited)

Legal Proceedings

On February 27, 2007, the REC Parties delivered notice to the Company’s counsel that the REC Parties believe the third installment payment under the settlement agreement between the REC Parties and Liberty Michigan is now due. On April 25, 2007, the Company and the REC Parties entered into binding arbitration which resolved this matter in the Company’s favor. The third payment will be paid to the REC Parties by the Company on the date of the closing of any financial package (equity, debt or a combination) that allows for the start of construction on the ethanol plant. Such installment payment is recorded as a liability in the accompanying balance sheet and the disagreement is only over the timing of such payment.

ICM Construction Agreement

On April 18, 2007, the Company executed a definitive agreement with ICM, Inc. for the construction of the ethanol plant at a cost of $134,000,000, indexed to the price of stainless steel. A fourth down payment of $750,000 was made to ICM, Inc. on April 18, 2007.

Exhibit A

CERTIFICATE OF FORMATION

OF

LIBERTY RENEWABLE FUELS LLC

The undersigned, acting as the organizer of a limited liability company under the Delaware Limited Liability Company Act, hereby adopts the following Certificate of Formation:

ARTICLE ONE

NAME

The name of the limited liability company is Liberty Renewable Fuels LLC (the “Company”).

ARTICLE TWO

REGISTERED AGENT

The address of the Company’s initial registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Company’s initial registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

ORGANIZER

The name and address of the authorized person acting as organizer of the Company is:

Name	Address
David P. Valenti	Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701

IN WITNESS WHEREOF, the undersigned being the authorized person acting as the organizer of a limited liability corporation under the laws of the State of Delaware has executed this Certificate of Formation on this the 21st day of June, 2006.

/s/ David P. Valenti
David P. Valenti, Organizer

CERTIFICATE OF FORMATION	1	LIBERTY RENEWABLE FUELS LLC

Exhibit B

SECOND AMENDED AND RESTATED

COMPANY AGREEMENT

OF

LIBERTY RENEWABLE FUELS LLC

a Delaware limited liability company

Dated: Effective January 18, 2007

i

5.17 Committees; Authority	17
5.18 Voting; Potential Financial Interest	17
5.19 Duties and Obligations of Managers	17
5.20 Officers	17
5.21 Execution of Instruments	18
5.22 Limitation of Liability	19
5.23 Indemnification of Managers	19

ARTICLE VI. MEMBERSHIP UNITS; MEMBERS	19
6.1 Membership Units	19
6.2 Certificates; Surrender for Transfer	19
6.3 Members	19
6.4 Additional Members	19
6.5 Members’ Voting Rights	20
6.6 Member Meetings	20
6.7 Place of Meeting	20
6.8 Conduct of Meetings	20
6.9 Notice	20
6.10 Contents of Notice	20
6.11 Adjourned Meetings	20
6.12 Waiver of Notice	20
6.13 Fixing of Record Date	21
6.14 Quorum and Proxies	21
6.15 Voting; Action by Members	21
6.16 Termination of Membership	21
6.17 Continuation of the Company	21
6.18 No Member Right of Redemption or Return of Capital	21
6.19 Waiver of Dissenters Rights	21
6.20 Loans	22
6.21 Limitation on Ownership	22

ARTICLE VII. ACCOUNTING, BOOKS AND RECORDS	22
7.1 Accounting, Books and Records	22
7.2 Delivery to Members and Inspection	22
7.3 Reports	22
7.4 Tax Matters	23

ARTICLE VIII. AMENDMENTS	23
8.1 Amendments	23

ARTICLE IX. TRANSFERS	23
9.1 Restrictions on Transfers	23
9.2 Permitted Transfers	23
9.3 Right of First Refusal	23
9.4 Conditions Precedent to Transfers	24
9.5 Prohibited Transfers	25
9.6 No Dissolution or Termination	25
9.7 Prohibition of Assignment	25
9.8 Rights of Unadmitted Assignees	26
9.9 Admission of Substitute Members	26
9.10 Representations Regarding Transfers	26
9.11 Distributions And Allocations In Respect of Transfer Units	27
9.12 Additional Members	27

ARTICLE X. DISSOLUTION AND WINDING UP	27
10.1 Dissolution	27

ii

10.2 Winding Up	27
10.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts	28
10.4 Deemed Distribution and Recontribution	28
10.5 Rights of Unit Holders	28
10.6 Allocations During Period of Liquidation	28
10.7 Character of Liquidating Distributions	28
10.8 The Liquidator	28
10.9 Forms of Liquidating Distributions	29

ARTICLE XI. MISCELLANEOUS	29
11.1 Notices	29
11.2 Binding Effect	29
11.3 Construction	29
11.4 Headings	29
11.5 Severability	29
11.6 Incorporation By Reference	29
11.7 Variation of Terms	29
11.8 Governing Law	29
11.9 Waiver of Jury Trial	29
11.10 Counterpart Execution	29
11.11 Specific Performance	30
11.12 No Third Party Rights	30
11.13 Entire Agreement	30

iii

SECOND AMENDED AND RESTATED

COMPANY AGREEMENT

OF

LIBERTY RENEWABLE FUELS, LLC

THIS SECOND AMENDED AND RESTATED COMPANY AGREEMENT (the “Agreement”) is entered into effective as of the 18th day of January, 2007, by and among Liberty Renewable Fuels LLC, a Delaware limited liability company (the “Company”), each of the Persons identified as Members on attached Exhibit A, and any other Persons that may from time-to-time be subsequently admitted as Members of the Company in accordance with the terms of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1.11.

In consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. THE COMPANY

1.1 Formation. The Company was formed as a Delaware limited liability company by filing a Certificate of Formation with the Delaware Secretary of State on June 21, 2006.

1.2 Name. The name of the Company shall be “Liberty Renewable Fuels LLC,” and all business of the Company shall be conducted in such name.

1.3 Purposes; Powers. The nature of the business and purposes of the Company are to:

(a) own, construct, operate, lease, finance, contract with, and/or invest in ethanol production and co-product production facilities;

(b) process feedstock into ethanol and related co-products, and market such ethanol and co-products; and

(c) engage in any other business and investment activity in which a Delaware limited liability company may lawfully be engaged, as determined by the Managers.

The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, and in furtherance of, the purposes of the Company as set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Managers pursuant to Article V of this Agreement.

1.4 Governing Principles. The Company and the Managers will strive, to the best of their abilities, to implement the following guiding principles:

(a) the Company shall strive to be a long-term, low-cost producer of biofuels;

(b) the Company shall competitively provide and market the highest quality products in the industry;

(c) the Company shall develop and maintain exceptional rapport and customer service with community, industry, and farmer relationships, including reinvestment back to the community-at-large through corporate giving;

(d) the Company shall hire and retain high quality professional management and leadership, providing performance-based incentives to employees when possible;

1

(e) the Company shall insure a professional environment for full utilization of Manager’s expertise and strengthen the Company’s relationship and communication with Unit Holders; and

(f) the Company shall provide an opportunity for Michigan-based investment, including investment from interested members of the farming community.

1.5 Principal Place of Business. The Company shall continuously maintain a principal place of business in the State of Michigan, at such location as the Managers may determine. The initial principal place of business of the Company shall be at 3508 East M-21, Corunna, Michigan 48817, or elsewhere as the Managers may determine. Any documents required by the Act to be kept by the Company shall be maintained at the Company’s principal place of business.

1.6 Term. The term of the Company commenced on the date the Certificate were filed with the Delaware Secretary of State, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Article X of this Agreement.

1.7 Registered Agent. The Company shall continuously maintain a registered office and a registered agent for service of process in the State of Delaware. The name and address of the Company’s initial Registered Agent in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The Company shall also continuously maintain a registered office and a registered agent for service of process in the State of Michigan and in any other state in which it is required by law to do so. The name and address of the Company’s initial Registered Agent in Michigan shall be David Skjaerlund, 3508 E. M-21, Corunna, Michigan 48817.

1.8 Title to Property. All Property owned by the Company shall be owned by the Company as an entity and not in the name of any Member, and no Member shall have any ownership interest in such Property, except as a Member of the Company. Each Member’s interest in the Company shall be personal property for all purposes.

1.9 Payment of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.10 Independent Activities; Transactions With Affiliates. The Managers shall be required to devote such time to the business and affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that they deem appropriate in their discretion. However, following substantial completion of the first Facility, no Manager or officer shall serve as director, manager or officer of, or be employed by, any other ethanol or biofuels plant where the Manager’s or officer’s relationship, in the sole and absolute determination of the Board, presents a potential conflict of interest. Subject to any confidentiality agreements with or for the benefit of the Company and the foregoing limitations, neither this Agreement nor any activity undertaken pursuant hereto shall: (i) prevent any Member or Manager or their Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Member; or (ii) require any Member or Manager to permit the Company or any other Manager or Member or their Affiliates to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation. To the extent permitted by applicable law and subject to the provisions of this Agreement, the Managers are hereby authorized to cause the Company to purchase Property from, sell Property to, or otherwise deal with, any Member (including any Member who is also a Manager), or any Affiliate of any Member; provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been entered into with an independent third party.

1.11 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

2

(a) “Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any corresponding provisions of any succeeding law.

(b) “Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(c) “Affiliate” means, with respect to any Person or entity: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or entity; (ii) any officer, director, general partner, member or trustee of any such Person or entity; or (iii) any Person or entity who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect a majority of the directors, managers, or persons exercising similar authority with respect to such Person or entities.

(d) “Agreement” means this First Amended and Restated Company Agreement, as amended from time to time.

(e) “Assignee” means a transferee of Units who is not admitted as a Substitute Member pursuant to Section 9.9 of this Agreement.

(f) “Board” means the board of all Managers.

(g) “Capital Account” means the separate capital account maintained for each Unit Holder in accordance with Section 2.3 of this Agreement.

(h) “Capital Contributions” means, with respect to any Member, the amount of money (US Dollars), and the initial Gross Asset Value of any assets or property other than money, contributed by the Member or such Member’s predecessors in interest to the Company, (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) with respect to the Units held or purchased by such Member, including additional Capital Contributions.

(i) “Certificate” means the Company’s Certificate of Formation on file with the Delaware Secretary of State’s Office, as amended from time to time.

(j) “Class A Unit” means a Class A voting Unit subscribed for as of the date of this Agreement, to be issued upon the execution of this Agreement, and those subsequently issued pursuant to this Agreement.

(k) “Class B Unit” means a Class B non-voting Unit subscribed for as of the date of this Agreement, to be issued upon the execution of this Agreement, and those subsequently issued pursuant to this Agreement.

(l) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

3

(m) “Company” means Liberty Renewable Fuels LLC, a Delaware limited liability company.

(n) “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(o) “Debt” means: (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by notes, bonds or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company, whether or not the Company has assumed or become liable for the obligations secured thereby; (iv) any obligation under any interest rate swap agreement; (v) accounts payable; and (vi) obligations, contingent or otherwise, under direct or indirect guarantees of indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above. Notwithstanding the foregoing, however, Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

(p) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

(q) “Dissolution Event” shall have the meaning set forth in Section 10.1 of this Agreement.

(r) “Effective Date” means June 22, 2006.

(s) “Facilities” means the ethanol, biofuels and co-product production facilities to be constructed and operated by the Company and “Facility” means any one of the Facilities.

(t) “Financing Closing” means the actual closing (execution and delivery of all required documents) by the Company with its project lender(s) providing for all debt financing, including senior and subordinated debt and any other project financing characterized by debt obligations and repayable as debt which is required by the project lender(s) or which is deemed necessary or prudent in the sole discretion of the Managers.

(u) “Fiscal Year” means: (i) any twelve-month period commencing on January 1 and ending on December 31; and (ii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Article X of this Agreement, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made. The Managers may establish a different Fiscal Year so long as the Fiscal Year chosen is not contrary to the Code or any provision of any state or local tax law.

(v) “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

(w) “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managers, provided that the initial Gross Asset Values of the assets contributed to the Company

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pursuant to Section 2.1 of this Agreement shall be as set forth in such Section; (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Managers as of the following times: (A) upon the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) upon the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (C) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Managers reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managers; and (iv) the Gross Asset Values of Company assets shall be increased or decreased, as applicable, to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profits and Losses or Section 3.3(c) of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv) of this paragraph, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

(x) “Issuance Items” has the meaning set forth in Section 3.3(h) of this Agreement.

(y) “Liquidation Period” has the meaning set forth in Section 10.6 of this Agreement.

(z) “Liquidator” has the meaning set forth in Section 10.8 of this Agreement.

(aa) “Manager” means Jason Atkins, Ron Balzer, John Blank, Todd Brink, Ron Brown, Scott Crumbaugh, Cullen DuBose, Matt Dutcher, Paul Early, Scott Everett, Kathy Fiscus, Darryl Fowler, Ken Fowler, Jim Guse, Don Haske, Sam Hawkins, Denny Heffron, Robert Kennedy, Keith Kirkdorfer, Wilson Lauer, Leo Lawson, Norman Mihills, Don Miller, Dennis Muchmore, Gail Peterson, Tom Pumford, Jr, David Skjaerlund, Chad Sowerby, Nick Totzke, Clifford Vennix, and Ben Yantis as the initial Managers of the Company and any Person who: (i) is elected as a Manager pursuant to Article V of this Agreement or who has otherwise become a Manager pursuant to the terms of this Agreement; and (ii) has not ceased to be a Manager pursuant to the terms of this Agreement.

(bb) “Member” means any Person: (i) who has become a Member pursuant to the terms of this Agreement; and (ii) who is the owner of one or more Units and has not ceased to be a Member pursuant to the terms of this Agreement but shall not include any Person who has ceased being a Member pursuant to the terms of this Agreement.

(cc) “Membership Economic Interest” means collectively, a Member’s share of “Profits” and “Losses,” the right to receive distributions of the Company’s assets, and the right to information concerning the business and affairs of the Company as required by the Act. The Membership Economic Interest of a Member is quantified by the unit of measurement referred to herein as “Units.”

(dd) “Membership Interest” means collectively, the Membership Economic Interest and the Membership Voting Interest.

(ee) “Membership Voting Interest” means collectively, a Member’s right to vote as set forth in this Agreement or required by the Act. The Membership Voting Interest of a Member shall mean as to any matter to which the Member is entitled to vote hereunder or as may be required under the

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Act, the right to one (1) vote for each Unit registered in the name of such Member as shown in the Membership Register, subject to limitations of Section 6.5 and as otherwise provided by this Agreement.

(ff) “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as reasonably determined by the Managers. Net Cash Flow shall not be reduced by Depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

(gg) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

(hh) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(ii) “Officer” means any Person who: (i) is appointed as an Officer pursuant to Section 5.20 of this Agreement or who has otherwise become an Officer pursuant to the terms of this Agreement; and (ii) has not ceased to be an Officer pursuant to the terms of this Agreement. “Officers” mean all such Persons.

(jj) “Permitted Transfer” has the meaning set forth in Section 9.2 of this Agreement.

(kk) “Person” means any individual, general or limited partnership, joint venture, limited liability company, corporation, trust, estate, association, nominee or other entity.

(ll) “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(b) or treated as Code Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss; (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; (vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and

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3.4 of this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(mm) “Property” means all real and personal property owned or acquired by the Company (including cash), and any improvements thereto, and shall include both tangible and intangible property.

(nn) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

(oo) “Regulatory Allocations” has the meaning set forth in Section 3.4 of this Agreement.

(pp) “Related Party” means the adopted or birth relatives of any Person and such Person’s spouse (whether by marriage or common law), if any, including without limitation great-grandparents, grandparents, parents, children (including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such Person’s (and such Person’s spouse’s) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing, each trust created for the exclusive benefit of one or more of the foregoing, and the successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Tax Matters Member” has the meaning set forth in Section 7.4 of this Agreement.

(ss) “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, to voluntarily or involuntarily transfer, give, sell, exchange, assign, pledge, bequest, hypothecate or otherwise dispose of.

(tt) “Unit” means an ownership interest in the Company issued in consideration of a Capital Contribution made as provided in Article II of this Agreement and includes all Class A Units and Class B Units.

(uu) “Unit Holder” means any Person who is the owner of one or more Units. “Unit Holders” means all such Persons.

(vv) “Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

(ww) “Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(xx) “Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(yy) “Unit Holder Register” means the register maintained by the Company at its principal office or by the Company’s duly appointed agent, setting forth the name, address and Capital Contributions of each Unit Holder (or such Unit Holder’s predecessors in interest), and the number of Units, certificate number(s) and date of issuance of Units issued to each Unit Holder, which register shall be modified from time to time as additional Units are issued and as Units are Transferred pursuant to this Agreement.

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ARTICLE II. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

2.1 Initial Capital Contributions. The name, address, Capital Contribution and Units quantifying the Membership Interest of each of the Members shall be set forth on the Unit Holder Register.

2.2 Additional Capital Contributions; Additional Units. No Unit Holder shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than any unpaid amounts on such Unit Holder’s original Capital Contributions, and no Units shall be subject to any calls, requests or demands for capital. Subject to Sections 5.7 and 6.21, additional Units may be issued in consideration of Capital Contributions as agreed to between the Managers and the Persons acquiring such Units.

2.3 Capital Accounts. A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:

(a) To each Unit Holder’s Capital Account there shall be credited: (i) such Unit Holder’s Capital Contributions; (ii) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder;

(b) To each Unit Holder’s Capital Account there shall be debited: (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement; (ii) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

(c) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Managers determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article X of this Agreement upon the dissolution of the Company. The Managers also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

ARTICLE III. ALLOCATIONS

3.1 Profits. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.

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3.2 Losses. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.

3.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, then in such circumstance each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Sections 3.3(c) and 3.3(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to Units held.

(f) Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

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(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

3.4 Regulatory Allocations. The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Unit Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h).

3.5 Loss Limitation. Losses allocated pursuant to Section 3.2 of this Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 of this Agreement, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

3.6 Other Allocation Rules.

(a) For purposes of determining Profits, Losses and any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Unit Holders are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company Profits shall be deemed to be as provided in the Capital Accounts. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Managers shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

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(d) Profits and Losses to the Unit Holders shall be allocated among the Unit Holders in the ratio which each Unit Holder’s Units bears to the total number of Units issued and outstanding.

3.7 Tax Allocations; Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 1.11(w) of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

3.8 Tax Credit Allocations. All income tax credits with respect to the Company’s property or operations shall be allocated among the Members in accordance with their respective Membership Interests for the Fiscal Year during which the expenditure, production, sale or other event giving rise to such credits occurs. This Section 3.8 is intended to comply with the applicable tax credit allocation principles of Regulations Section 1.704-1(b)(4)(ii) and shall be interpreted consistently therewith.

ARTICLE IV. DISTRIBUTIONS

4.1 Net Cash Flow. Subject to the terms and conditions of any applicable loan covenants and restrictions, the Managers, in their sole discretion, shall make distributions of Net Cash Flow, if any, to the Unit Holders in proportion to Units held. In determining Net Cash Flow, the Managers shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Unit Holders to make timely payment of income taxes.

4.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Unit Holders and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.

4.3 Limitations on Distributions. The Company shall make no distributions to the Unit Holders except as provided in this Article IV and in Article X of this Agreement. Notwithstanding any other provision, no distribution shall be made if not permitted to be made under the Act.

4.4 Donations for Charitable Purposes. . The Managers shall implement the governing principle of reinvestment back to the community-at-large through charitable giving as follows:

(a) Prior to the distribution of Net Cash Flow to the Unit Holders and subject to the terms and conditions of any applicable loan covenants and restrictions or early debt retirement, the Managers, in their sole discretion, shall endeavor to provide the maximum amount of donations of Net Cash Flow for charitable, religious, educational, scientific, literary, or public safety purposes, with a priority given to supporting youth leadership programs, college scholarships, county farmland preservation programs and global relief efforts. The Managers may establish a foundation to receive the donations for the purpose of building a capital endowment fund for future charitable giving.

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(b) The amount of donations for charitable purposes shall NOT EXCEED the following percentage of Net Cash Flow for the fiscal year in which the donation is made, determined as follows: The projected Percentage of Return on Investment for the fiscal year to Unit Holders divided by 10. The minimum net annual Percentage of Return on Investment to Unit Holders, after charitable contributions, is exemplified by the following table:

Projected Gross Annual ROI to Unit Holders	10%	20%	30%	40%	50%	60%	70%	80%
Minimum Net Annual ROI to Unit Holders	9.9%	19.6%	29.1%	38.4%	47.5%	56.4%	65.1%	73.6%

(c) Until the point in time when the cumulative distribution of profits to Members that purchased Units from the Company during its initial public offering of equity securities filed with the Securities and Exchange Commission is equal to the initial Capital Contribution by such Members, the amount of charitable donations shall not exceed 2% of the Net Cash Flow in any fiscal year.

(d) For purposes of this Section, Percentage of Return on Investment (“ROI”) means The Net Cash Flow divided by the sum of all capital contributions, multiplied by 100.

(e) The amendment or repeal of this Section 4.4 or the adoption of any provision consistent therewith shall require the approval of a supermajority of 66% of the Membership Voting Interests.

ARTICLE V. MANAGEMENT BY MANAGERS

5.1 Managers. Except as otherwise provided in this Agreement or required by law, the Managers shall direct the business and affairs and exercise all of the powers of the Company, and shall adopt such policies, rules, regulations and actions as they deem advisable. Subject to Section 5.7 of this Agreement and any other express provisions of this Agreement to the contrary, the business and affairs of the Company shall be managed by and under the direction of the Managers and not by the Members.

Notwithstanding any other provision in this Agreement to the contrary, the amendment or repeal of this Section 5.1 or the adoption of any provision inconsistent herewith shall require the approval of a supermajority of 66% of the Membership Voting Interests.

5.2 Number of Total Managers. The total number of initial Managers of the Company shall be thirty-one (31) and the number of initial Managers may be expanded to thirty-five (35) upon a resolution approved by the majority vote of the initial Managers. Prior to the expiration of the initial terms of the Managers, the initial Managers, by resolution approved by the majority vote of the initial Managers, shall fix the total number of Managers, which shall be a minimum of seven (7) and a maximum of eleven (11), that will serve following the first special or annual meeting of the Members following the date on which substantial operations of the Facilities commence. The number of Managers shall be increased by the appointment of additional Managers, if any, pursuant to section 5.4 below. At any annual or special meeting, the Members may increase or decrease this fixed number of Managers last approved and may change from a fixed number to a variable range or vice versa by majority vote of the total Membership Voting Interests entitled to vote pursuant to this Agreement. However, the relative ratio of the number of Managers elected pursuant to Section 5.3(a) below to Managers appointed pursuant to Section 5.4 below shall always result in a majority of elected Managers.

5.3 Election of Managers.

(a) Election; Terms. The initial Managers shall be appointed by adoption of this Company Agreement by the initial Members and shall, subject to Section 5.2 of this Agreement, serve until the first annual meeting of the Members following the date on which substantial operations of the Facilities commence, and in all cases until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Manager. After the expiration of the initial terms of the Managers, at each annual meeting of the Members, Managers shall be elected by the Members for staggered terms of three (3)

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years (except as hereafter provided with respect to the initial terms of Group I and Group II Managers) and until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Manager. The initial Managers shall conduct a lottery to separately identify the Manager positions to be elected at the first annual meeting following the date on which substantial operations of the Facilities commence, and shall so classify each such Manager position as Group I, Group II or Group III, with such classification to serve as the basis for the staggering of terms among the elected Managers. The term of Group I Managers shall expire first (initial term of one (1) year with successors elected to three (3) year terms thereafter), followed by those of Group II Managers (initial term of two (2) years with successors elected to three (3) year terms thereafter), and then Group III Managers (initial and subsequent terms of three (3) years). If at any time the number of Managers is changed as provided in Section 5.2 above, the number of Group I, Group II and Group III Managers shall be adjusted, as necessary, so that approximately one-third (1/3) of the Managers are elected at each annual meeting of the Members.

(b)Nominations. Nominees for Manager positions up for election shall be named by the then-current Managers or by a nominating committee established by the Managers. Nominations may also be made by any Member entitled to vote in the election of Managers. Any Member that intends to nominate a Person for election as a Manager may do so only if written notice of such Member’s intent to make such nomination is given not less than sixty (60) nor more than ninety (90) days prior to the annual meeting of the Company at which such elections are to be held. Each such notice shall set forth: (i) the name and address of the Member who intends to make the nomination; (ii) a representation that the Member is a holder of record of Units entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the Person specified in the notice; (iii) the name, age, address and principal occupation/employment of each nominee; (iv) a description of all arrangements or understandings between the Member and each nominee and any other Person(s) pursuant to which such nominations are to be made; (v) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a Manager if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding Units and clearly setting forth the proposed nominee as a candidate for the Manager’s seat to be filled.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Manager. The presiding Officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if so determined, the defective nomination shall be disregarded. The amendment or repeal of this Section 5.3 or the adoption of any provision inconsistent therewith shall require the approval of a majority of the Membership Voting Interests.

5.4 Special Right of Appointment of Managers for Certain Members. Commencing on a date within thirty (30) days following the Financing Closing, each Member who holds one thousand (1,000) or more Units, all of which were purchased by such Member prior to the consummation of ethanol production at the first of the Facilities to begin production, shall be deemed an “Appointing Member” and shall be entitled to appoint one (1) Manager, so long as the Appointing Member is the holder of at least one thousand (1,000) Units. Units held by an Affiliate or Related Party of a Member shall be included in the determination of whether the Member holds the requisite number of Units for purposes of this section and shall, together, be limited to the appointment of one (1) Manager, regardless of the number of Units held by that Member, Affiliate or Related Party. Only Members who hold the requisite one thousand (1,000) or more Units at consummation of ethanol production at the first of the Facilities to produce ethanol are granted appointment rights hereunder. A Manager appointed by a Member under this section shall serve indefinitely at the pleasure of the Member appointing him or her until a successor is appointed, or until the earlier death, resignation, or removal of the Manager. Any Manager appointed under this section may be removed for any reason by the Member appointing him or her, upon written notice to the Board of Managers, which notice may designate and appoint a successor Manager to fill the vacancy, and which notice may be given at a meeting of the Board of Managers attended by the person appointed to fill the vacancy. Any such vacancy shall be filled within thirty days of its occurrence by the Member having the right of appointment. In the event that the number of Units held by an Appointing Member falls below the threshold of one thousand (1,000) Units, the term of any Manager appointed by such Member shall terminate, the seat will dissolve, and the Member shall elect Managers collectively with the other Members in accordance with Section 5.3(a). In the event that an

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Appointing Member transfers such Units, the appointment rights shall not transfer with the Units, but shall expire upon the date of transfer unless said transfer is to an Affiliate or Related Party of the Appointing Member.

The amendment or repeal of this Section 5.4 or the adoption of any provision inconsistent therewith shall require the approval of seventy-five percent (75%) of the Membership Voting Interests.

5.5 Authority of Managers. Subject to the limitations and restrictions set forth in this Agreement and the Act, the Managers shall direct the management of the business and affairs of the Company and shall have all of the rights and powers which may be possessed by a “manager” under the Act including, without limitation, the right and power to do or perform, and the further right and power by resolution to delegate to the Officers or such other Persons as the Managers deem appropriate, the right and power to do or perform, the following:

(a) Conduct the business and carry on the operations of the Company, and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country, which may be necessary or convenient to effect any or all of the purposes for which the Company is organized;

(b) Open any bank accounts or trading accounts necessary for the operation of the Company;

(c) Acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d) Operate, maintain, finance, improve, construct, own, operate, sell, convey, assign, mortgage and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(e) Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the business and affairs of the Company, including executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as Managers and where permitted, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managers;

(f) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any Company assets;

(g) Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the Company assets;

(h) Prepay in whole or in part, refinance, increase, modify or extend any liabilities affecting the assets of the Company and in connection therewith, execute any extensions or renewals of encumbrances on any or all of such assets;

(i) Care for and distribute funds to the Members by way of cash income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company and this Agreement;

(j) Contract on behalf of the Company for the employment and services of employees and independent contractors, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

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(k) Engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(l) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement or the Certificate, as may be necessary or appropriate to accomplish the purposes of the Company;

(m) Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Managers or Officers in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith;

(n) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

(o) Agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Membership Interests and Units in consideration for such Capital Contribution; and

(p) Indemnify Members, Managers or Officers, or former Members, Managers or Officers, and to make any other indemnification that is authorized by this Agreement in accordance with, and to the fullest extent permitted by, the Act.

5.6 Manager as Agent. Notwithstanding the power and authority of the Managers to manage the business and affairs of the Company, no Manager shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Managers have authorized the Manager to take such action.

5.7 Restrictions on Authority of Managers.

(a) Notwithstanding any provision in this Agreement to the contrary, the Managers shall not have authority to, and they covenant and agree that they shall not, do any of the following acts without the consent of a supermajority of 66% of the Membership Voting Interests:

(i) Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 of this Agreement;

(ii) Knowingly engage in any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii) Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose; or

(iv) Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.

(b) The Managers shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of a majority of the Membership Voting Interests:

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(i) Merge, consolidate, exchange or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company;

(ii) Issue Units at a purchase price that is less than twenty-five percent (25%) of the purchase price offered to investors in the Company’s initial registered offering of Units filed with the Securities Exchange Commission;

(iii) Issue an aggregate number of Units that is greater than one hundred twenty-five percent (125%) of the maximum number of Units to be offered to investors in the Company’s initial registered offering of Units; or

(iv) Cause the Company to acquire any equity or debt securities of any Manager or any of its Affiliates, or otherwise make loans to any Manager or any of its Affiliates.

The actions specified herein as requiring the consent of the Members shall be in addition to any actions by the Manager that are specified in the Act as requiring the consent or approval of the Members. Unless otherwise required by this Agreement or the Act, any such required consent or approval may be given by a vote of a majority of the Membership Voting Interests.

5.8 Meetings. A regular meeting of the Managers shall be held, without other notice than this Section, immediately after, and at the same place as, the annual meeting of the Members. Additionally, the Managers may, by resolution, prescribe the time and place for holding regular meetings and may provide that such resolution constitutes notice thereof. If the Managers do not prescribe the time and place for the holding of regular meetings, such regular meetings shall be held at the time and place specified in the notice of each such regular meeting. Unless otherwise prescribed by statute, special meetings may be called by, or at the request of, the President/CEO or any two (2) or more Managers. The Managers may designate any location as the place of any regular or special meeting. If no designation is made, the place of meeting shall be the principal office of the Company.

5.9 Notice. Notice shall be given to each Manager with respect to any special meeting of the Managers, stating the date, time, place, and purpose of the meeting. Such notice shall be given at least two (2) days prior thereto and shall be in writing, including by electronic mail, unless oral notice is reasonable under the circumstances. If mailed, such notice shall be deemed to be delivered on the earlier of five (5) days after deposit in the U.S. mail addressed to the Manager’s address as shown on the Company’s records with postage prepaid, or upon receipt. Any Manager may waive notice of any meeting. Except as provided in the next sentence, the waiver must be in writing, signed by the Manager entitled to notice, and filed with the minutes relating to the action taken. A Manager’s attendance at a meeting shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

5.10 Conduct of Meeting. All Managers, to the extent possible, shall personally attend all Managers meetings. However, any Manager may participate in any regular or special meeting by any means of communication by which all Managers participating may simultaneously hear each other during the meeting. A Manager participating in a meeting by this means is deemed to be present in person.

5.11 Quorum. A majority of all of the Managers shall constitute a quorum for the transaction of business. If less than a quorum is represented at a meeting, the Managers represented may adjourn the meeting and reschedule it for a later date without further notice. At such adjourned and rescheduled meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. Managers present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of Managers to leave less than a quorum.

5.12 Manner of Acting; Informal Action. Except as otherwise provided in this Agreement, the act of a majority of the Managers at a meeting at which a quorum is present shall be the act of the Managers. Unless otherwise provided by law, any action required or permitted to be taken at a meeting of the Managers may be taken

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without a meeting if a consent in writing setting forth the action so taken is signed by all Managers entitled to vote with respect the subject matter thereof.

5.13 Presumption of Assent. A Manager present at a meeting shall be presumed to have assented to action taken, unless the dissent of such Manager is entered in the minutes of the meeting or unless such Manager files a written dissent to such action with the other Managers before the adjournment thereof or forwards such dissent by mail to the other Managers immediately after the adjournment thereof. Such right to dissent shall not apply to a Manager who voted in favor of an action.

5.14 Removal of Elected Managers. The Members may remove an elected Manager, with or without cause, at a meeting called for that purpose, if notice has been given that a purpose of the meeting is such removal. Managers who are appointed by an Appointing Member pursuant to Section 5.4 above may be removed only as provided in Section 5.4.

5.15 Vacancies. Any vacancy occurring in the Board may be filled by the affirmative vote of a majority of the remaining Managers. A Manager elected to fill a vacancy shall be elected for the unexpired term of such Manager’s predecessor in office. Any vacancy to be filled by reason of any increase in the number of Managers shall be filled by election at an annual or special meeting of the Members called for that purpose.

5.16 Compensation. The Managers shall have authority to establish reasonable compensation of all Managers for services to the Company as Managers, officers or otherwise, and to provide for reimbursement to Managers of their reasonable expenses of attending Managers’ meetings.

5.17 Committees; Authority. The Managers may create such committees, and appoint such Managers to serve on them, as the Managers deem appropriate. Each committee must have two (2) or more Managers, who serve at the pleasure of the Managers. The creation of a committee, and the appointment of Managers to serve on it, must be approved by a majority of the Managers. The procedural requirements for Board meetings under this Article V shall also apply to committee meetings. Board committees may exercise only those aspects of the Managers’ authority which are expressly conferred by the Managers by express resolution. Notwithstanding the foregoing, however, a committee may not, under any circumstances: (i) apportion or authorize distributions; (ii) approve or propose any action for which the Act requires Member approval; (iii) elect Officers; (iv) fill vacancies on the Board or on any of its committees; (v) adopt, amend, or repeal the Certificate or this Agreement; (vi) approve a plan of merger; (vii) authorize or approve the reacquisition of Units, except according to a formula or method prescribed by the Managers; or (ix) authorize or approve the issuance or sale or contract for sale of Units or determine the designation and relative rights, preferences, and limitations of a class or series of Units.

5.18 Voting; Potential Financial Interest. No Manager shall be disqualified from voting on any matter solely by reason of such Manager’s (or his/her Affiliate’s) potential financial interest in the outcome of such vote, provided that the nature of such potential financial interest was reasonably disclosed at the time of such vote.

5.19 Duties and Obligations of Managers. The Managers shall cause the Company to conduct its business and operations separate and apart from that of any Manager or any Manager’s Affiliates. The Managers shall take all actions which may be necessary or appropriate: (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged; and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company Property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Manager shall have the duty to discharge the foregoing duties in good faith, in a manner the Manager believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The Managers shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

5.20 Officers. The officers of the Company shall be appointed by the Managers and shall include a President/CEO, a Vice-President, a Secretary, a Treasurer/CFO, and such other Officers and assistant Officers as the Managers shall determine. One person may simultaneously hold more than one office. Each Officer shall hold

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office until the officer’s term expires, the officer’s successor is duly appointed and qualified, until the Officer’s death, or until the Officer resigns or is removed by the Managers. The designation of a specified term does not grant to an Officer any contract rights; and unless otherwise provided in a signed contract with the Company, Officers will be “at-will employees” subject to removal by the Managers at any time, with or without cause. Any officer may resign at any time by giving written notice to the President/CEO or the Secretary of the Company. Unless otherwise noted in the notice, the resignation shall be effective upon receipt. The Officers, and their duties and responsibilities shall be as follows:

(a) President/CEO. The President/CEO shall be the principal executive officer of the Company and shall, subject to Managers’ control, generally supervise and control the Company’s business and affairs. The President/CEO shall, when present, preside at all Managers’ and Member meetings, and shall perform all duties incident to the office of President/CEO and such other duties as may be prescribed by this Agreement or by the Managers. The offices of President and CEO may be held by two separate individuals with the authority and responsibilities of each office determined by the sole discretion of the Managers.

(b) The Vice President(s). If one or more Vice Presidents are appointed by the Managers, the Vice President (or in the event there be more than one, the appropriate Vice President, as designated by the Managers, or in the absence of any designation, then in the order of appointment) shall perform the duties of the President/CEO in the event of the President/CEO’s absence, death, inability or refusal to act. When so acting, a Vice President shall have all of the powers, and be subject to all of the restrictions upon, the President/CEO. In addition, Vice Presidents shall perform such other duties as may be prescribed by this Agreement or by the Managers.

(c) The Secretary. The Secretary shall: (i) keep the minutes of the Manager and Member meetings; (ii) see that all notices are duly given in accordance with this Agreement and as required by law; (iii) serve as the custodian of the Company’s records; (iv) when requested or required, authenticate any Company records; (v) keep and maintain the Unit Holder Register and the Unit transfer books of the Company; and (vi) perform all duties incident to the office of Secretary and such other duties as may be prescribed by this Agreement or by the Managers.

(d) The Treasurer/CFO. The Treasurer/CFO shall: (i) have charge and custody of, and be responsible for, all funds and securities of the Company; (ii) receive and give receipts for moneys due and payable to the Company, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected in accordance with this Agreement; and (iii) generally perform all duties incident to the office of Treasurer/CFO and such other duties as may be prescribed by this Agreement or by the Managers. The offices of Treasurer and CFO may be held by two separate individuals with the authority and responsibilities of each office determined by the sole discretion of the Managers.

(e) Other Assistants and Acting Officers. The Managers shall have the power to appoint any Person to act as assistant to any Officer, or to perform the duties of such Officer, whenever for any reason it is impracticable for such officer to act personally. Any such assistant or acting Officer shall have the power to perform all the duties of the office to which he or she is appointed to be an assistant, or as to which he or she is appointed to act, except as such power may be otherwise defined or restricted by the Managers. Additionally, unless prohibited by a resolution of the Managers, any Officer may delegate in writing some or all of the duties and powers of such Officer’s position to other Persons. An Officer who delegates the duties or powers of an office remains subject to the standard of conduct for such Officer with respect to the discharge of all duties and powers so delegated.

Salaries of the Officers shall be fixed from time to time by the Managers, and no Officer shall be prevented from receiving a salary due to the fact that such Officer is also a Manager.

5.21 Execution of Instruments. All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by: (i) the

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President/CEO; or (ii) such other Officers or Persons who may be authorized to do so by specific resolution of the Managers.

5.22 Limitation of Liability. To the maximum extent permitted under the Act and other applicable law, no Member or Manager of this Company shall be personally liable for any debt, obligation or liability of this Company merely by reason of being a Member or Manager or both. No Manager of this Company shall be personally liable to this Company or its Members for monetary damages for a breach of fiduciary duty by such Manager; provided that this provision shall not eliminate or limit the liability of a Manager for any of the following: (i) receipt of an improper financial benefit to which the Manager is not entitled; (ii) liability for receipt of distributions in violation of the articles of organization, this Agreement or the Act; (iii) a knowing violation of law; or (iv) acts or omissions constituting willful misconduct, recklessness, fraud or bad faith.

5.23 Indemnification of Managers. To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Manager or officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Manager or officer in connection with the business of the Company, including reasonable attorneys’ fees incurred by such Manager or officer in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. To the maximum extent permitted under the Act and other applicable law, in the event of any action by a Unit Holder against any Manager, including a derivative suit, the Company shall indemnify, save harmless, and pay all costs, liabilities, damages and expenses of such Manager, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the foregoing provisions, no Manager shall be indemnified by the Company to the extent prohibited or limited (but only to the extent limited) by the Act. The Company may purchase and maintain insurance on behalf of any Person in such Person’s official capacity against any liability asserted against and incurred by such Person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the Person against the liability.

ARTICLE VI. MEMBERSHIP UNITS; MEMBERS

6.1 Membership Units. A Member’s Membership Interest in the Company shall be designated in Units. There shall be two classes of Units in the Company: Class A Units and Class B Units. The Class A Units and Class B Units shall have no par value and shall have identical rights, obligations and privileges, except as otherwise provided in this Agreement. The Company shall have a first lien on the Units of any Member for any debt or liability owed by such Member to the Company. Additional and different classes of Membership Interests represented by different Units may be created and issued to new or existing Members on such terms and conditions as the Managers may determine. Such additional and different classes may have different rights, powers and preferences (including, without limitation, voting rights and distribution preferences), which may be superior to those of existing Members.

6.2 Certificates; Surrender for Transfer. Certificates representing Units shall be in such form as shall be determined by the Managers, in their discretion. If a certificate is lost, destroyed or mutilated, a new one may be issued upon such terms and indemnity to the Company as the Managers may prescribe. No new certificate shall be issued until the former certificate for a like number of Units has been surrendered and canceled.

6.3 Members. Each Person who desires to become a Member must complete and execute a signature page to this Agreement in the form of Exhibit B attached hereto and such other documents as may be required by the Managers. Membership Interests and Units of the Members shall be set forth on Exhibit A to this Agreement, as amended from time to time.

6.4 Additional Members. No Person shall become a Member without the approval of the Managers. The Managers may refuse to admit any Person as a Member in their sole discretion. Any such admission must comply with the requirements described in this Agreement and will be effective only after such Person has executed and delivered to the Company such documentation as determined by the Managers to be necessary and appropriate to effect such admission.

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6.5 Members’ Voting Rights. Each Member shall be entitled to one (1) vote for each Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which such Member is entitled to vote under this Agreement or the Act; provided however that under no circumstances shall any Member, and/or any Related Party or Affiliate of a Member, ever be entitled to vote more than five percent (5%) of the outstanding Membership Interests (Units) of the Company even if such Member is the registered owner of more than five percent (5%) of the outstanding Membership Interests (Units) of the Company. In determining whether a Member has over five percent (5%) of the outstanding Membership Interests (Units) of the Company, Membership Interests (Units) held by an Affiliate and/or Related Party of a Member shall be deemed to be owned and held by such Member. Notwithstanding the foregoing, Members holding Class B Units shall have no voting rights under this Agreement by virtue of ownership of those Units. Members do not have cumulative voting rights as to any matter. Except as otherwise expressly provided for in this Agreement, Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.

6.6 Member Meetings. Beginning with the first fiscal year after substantial completion of construction of the first Facility, or sooner as determined by the Managers, and each Fiscal Year thereafter, an annual meeting of the Members shall be held within one hundred eighty (180) days of the close of the Company’s Fiscal Year, at a time and date determined by the Managers. Special meetings of the Members, for any purpose(s) described in the meeting notice, may be called by the Managers, and shall be called by the Managers at the request of not less than thirty percent (30%) of all Members. A call by the Members for a special meeting shall be in writing, signed by the persons calling for the same, addressed and delivered to the Secretary, and shall state the time and purpose(s) of such meeting.

6.7 Place of Meeting. The Managers, or in the absence of action by the Managers, the President/CEO, may designate any place as the place for any meeting of the Members, unless by written consents, a majority of all Membership Voting Interests entitled to vote at the meeting designate a different place for the holding of such meeting. If no designation is made by the Managers, the President/CEO or by action of a majority of the Membership Voting Interests entitled to vote at the meeting, the place of meetings shall be at the principal office of the Company.

6.8 Conduct of Meetings. Subject to the discretion of the Managers, the Members may participate in any Member meeting by means of telephone conference or similar means of communication by which all participants in the meeting can hear and be heard by all other participants.

6.9 Notice. Written notice stating the place and time of any annual or special Member meeting shall be given in accordance with Section 11.1 hereof not less than five (5) nor more than sixty (60) days prior to the meeting date, to each Member of record entitled to vote at such meeting as of the close of business on the day before said notice is delivered or mailed.

6.10 Contents of Notice. The notice of each Member meeting shall include a description of the purpose(s) for which the meeting is called. If a purpose of any Member meeting is to consider: (i) a proposed amendment to or restatement of the Certificate requiring Member approval; (ii) a proposed amendment or restatement of this Company Agreement requiring Member approval; (iii) a plan of merger or share exchange; (iv) the sale, lease, exchange or other disposition of all, or substantially all of the Company’s Property; (v) the dissolution of the Company; or (vi) removal of a Manager, then the notice must so state and must be accompanied, as applicable, by a copy or summary of the (1) amendment(s) to the Certificate, (2) amendment(s) to the Company Agreement, (3) plan of merger or share exchange, (4) documents relating to the transaction for the disposition of all the Company’s Property, and/or (5) plan and Certificate of Dissolution.

6.11 Adjourned Meetings. If any Member meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place, if the new date, time and place is announced at the meeting before adjournment; provided that, if a new record date for the adjourned meeting is or must be fixed, then notice must be given to new Members as of the new record date.

6.12 Waiver of Notice. Whenever any notice is required to be given to any Member under the Act, the Certificate or this Agreement, a waiver in writing, signed by such Member shall be deemed equivalent to the giving

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of such notice. Furthermore, a Member’s attendance at a meeting waives any objection that the Member might otherwise raise based on lack of notice or defective notice, unless the Member: (i) objects at the outset of the meeting; or (ii) in the case of an objection claiming that consideration of a particular matter is not within the purposes described in the meeting notice, objects at the time such matter is presented, and in either case, thereafter does not participate in the meeting.

6.13 Fixing of Record Date. For purposes of determining the Members entitled to notice of, or to vote at, any Member meeting or any adjournment thereof, or for purposes of determining the Members entitled to receive payment of any distribution, or in order to make a determination of the Members for any other purpose, the Managers may provide that the Unit Transfer books shall be closed for a stated period, not to exceed sixty (60) days. If the Unit Transfer books shall be closed for such purpose, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the Unit Transfer books, the Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than sixty (60) days, and in case of a meeting of Members not less than ten (10) days, prior to the date on which the particular action requiring such determination is to be taken. If the Unit Transfer books are not closed and no record date is fixed for the determination, the date on which notice of the meeting is mailed or the date on which the resolution of the Managers declaring a dividend is adopted, as the case may be, shall be the record date for such determination. When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section 6.13, such determination shall apply to any adjournment thereof, unless the Managers fix a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

6.14 Quorum and Proxies. The presence (in person or by proxy or mail ballot) of Members representing at least thirty percent (30%) of the Membership Voting Interests is required for the transaction of business at a meeting of the Members. Voting by proxy or by mail ballot shall be permitted on any matter if authorized by the Managers.

6.15 Voting; Action by Members. If a quorum is present, the affirmative vote of a majority of the Membership Voting Interests represented at the meeting and entitled to vote on the matter (including units represented in person, by proxy or by mail ballot when authorized by the Managers) shall constitute the act of the Members, unless the vote of a greater or lesser proportion or numbers is otherwise required by this Agreement. Unless otherwise provided by law, any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is signed by Members holding at least the minimum Membership Voting Interests required to approve such action.

6.16 Termination of Membership. If for any reason the membership of a Member is terminated as provided in this Agreement or the Act, the Member whose membership has terminated loses all Membership Voting Interests and shall be considered merely an unadmitted Assignee of the Membership Economic Interest owned before the termination of membership, having only the rights provided for unadmitted Assignees in Section 9.8 hereof.

6.17 Continuation of the Company. The Company shall not be dissolved upon the occurrence of any event that is deemed to terminate the continued membership of a Member, but rather the Company shall continue without dissolution, and its affairs shall not be required to be wound up.

6.18 No Member Right of Redemption or Return of Capital. Except as otherwise provided in this Agreement or the Act, no Member or transferee of any Member shall have any right to demand or receive a return of his/her/its Capital Contribution or to require the redemption of his/her/its Units.

6.19 Waiver of Dissenters Rights. To the fullest extent permitted by the Act, each Member hereby disclaims, waives and agrees not to assert: (i) any dissenters’ or similar rights under the Act; (ii) any right to require partition or appraisal of the Company or of any of its assets, or to cause the sale of any Company Property; or (iii) any right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any Company Property.

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6.20 Loans. Any Member or Affiliate may, with the consent of the Managers, lend or advance money to the Company, in which case the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but rather shall be a debt due from the Company, repayable out of the Company’s cash. The rate of interest and the terms and conditions of such loan shall be no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

6.21 Limitation on Ownership. Notwithstanding any other provision herein, upon and after consummation of ethanol production at the first of the Facilities to begin production, no Member shall directly or indirectly own or control more than twenty percent (20%) of the issued and outstanding Units at any time. Units under indirect ownership or control by a Member shall include Units owned or controlled by such Member’s Related Parties, Subsidiaries and Affiliates. All Units held by a Member in excess of such twenty percent (20%) limitation shall be deemed to be automatically forfeited to the Company without payment of consideration therefore. The amendment or repeal of this Section 6.21 or the adoption of any provision inconsistent therewith shall require the approval of a supermajority of 75% of the Membership Voting Interests.

ARTICLE VII. ACCOUNTING, BOOKS AND RECORDS

7.1 Accounting, Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP. The books and records shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal place of business: (i) a current list of the full name and last known address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and Assignee; (ii) the full name and address of each Manager; (iii) a copy of the Certificate and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed; (iv) copies of the Company’s federal, state and local income tax and information returns and reports, if any, for the six (6) most recent taxable years; (v) a copy of this Agreement and any and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed; and (vi) copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years. The Company shall use the accrual method of accounting in the preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.

7.2 Delivery to Members and Inspection. Any Member or such Member’s designated representative shall have reasonable access during normal business hours to the information and documents kept by the Company pursuant to Section 7.1 of this Agreement. The rights granted to a Member pursuant to this Section 7.2 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be amended from time to time. Upon the request of any Member for purposes reasonably related to such Member’s interest as a Member, the Managers shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Section 7.1 of this Agreement. Each Member has the right, upon reasonable request for purposes reasonably related to such Member’s interest as a Member and for proper purposes, to: (i) inspect and copy during normal business hours any of the Company records described in Section 7.1 of this Agreement; and (ii) obtain from the Managers, promptly after their becoming available, copies of the Company’s federal, state and local income tax and information returns for each Fiscal Year. Each Assignee shall have the right to information regarding the Company only to the extent required by the Act.

7.3 Reports. The Treasurer/CFO of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. The Company shall cause to be delivered to each Member the financial statements listed below, prepared, in each case (other than with respect to Member’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied. Delivery of the financial statements shall occur as soon as practicable following the end of each Fiscal Year (and in any event not later than one hundred twenty (120) days after the end of such Fiscal Year), and at such time as distributions are made to the Unit Holders pursuant to Article X of this Agreement following the occurrence of a Dissolution Event. The financial statements shall consist of a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case setting forth in comparative form the corresponding

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figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements). Public access to the financial statements through either the Company’s or the Securities and Exchange Commission’s website shall constitute delivery pursuant to this Section 7.3.

7.4 Tax Matters. The Managers shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local and foreign tax purposes as the Managers shall determine appropriate and shall have the right and authority to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders. The Managers shall designate a Person to be specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law; provided, however, that the Managers shall have the authority to designate, remove and replace the Tax Matters Member who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year, but not later than three (3) months after the end of each Fiscal Year.

ARTICLE VIII. AMENDMENTS

8.1 Amendments. Amendments to this Agreement may be proposed by the Managers or any Member. Following any such proposal, the Managers shall submit to the Members a verbatim statement of any proposed amendment (provided that counsel for the Company shall have approved of the same in writing as to form), and the Managers shall include therewith a recommendation as to the proposed amendment. The Managers shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment to this Agreement only if consented to or approved by the affirmative vote of a majority of the Membership Voting Interests, or a greater number if otherwise required by this Agreement. Notwithstanding any provision of this Section 8.1 to the contrary, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member.

ARTICLE IX. TRANSFERS

9.1 Restrictions on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of such Member’s Units. In the event that any Member pledges or otherwise encumbers all or any part of such Member’s Units as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Agreement and all other agreements governing the rights and obligations of Unit Holders in the event such pledgee or secured party becomes a Unit Holder hereunder.

9.2 Permitted Transfers. Subject to the conditions and restrictions set forth in this Article IX, a Unit Holder may: (a) at any time Transfer all or any portion of such Unit Holder’s Units (i) to the transferor’s administrator or trustee to whom such Units are Transferred involuntarily by operation of law, or (ii) without consideration to or in trust for descendants of a Member; or (b) at any time following the date on which substantial operations of the Facilities commence, Transfer all or any portion of such Unit Holder’s Units (i) to any Person approved by the Managers, in writing, or (ii) to any Affiliate or Related Party of such Unit Holder. Any such Transfer set forth in this Section 9.2 and meeting the conditions set forth in Section 9.4 below is referred to herein as a “Permitted Transfer.”

9.3 Right of First Refusal . Members may transfer Units owned by them upon satisfaction of the following requirements:

(a) A selling Member who desires to sell all or any portion of its interest in the Company to a third party purchaser, including a Member, shall obtain from such third party purchaser (“Third Party Purchaser”) a bona fide written offer to purchase such interest, stating the terms and

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conditions upon which the purchase is to be made and the consideration offered therefore (“Third Party Offer”). The selling Member shall give written notification (“Notice of Sale”) to the Board of Managers, by certified mail or personal delivery, of its intention to so transfer such interest in the Company (the “Offered Interest”). The Notice of Sale shall be accompanied by a copy of the Third Party Offer. If any portion of the purchase price offered by such Third Party Purchaser consists of consideration other than cash or a promissory note, then the Notice of Sale also shall be accompanied by a good faith appraisal of the fair market value of such consideration provided by an independent third-party appraiser.

(b) The Company shall have the option (“Company Buy Option”) to purchase all, but not less than all, of the Offered Interest. The Company Buy Option may be exercised by the Company by giving written notification (“Company Buy Notice”) to the selling Member and all other Members within thirty (30) days after receiving the Notice of Sale (the “Company Option Period”). If the Company does not exercise its Company Buy Option, the Company Buy Option shall terminate.

(c) If a Company Buy Notice is not issued, the selling Member shall be entitled to consummate the sale of the Offered Interest to the Third Party Purchaser or one or more of its affiliates upon terms no less favorable than are set forth in the Third Party Offer, at any time within ninety (90) days following the expiration of the Company Option Period.

(d) If the Company exercises its buy options, the Company shall designate the time, date, and place of closing which shall be not more than ninety (90) days after the date of the receipt of the Company Buy Notice. At the closing, the purchaser shall purchase, and the selling Member shall sell, the Offered Interest for an amount equal to the purchase price designated in the Third Party Offer and in accordance with such other terms and conditions set forth in the Third Party Offer.

(e) If a Member dies, or a court of competent jurisdiction adjudges a Member to be incompetent, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s property; and if the Member is a corporation, trust, or other entity, and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

9.4 Conditions Precedent to Transfers. In addition to the conditions set forth above, no Transfer of Units shall be effective unless and until all of the following conditions have been satisfied:

(a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of Transfer as may be necessary or appropriate in the opinion of counsel to the Company to affect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the transferor and/or transferee shall pay all reasonable costs and expenses connected with the Transfer and the admission of the Transferee as a Member and incurred as a result of such Transfer, including but not limited to, legal fees and costs.

(b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. The Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Units until it has received such information.

(c) Except in the case of a Transfer of any Units involuntarily by operation of law, either (i) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Managers, to the effect that such Transfer is exempt from all applicable registration

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requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

(d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Managers, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(e) Unless otherwise approved by the Managers and Members representing in the aggregate a 75% majority of the Membership Voting Interests, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by the Managers, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Unit would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled to (or required, as the case may be): (i) immediately Transfer only that portion of its Units as may, in the opinion of such counsel, be Transferred without causing such a termination; and (ii) enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being Transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s).

(f) No notice or request initiating the procedures contemplated by this Section 9.3 may be given by any Member after a Dissolution Event has occurred. No Member may sell all or any portion of its Units after a Dissolution Event has occurred.

(g) No Person shall Transfer any Unit if, in the determination of the Managers, such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

The Managers shall have the authority to waive any legal opinion or other condition required in this Section 9.4 other than the Member approval requirement set forth in Section 9.4(e).

9.5 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Managers, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer): (i) the transferee’s rights shall be strictly limited to the transferor’s Membership Economic Interests associated with such Units; and (ii) the Company may offset against such Membership Economic Interests (without limiting any other legal or equitable rights of the Company) any debts, obligations or liabilities for damages that the transferor or transferee may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and the other Members from all cost, liability and damage that such parties may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result thereof.

9.6 No Dissolution or Termination. The Transfer of Units pursuant to the terms of this Article IX shall not dissolve or terminate the Company. No Member shall have the right to have the Company dissolved or to have such Member’s Capital Contribution returned except as provided in this Agreement.

9.7 Prohibition of Assignment. Notwithstanding the foregoing provisions of this Article IX, no Transfer of Units may be made if the Units sought to be sold, exchanged or Transferred, when added to the total of all other Units sold, exchanged or Transferred within the period of twelve (12) consecutive months prior thereto,

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would result in the termination of the Company under Section 708 of the Code. In the event of a Transfer of any Units, the Members will determine, in their sole discretion, whether or not the Company will elect pursuant to Section 754 of the Code (or corresponding provisions of future law) to adjust the basis of the assets of the Company.

9.8 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a Substitute Member pursuant to Section 9.9 of this Agreement shall be entitled only to the Membership Economic Interests with respect to such Units in accordance with this Agreement, and shall not be entitled to the Membership Voting Interests with respect to such Units. In addition, such Person shall have no right to any information or accounting of the affairs of the Company except as required by the Act, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.

9.9 Admission of Substitute Members. As to Permitted Transfers, a transferee of Units shall be admitted as a substitute Member provided that such transferee has complied with the following provisions:

(a) The transferee shall, by written instrument in form and substance reasonably satisfactory to the Managers, agree to be bound by all of the terms and provisions of this Agreement, and assume the obligations of the transferor Member hereunder with respect to the Transferred Units.

(b) The transferee shall pay for or reimburse the Company for all reasonable legal, filing and publication costs incurred in connection with the admission of the transferee as a Member; and

(c) Except in the case of a Transfer involuntarily by operation of law, if required by the Managers, the transferee shall deliver to the Company evidence of his/her/its authority to become a Member.

(d) The transferee and transferor shall each execute and deliver such other instruments as the Managers reasonably deem necessary or appropriate in connection with such Transfer.

9.10 Representations Regarding Transfers. Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that: (i) it is not currently making a market in Units and will not in the future make a market in Units; (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the IRS or the Treasury Department that may be promulgated or published thereunder); and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Units (commonly referred to as “matching services”) as being a secondary market or the substantial equivalent thereof, no Member will Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person first agrees to be bound by this Article IX.

Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend, as the same may be amended by the Managers in their sole discretion, may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Units:

THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE COMPANY AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

9.11 Distributions And Allocations In Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Managers. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer to be effective not later than the first day of the month following the month in which all documents to effectuate the Transfer have been executed and delivered to the Company, provided that, if the Company does not receive a notice stating the date such Units were Transferred and such other information as the Managers may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the person or entity who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.11, whether or not the Managers or the Company has knowledge of any Transfer of any Units.

9.12 Additional Members. Additional Members may be admitted from time to time upon the approval of the Managers, and in accordance with such terms and conditions, as the Managers may determine. All Members acknowledge that the admission of additional Members may result in a dilution of a Member’s Membership Interest. Prior to admission as a Member, a prospective Member shall agree in writing to be bound by this Agreement shall and execute and deliver to the Company an Addendum to this Agreement in the form of Exhibit B attached hereto. Upon the execution of such Addendum, such additional Member shall be deemed to be a party to this Agreement as if such additional Member had executed this Agreement on the original date hereof, and shall be bound by all of the provisions set forth herein.

ARTICLE X. DISSOLUTION AND WINDING UP

10.1 Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”): (i) the affirmative vote of a 75% majority of the Membership Voting Interests to dissolve, wind up and liquidate the Company; or (ii) the entry of a decree of judicial dissolution pursuant to the Act. The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

10.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members; and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up of the Company’s business and affairs. Notwithstanding any provision in this Agreement to the contrary, the Members acknowledge and agree that all covenants and obligations set forth this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 10.2 and Certificate of Dissolution have been filed pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 10.8 of this Agreement), to the extent sufficient therefore, to be applied and distributed, to the maximum extent permitted by law, in the following order: (i) first, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and (ii) second,

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except as provided in this Agreement, to Members in satisfaction of liabilities for distributions pursuant to the Act; (iii) third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (ii)(C) of the definition of Gross Asset Value in Section 1.11 of this Agreement, after giving effect to all contributions, distributions and allocations for all periods.

10.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Article X may be: (i) distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company, in which case the assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement; or (b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

10.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article X, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.

10.5 Rights of Unit Holders. Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of such Unit Holder’s Capital Contribution and shall have no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Managers.

10.6 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III of this Agreement.

10.7 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Unit Holder shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

10.8 The Liquidator. The “Liquidator” shall mean a Person appointed by the Managers to oversee the liquidation of the Company. Upon the consent of a majority of the Membership Voting Interests, the Liquidator may be the Managers. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article X and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator and any officers, directors, agents and employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by fraud, intentional misconduct, or a knowing violation of the laws which was material to the cause of action.

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10.9 Forms of Liquidating Distributions. For purposes of making distributions required by Section 10.2 of this Agreement, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

ARTICLE XI. MISCELLANEOUS

11.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by regular or certified mail, postage prepaid, or by facsimile or electronic mail, if the notice is addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company: (a) If to the Company, to the address determined pursuant to Section 1.4 of this Agreement; (b) If to the Managers, to the address set forth on record with the Company; and (c) If to a Unit Holder, either to the address set forth in the Unit Holder Register or to such other address that has been provided in writing to the Company. Notices to Members shall be deemed to be effective upon the earlier of: (a) deposit postage-prepaid in the U.S. mail, addressed to the Member at the Member’s address as it appears on the Unit Holder Register, or such other address as may have been provided in writing to the Company by a Member; (b) the date shown on the return receipt if sent by registered or certified mail, return receipt requested; or (c) actual receipt.

11.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Members, and their respective heirs, representatives, successors, transferees, and assigns.

11.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Company or any Member.

11.4 Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

11.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 11.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

11.6 Incorporation By Reference. Every recital, exhibit, schedule and appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference unless this Agreement expressly provides otherwise.

11.7 Variation of Terms. All terms and variations thereof used in this Agreement shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the context may require.

11.8 Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

11.9 Waiver of Jury Trial. Each of the Members irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the business and affairs of the Company.

11.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

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11.11 Specific Performance. Each Member acknowledges and agrees that the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Members may be entitled hereunder, at law or in equity, the Company and the non-breaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically to enforce the terms and provisions of this Agreement.

11.12 No Third Party Rights. None of the provisions contained in this Agreement shall be deemed to be for the benefit of or enforceable by any third parties, including without limitation, any creditors of any Member or the Company.

11.13 Entire Agreement. This Agreement constitutes the entire agreement among the Members as to the subject matter hereof and supersedes all prior or contemporaneous understanding.

DULY ADOPTED by the Company as of January 18, 2007.

LIBERTY RENEWABLE FUELS LLC

By:	/s/ David Skjaerlund
David Skjaerlund

Its:	President

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EXHIBIT “A”

Membership List

Investor Name and Address	Total Units
Ronald M. Balzer 307 Tianna Auburn, MI 48611	46

Allegan County Renewable Energy II, LLC 1459 130th Avenue Hopkins, MI 49328	22

Allegan County Renewable Energy, LLC 115 N. Forrest St Wayland, MI 49348	42

Energy Service, LLC 8731 E. Rosebush Rd. Mt. Pleasant, MI 48858	74

Apple Investing, LLC 288 W. St. Charles Rd. Ithaca, MI 48847	60

Cullen DuBose 3792 Viceroy Okemos, MI 48805	11

Matthew Dutcher 5307 Morrice Rd Owosso, MI 48867	77

Paul R. Early 1100 Riverside Dr Owosso, MI 48867	11

Pro-Farmer Financial Group, LLC 318 W. Ottawa Lansing, MI 48933	62

Kathleen R. Fiscus 1200 Nicollet Ave #706 Minneapolis, MN 55403	14

Darryl Fowler 2242 E. McGregor St. Louis, MI 48880	42

Kenneth C. Fowler 3535 E. Stoll Rd Lansing, MI 48906	11

Robert James Guse 25609 Beefon St Cassopolis, MI 49031	70

31

Future Fuels, LLC PO Box 133 Coleman, MI 48618	72

Global Energy Impact, LLC 1213 Kilrush Dr Franklin, TN 37069	45

Heffron Farms 7724 Ashley Ave NE Belding, MI 48809	26

Robert J. Kennedy 485 Hemlock Rd Hemlock, MI 48626	25

Keith D. Kirkdorfer 67722 N. Shore Rd Edwardsburg, MI 49112	13

Lauer Farms, LLC 1731 S. Blair Rd Ithaca, MI 48847	77

Victory & Sons, LLC PO Box 3484 Torrance, CA 90510	35

Norman Mihills 60770 Patterson Hill Rd Jones, MI 49061	13

Don Miller 160 N. Escott Rd Owosso, MI 48867	77

Dennis C. Muchmore 8822 W. Lakepointe Dr. Laingsburg, MI 48848	38

Gail Peterson 2380 Reum St Niles, MI 49120	13

Thomas E. Pumford Jr. 21900 W. Brady Rd Bannister, MI 48807	25

Solomon Investment Strategies, LLC 3755 North M-52 Owosso, MI 48867	60

Sowerby Farms 10352 Wabasis Ave Greenville, MI 48838	45

Totzke Farms 6760 Totzke Rd Baroda, MI 49101	22

32

Clifford A. Vennix 418 Patricia Auburn, MI 48611	77

Ben Yantis 1440 Yantis Blvd Logansport, IN 46947	36

Total Units	1241

33

EXHIBIT “B”

MEMBER SIGNATURE PAGE

ADDENDUM TO THE

COMPANY AGREEMENT

OF LIBERTY RENEWABLE FUELS LLC

The undersigned does hereby warrant, represent, covenant and agree that: (i) the undersigned, as a condition to becoming a Member in Liberty Renewable Fuels LLC, has received a copy of the Company Agreement dated January 18, 2007, and, if applicable, all amendments and modifications thereto; (ii) the undersigned shall be subject to and comply with all terms and conditions of such Company Agreement in all respects, as if the undersigned had executed said Company Agreement on the original date thereof; and (iii) the undersigned is and shall be bound by all of the provisions of said Company Agreement from and after the date of execution of this Addendum.

Individuals:	Entities:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member

Agreed to and Accepted on Behalf of the
Company and its Members:

LIBERTY RENEWABLE FUELS LLC

By:

Its:

34

Exhibit C

LIBERTY RENEWABLE FUELS LLC

SUBSCRIPTION AGREEMENT

Limited Liability Company Membership Units

$5,000 PER UNIT

MINIMUM INVESTMENT OF 4 UNITS ($20,000)

1 UNIT INCREMENTS THEREAFTER ($5,000)

The undersigned subscriber, desiring to become a member of Liberty Renewable Fuels LLC (“Liberty”), a Delaware limited liability company, with its principal place of business at 3508 E. M-21, Corunna, Michigan 48817, hereby subscribes for the purchase of the membership interests of Liberty and agrees to pay the related purchase price, identified below.

A.	SUBSCRIBER INFORMATION. Please print your individual or entity name and address. Joint subscribers should provide their respective names. Your name and address will be recorded exactly as printed below.

1.	Subscriber’s Printed Name:

2.	Title, if applicable:

3.	Subscriber’s Address:

Street

City, State, Zip Code:

4.	Email Address:

B.	NUMBER OF UNITS PURCHASED. You must purchase at least 4 units. Your ownership interest may not exceed 20% of all our outstanding membership units. We presently have units outstanding. Therefore, the maximum number of units you may own is units if we sell the minimum offering and units if we sell the maximum.

(“Number of Units”)

C.	PURCHASE PRICE. Indicate the dollar amount of your investment (minimum investment is $20,000).

1. Total Purchase Price ($5,000.00 Per Unit multiplied by the Number in box B above.)	=	2. 1st Installment (20% of the Total Purchase Price)	+	3. 2nd Installment (80% of the Total Purchase Price)

	=		+
(“Subscription Price”)

D.	ESCROW PROCEDURES. Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Fifth Third Bank, as escrow agent under a written escrow agreement. When (1) the proceeds deposited in the escrow account equal at least $10,000,000 in subscription proceeds (exclusive of interest) and (2) we have received written debt financing commitments providing for sufficient debt financing which, combined with the subscribed for offering proceeds and funds we raised in previous private placement offerings, are equal to at least our then estimated total ethanol plant project cost, we will mail written notice to all subscribers that the payment of the remainder of the purchase price is due to be paid to the escrow agent within 15 days. The escrow agent will not release funds from the escrow account to Liberty until (1) the total subscription proceeds for fully-paid units deposited in the escrow account equals or exceeds $50,000,000 (exclusive of interest) and (2) the escrow agent receives a copy of Liberty’s written debt financing commitments. When these conditions are met (the “Escrow Release Date”), the escrow account will close and all proceeds will be distributed to Liberty.

E.	GENERAL INSTRUCTION FOR SUBSCRIBERS: You should read Liberty’s Prospectus dated (the “Prospectus”) in its entirety, including exhibits, for a complete explanation of an investment in Liberty Renewable Fuels LLC.

INSTRUCTIONS — YOU MUST FOLLOW STEPS 1 THROUGH 3 BELOW:

1.	Complete all information required in this Subscription Agreement, and date and sign the Subscription Agreement on page 5 and the Member Signature Page to our Company Agreement attached to this Subscription Agreement as Exhibit A.

2.	Immediately provide your personal (or business) check for twenty percent (20%) of the amount of your investment (as determined in Subscription Price and Number of Units purchased on page 1) made payable to “Fifth Third Bank, Escrow Agent for Liberty Renewable Fuels LLC.”

3.	If this Subscription Agreement is submitted following the Escrow Release Date, immediately provide your personal (or business) check for one hundred percent (100%) of the amount of your investment (as determined in Subscription Price and Number of Units purchased on page 1) made payable to “Liberty Renewable Fuels, LLC.”

4.	Deliver the original executed documents referenced in Item 1 of these Instructions, together with your personal or business check described in Item 2 or Item 3, as applicable, of these Instructions to the following:

1

Liberty Renewable Fuels LLC 3508 E. M-21 Corunna, Michigan 48817 Attention: David Skjaerlund

If we accept your investment, your funds will be at-risk upon the initial closing as described in the Prospectus. Liberty may, in its sole discretion, reject or accept any part or all of your subscription. If Liberty rejects your subscription, your Subscription Agreement and investment will be returned to your promptly. Liberty may not consider the acceptance or rejection of your subscription until a future date near the end of this offering.

YOU MAY DIRECT YOUR QUESTIONS TO ONE OF OUR MANAGERS LISTED BELOW AT (989) 743-1042, OR AT OUR BUSINESS ADDRESS LIBERTY RENEWABLE FUELS LLC, 3508 E. M-21, CORUNNA, MICHIGAN 48817:

NAME	POSITION
David Skjaerlund	Manager, President & Chief Executive Officer
Tom Pumford	Manager, Chief Financial Officer and Secretary
Wilson Lauer	Manager & Vice President
Dennis Muchmore	Manager & Vice President
Bob Kennedy	Manager & Vice President
Matt Dutcher	Manager & Vice President

F.	ADDITIONAL SUBSCRIBER INFORMATION. The subscriber, named above, certifies the following under the penalties of perjury:

1.	FORM OF OWNERSHIP. Check the appropriate box (one only) to indicate the form of ownership. If the subscriber is a Custodian, Corporation, Partnership or Trust, please provide the additional information requested.

☐	Individual.

☐	Joint Tenants with Right of Survivorship (Both signatures must appear on page 5).

☐	Corporation, Limited Liability Company or Partnership (Corporate Resolutions, Operating Agreement or Partnership Agreement must be enclosed).

☐	Trust.

Trustee’s Name: Trust Date:

☐	Other: Provide detailed information in the space immediately below.

2.	SUBSCRIBER’S TAXPAYER INFORMATION. Check the appropriate box if you are a non-resident alien, a U.S. citizen residing outside the United States or subject to backup withholding. Trusts should provide their taxpayer identification number. Custodians should provide the minor’s Social Security Number. All individual subscribers should provide their Social Security Number. Other entities should provide their taxpayer identification number.

☐	Check this box if you are non-resident alien.

☐	Check this box if you are U.S. citizen residing outside of the United States.

☐	Check this box if you are subject to back-up withholding.

2

Subscriber’s Social Security Number:

Joint Subscriber’s Social Security Number:

Taxpayer Identification Number:

3.	MEMBER REPORT ADDRESS. If you would like duplicate copies of member reports sent to an address that is different than the address identified in Section A on Page 1, please complete this section.

Address:

Street

City, State, Zip Code:

4.	STATE OF RESIDENCE.

State of Principal Residence:

State where driver’s license is issued:

State where resident income taxes are filed:

State(s) in which you have maintained your principal residence during the past three (3) years:

a.	b.	c.

5.	SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND COVENANTS. You must read and certify your representations and warranties and sign and date this Subscription Agreement.

By signing below the subscriber represents and warrants to Liberty that he, she or it:

a.	has received a copy of Liberty’s Prospectus and the exhibits thereto;

b.	has been informed that the units of Liberty are offered and sold in reliance upon a federal securities registration, state securities registration in certain states and securities registration exemptions in various states, and understands that the units to be issued pursuant to this Subscription Agreement can only be sold to a person meeting requirements of suitability;

c.	has been informed that the securities purchased pursuant to this Subscription Agreement have not been registered under the securities laws of any state other than as described herein and that Liberty is relying in part upon the representations of the undersigned Subscriber contained herein;

d.	has been informed that the securities subscribed for have not been approved or disapproved by any regulatory authority, nor has any regulatory authority passed upon the accuracy or adequacy of the Prospectus;

e.	intends to acquire the units for his/her/its own account without a view to public distribution or resale and that he/she/it has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person;

f.	understands that there is no present market for Liberty’s membership units, that the membership units will not trade on an exchange or automatic quotation system, that no such market is expected to develop in the future and that there are significant restrictions to the transferability of the membership units;

g.	has been encouraged to rely upon the advice of his legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units;

h.	has received a copy of the Liberty Company Agreement and understands that acceptance upon financial closing, the subscriber and the membership units subscriber purchases will be bound by the provisions of the Company Agreement which contains, among other things, provisions that restrict the transfer of membership units;

3

i.	understands that the units are subject to substantial restrictions on transfer under state securities laws along with restrictions in the Liberty Company Agreement and agrees that if the membership units or any part thereof are sold or distributed in the future, the subscriber shall only sell or distribute them pursuant to the terms of Liberty’s Company Agreement, the requirements of the Securities Act of 1933, as amended, and applicable state securities laws;

j.	is capable of bearing the economic risk of this investment, including the possible total loss of the investment;

k.	understands that Liberty will place a restrictive legend on any certificate representing any unit containing substantially the following language as the same may be amended by the Managers of Liberty in their sole discretion:

THE TRANSFERABILITY OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE STATE AND FEDERAL LAW AND THE TERMS AND CONDITIONS SET FORTH IN LIBERTY’S COMPANY AGREEMENT AS AGREED TO BY EACH MEMBER.

THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

l.	understands that to enforce the above legend, Liberty may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing any of the membership units;

m.	has knowledge and experience in business and financial matters as to be able to evaluate the merits and risks of an investment in the units, believes that the investment in units is suitable for the subscriber and can bear the economic risk of the purchase of units including the total loss of the undersigned’s investment;

n.	may not transfer or assign this Subscription Agreement, or any of the subscriber’s interest herein;

o.	has written his, her, or its correct taxpayer identification number under Item 3 on this Subscription Agreement; and

p.	is not subject to back-up withholding either because he, she or it has not been notified by the Internal Revenue Services (“IRS”) that he, she or it is subject to back-up withholding as a result of a failure to report all interest or dividends, or the IRS has notified him, her or it that he, she or it is no longer subject to back-up withholding (Note this clause (p) should be crossed out if the back-up withholding box in Item 2 is checked.

6.	TENNESSEE RESIDENTS ONLY. Check the appropriate box (one only) to indicate the your qualification to purchase in this offering:

☐	Net worth exclusive of your home, home furnishings and automobiles of at least $250,000 and gross income during the last tax year of at least $65,000 with an expectation of at least $65,000 in gross income during the current tax year; or

☐	Net worth exclusive of your home, home furnishings and automobiles of at least $500,000

[Remainder of page intentionally left blank]

4

SIGNATURE OF SUBSCRIBER/JOINT SUBSCRIBER:

DATE:

INDIVIDUALS:	ENTITIES:

Name of Individual Subscriber (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title

Name of Joint Individual Subscriber (Please Print)	Signature of Officer

Signature of Joint Individual

ACCEPTANCE OF SUBSCRIPTION BY LIBERTY RENEWABLE FUELS LLC:

Liberty Renewable Fuels LLC hereby accepts the subscription for the above Units.

Dated this day of , 200 .

LIBERTY RENEWABLE FUELS LLC

By:

Its:

5

EXHIBIT A

MEMBER SIGNATURE PAGE

ADDENDA TO THE COMPANY AGREEMENT OF LIBERTY RENEWABLE FUELS LLC

The undersigned does hereby represent and warrant that the undersigned, as a condition to becoming a Member in Liberty Renewable Fuels LLC, has received a copy of the Company Agreement, and, if applicable, all amendments and modifications thereto, and does hereby agree that the undersigned, along with the other parties to the Company Agreement, shall be subject to and comply with all terms and conditions of said Company Agreement in all respects as if the undersigned had executed said Company Agreement on the original date thereof and that the undersigned is and shall be bound by all of the provisions of said Company Agreement from and after the date of execution hereof.

DATE:

INDIVIDUALS:	ENTITIES:

Name of Individual Subscriber (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title

Name of Joint Individual Subscriber (Please Print)	Signature of Officer

Signature of Joint Individual

AGREED AND ACCEPTED ON BEHALF OF THE COMPANY AND ITS MEMBERS:

LIBERTY RENEWABLE FUELS LLC

By:

Its:

6

MINIMUM 10,000 UNITS

MAXIMUM 20,000 UNITS

PROSPECTUS

June 7, 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Through and including September 5, 2007 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.